UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Lazard Ltd

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2012

Notice of Annual

General Meeting

and Proxy Statement

March 19, 2012

Dear Shareholder:

You are cordially invited to attend the 2012 Annual General Meeting of Shareholders of Lazard Ltd and any adjournment or postponement of the meeting. We will hold the meeting on Tuesday, April 24, 2012, at 4:30 p.m. Eastern Daylight Time (5:30 p.m. Bermuda time), in the Tucker’s Point Hotel, 60 Tucker’s Point Drive, Harrington Sound, Bermuda.

Enclosed you will find a notice setting forth the business expected to come before the meeting, the Proxy Statement, a form of proxy and a copy of our 2011 Annual Report.

Your vote is very important to us. Your shares should be represented and voted, regardless of whether you plan to attend the meeting in person.

Sincerely,

Kenneth M. Jacobs

Chairman and Chief Executive Officer

Lazard Ltd

Clarendon House

2 Church Street

Hamilton, HM11, Bermuda

Lazard Ltd

Notice of 2012 Annual General Meeting

of Shareholders and Proxy Statement

Date:	Tuesday, April 24, 2012
Time:	4:30 p.m. Eastern Daylight Time (5:30 p.m. Bermuda time)
Place:	Tucker’s Point Hotel
60 Tucker’s Point Drive Harrington Sound, Bermuda

Matters to be voted on:

1.	Election of four directors to our Board of Directors for a three-year term expiring at the conclusion of the Company’s annual general meeting in 2015;

2.	Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012 and authorization of the Company’s Board of Directors, acting by the Company’s Audit Committee, to set their remuneration;

3.	Consideration of a non-binding advisory vote regarding executive compensation; and

4.	Any other matters that may properly be brought before the meeting or any adjournment or postponement thereof.

This notice and proxy statement describes the matters being voted on and contains certain other information. In this material, the terms “we”, “our”, “us”, the “firm”, “Lazard” or the “Company” refer to Lazard Ltd and its subsidiaries, including Lazard Group LLC, a Delaware limited liability company (“Lazard Group”), which is the current holding company for our businesses.

Only shareholders of record at the close of business on March 2, 2012 may vote in person or by proxy at the annual general meeting or any adjournment or postponement thereof. You will need proof of ownership of our Class A common stock to enter the meeting. This proxy solicitation material is being mailed to shareholders on or about March 20, 2012 with a copy of Lazard’s 2011 Annual Report, which includes financial statements for the period ended December 31, 2011 and the related independent auditor’s report. Copies of Lazard’s 2011 Annual Report will also be made available at the meeting.

Your vote is important. You may cast your vote by mail, telephone or over the Internet by following the instructions on your proxy card.

By order of the Board of Directors,

Scott D. Hoffman

Secretary

March 19, 2012

Proxy Statement

General Information

Who Can Vote

Holders of our Class A and Class B common stock, as recorded in our share register at the close of business on March 2, 2012, the record date, may vote at the meeting and any adjournment or postponement thereof. As of March 5, 2012, there were 127,134,347 shares of Class A common stock outstanding (not including shares held by a subsidiary) and one share of Class B common stock outstanding.

On each matter to be voted upon, the Class A common stock and Class B common stock will vote together as a single class. As of the record date, each holder of Class A common stock is entitled to one vote per share and LAZ-MD Holdings LLC (“LAZ-MD Holdings”), as the holder of the share of Class B common stock, is entitled to 6,671,583 votes in respect of such share, or 5.2% of the voting power of our Company. With respect to matters raised at the 2012 annual general meeting, the members of LAZ-MD Holdings who are party to the LAZ-MD Holdings stockholders’ agreement may individually direct LAZ-MD Holdings how to vote their proportionate interest in Lazard Ltd’s Class B common stock. Prior to the meeting, LAZ-MD Holdings will hold a separate, preliminary vote of such members on the matters to be voted on at the meeting. For a more detailed description of the LAZ-MD Holdings stockholders’ agreement, see “Certain Relationships and Related Transactions—LAZ-MD Holdings Stockholders’ Agreement—Voting Rights.”

Voting Your Proxy

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. Most shareholders have a choice of proxy voting by using a toll free telephone number, voting through the Internet or, if they received their proxy materials by regular mail, completing the proxy card and mailing it in the postage-paid envelope provided. If you received your materials by regular mail, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Executors, administrators, trustees, guardians, attorneys and other representatives voting on behalf of a shareholder should indicate the capacity in which they are signing, and corporations should vote by an authorized officer whose title should be indicated.

How Proxies Work

Lazard’s Board of Directors (the “Board”) is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting, or at any adjournment or postponement thereof, in the manner you direct. You may vote for all, some or none of our director nominees. You may also vote for or against the other proposals or abstain from voting. If you sign and return a proxy card or otherwise vote by telephone or the Internet but do not specify how to vote, we will vote your shares: FOR each of our director nominees; FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012; and FOR a non-binding advisory vote regarding executive compensation as disclosed in this proxy statement. The enclosed proxy also confers discretionary authority with respect to amendments or variations to the matters identified in the Notice of 2012 Annual General Meeting and with respect to other matters that may be properly brought before the annual general meeting and any adjournment or postponement thereof.

As of the date of this proxy statement, we do not know of any other business that will be presented at the meeting. If other business shall properly come before the meeting, including any proposal submitted by a shareholder that was omitted from this proxy statement in accordance with applicable federal securities laws, the persons named in the proxy will vote according to their best judgment.

Revoking Your Proxy

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting or by sending written notification addressed to:

Lazard Ltd

30 Rockefeller Plaza

New York, New York 10020

Attn: Scott D. Hoffman

Secretary

Mere attendance at the meeting will not revoke a proxy that was previously submitted to us.

Quorum and Conduct of Meeting

In order to carry on the business of the meeting, we must have a quorum. This means that at least two shareholders must be present at the meeting, either in person or by proxy, and those shareholders must generally hold shares representing more than 50% of the votes that may be cast by all shareholders having the right to attend and vote at the meeting. The chairman of the annual general meeting has broad authority to conduct the annual general meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, the chairman has broad discretion to establish reasonable rules for discussion, comments and questions during the meeting. The chairman also is entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all participants.

Attendance at the Annual General Meeting

Only shareholders, their proxy holders and our guests may attend the meeting. Space is limited and admission to the meeting will be on a first-come, first-served basis. Verification of ownership will be requested at the admissions desk. If you are a holder of record and plan to attend the annual general meeting, please indicate this when you vote. When you arrive at the annual general meeting, you will be asked to present photo identification, such as a driver’s license. If your shares are held in the name of your broker, bank or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 2, 2012, the record date for voting. If you want to vote your Class A common stock held in street name in person, you must get a written proxy in your name from the broker, bank or other nominee that holds your shares. If you wish to obtain directions to attend the meeting in person, you may send an e-mail to: investorrelations@lazard.com or call (212) 632-6637.

Information About Our Annual General Meeting and Solicitation of Proxies

Votes Needed

Directors are elected by a plurality of the votes cast. “Plurality” means that the individuals who receive the largest number of votes cast FOR are elected as directors up to the maximum number of directors to be chosen at the meeting. Votes withheld from any director nominee will not be counted in such nominee’s favor. With respect to all other matters to be acted on at the meeting, including the ratification of the appointment of our independent auditors and a non-binding advisory vote regarding executive compensation as disclosed in this proxy statement, the affirmative vote of a majority of the combined voting power of all of the shares of our common stock present or represented and entitled to vote at the meeting is required.

Under our Bye-laws, and as permitted by Bermuda law, we treat abstentions as present and entitled to vote for purposes of determining a quorum, and, in accordance with our Bye-laws, they would be counted in the calculation for determining whether any proposal received a majority vote at the meeting. With regard to “broker non-votes,” we treat such shares as not being present. A “broker non-vote” is a proxy submitted by a broker in which the broker fails to vote on behalf of a client on a particular matter for lack of instruction when such instruction is required by the rules of the New York Stock Exchange (“NYSE”). Brokers may no longer use discretionary authority to vote “broker non-votes” on matters that are not considered “routine.” The vote in connection with the ratification of the appointment of our independent registered public accounting firm (Item 2) is considered “routine”. The vote in connection with the election of directors (Item 1) and the non-binding advisory vote regarding executive compensation as disclosed in this proxy statement (Item 3) are not considered routine matters.

Important Notice Regarding the Availability of Proxy Materials for the

Annual General Meeting of Shareholders to Be Held on April 24, 2012

This proxy statement and the 2011 Annual Report can be viewed on our website at www.lazard.com/investorrelations/sec-filings.aspx. Most shareholders may elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a shareholder of record, you may choose this option by following the instructions provided when you vote over the Internet. If you hold your Class A common stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view our future proxy statements and annual reports over the Internet.

Board Recommendation

The Board of Directors recommends that you vote FOR each of our director nominees; FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012; and FOR a non-binding advisory vote regarding executive compensation as disclosed in this proxy statement.

Cost of this Proxy Solicitation

We pay the expenses of preparing the proxy materials and soliciting this proxy. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions. In addition to this mailing, proxies may be solicited personally, electronically or by telephone by our directors, officers, other employees or our agents. If any of our directors, officers and other employees assist in soliciting proxies, they will not receive additional compensation for those services.

Multiple Shareholders Sharing Same Address

If you and other residents at your mailing address with the same last name own shares of Class A common stock through a bank or broker, your bank or broker may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which the members of your household hold stock through that bank or broker. This practice of sending only one copy of proxy materials to holders residing at a single address is known as “householding”, and was authorized by the Securities and Exchange Commission (“SEC”) to allow multiple investors residing at the same address the convenience of receiving a single copy of annual reports, proxy statements and other disclosure documents if they consent to do so. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If you did not receive a householding notice from your bank or broker, you can request householding by contacting that entity. You may revoke your consent to householding at any time by calling 1-800-542-1061.

If you wish to receive a separate paper copy of this proxy statement or the 2011 Annual Report, you may send an e-mail to: investorrelations@lazard.com or write to:

Lazard Ltd

30 Rockefeller Plaza

New York, New York 10020

Attn: Investor Relations

ITEM 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Members of each class serve for a three-year term. Shareholders elect one class of directors at each annual general meeting. At this annual general meeting, shareholders will vote on the election of the four nominees described below for a term ending at the 2015 annual general meeting.

The following section contains information provided by the nominees and continuing directors about their principal occupation, business experience and other matters. Each of the nominees is a current director of Lazard. Each nominee has indicated to us that he or she will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy may be voted for another person nominated by the Board.

The Board of Directors recommends a vote FOR the election of each nominee listed below.

Nominees for Election as Directors

For a Three-Year Term Expiring in 2015

Ashish Bhutani, age 51, has served as a director of Lazard Ltd and Lazard Group since March 2010. Mr. Bhutani is a Vice Chairman and a Managing Director of Lazard and has been the Chief Executive Officer of Lazard Asset Management (“LAM”) since March 2004. Mr. Bhutani previously served as Head of New Products and Strategic Planning from June 2003 to March 2004. Prior to joining Lazard, he was Co-Chief Executive Officer North America of Dresdner Kleinwort Wasserstein from 2001 to the end of 2002, and was a member of its Global Corporate and Markets Board, and a member of its Global Executive Committee. Mr. Bhutani worked at Wasserstein Perella Group (the predecessor to Dresdner Kleinwort Wasserstein) from 1989 to 2001, serving as Deputy Chairman of Wasserstein Perella Group and Chief Executive Officer of Wasserstein Perella Securities from 1994 to 2001. Mr. Bhutani began his career at Salomon Brothers in 1985, where he was a Vice President in Fixed Income. Mr. Bhutani is a member of the Board of Directors of four registered investment companies, which are part of the Lazard fund complex. Mr. Bhutani was selected to be a director of the Company because of his extensive background, experience and knowledge of the asset management industry, his role within the firm as Chief Executive Officer of LAM and Mr. Jacobs’ and the Board’s desire that Mr. Bhutani become a regular contributor to the Board’s deliberations.

Steven J. Heyer, age 59, has served as a director of Lazard Ltd and Lazard Group since June 2005 and was appointed Lead Director in November 2009. Mr. Heyer is currently the founder and Chief Executive Officer of Avra Kehdabra LLC, a feature animation company, Chairman of Next 3D, a software company, and an investor in and Vice Chairman of Vitrue, a social networking company. From February 2010 until March 2011, Mr. Heyer served as Chairman and CEO of Harry & David Holdings, Inc., a company that was in financial distress at the time of his appointment and that filed for bankruptcy protection in March 2011. Mr. Heyer resigned as CEO prior to the company’s bankruptcy filing but remained as Chairman to provide guidance and leadership through the bankruptcy proceedings. The company emerged from bankruptcy in September 2011, and Mr. Heyer resigned as Chairman at that time. Mr. Heyer was the Chief Executive Officer of Starwood Hotels & Resorts Worldwide from October 2004 until April 2007. Prior to joining Starwood, he was President and Chief Operating Officer of The Coca-Cola Company from 2002 to September 2004. From 1994 to 2001 he was President and Chief Operating Officer of Turner Broadcasting System, Inc., and a member of AOL Time Warner’s Operating Committee. Previously, Mr. Heyer was President and Chief Operating Officer of Young & Rubicam Advertising Worldwide, and before that spent 15 years at Booz Allen & Hamilton, ultimately becoming Senior Vice President and Managing Partner. He is a member of the Board of Directors of Omnicare, Inc. and the National Collegiate Athletic Association. Mr. Heyer has ownership positions in a portfolio of private companies and is a member of many of their boards of directors. Mr. Heyer is the Chairman of the Compensation Committee and a member of the Audit Committee and the Nominating & Governance Committee of our Board of Directors. Mr. Heyer was selected to be a director of the Company because of the depth of his analytical skills, which he has applied in a variety of leadership positions across diverse industry groups, including broadcast media, consumer products, and hotel and leisure companies.

Sylvia Jay, CBE, age 65, has served as a director of Lazard Ltd and Lazard Group since March 2006. Lady Jay is Chairman of L’Oreal UK, a position she has held since June 2011. From September 2005 until June 2011 she was Vice Chairman of L’Oreal UK. From January 2001 to August 2005, she was the Director General of the Food & Drink Federation, a UK trade body. Lady Jay joined the United Kingdom Civil Service in 1971. Her civil service career, until she resigned in 1995, mainly concerned government financial aid to developing countries, including being a non-executive director of the Gibraltar Ship Repair Company. She also worked in the Civil Service Selection Board to recruit fast stream administrators and diplomats; the French Ministere de la Cooperation; the French Trésor and was one of a small international team which set up the European Bank for Reconstruction and Development. Lady Jay is a member of the Board of Directors of Saint-Gobain and Alcatel-Lucent, and was Chairman of Food from Britain from 2005 until 2009. Lady Jay is a member of the Compensation Committee and the Nominating & Governance Committee of our Board of Directors. Lady Jay was selected to be a director of the Company because of her extensive background and experience in government service and the Board’s desire to add geographical diversity that reflects the Company’s client base in Europe.

Vernon E. Jordan, Jr., age 76, has served as a director of Lazard Ltd and Lazard Group since May 2005. Mr. Jordan has served as a Senior Managing Director of Lazard Frères & Co. LLC since January 2000. Mr. Jordan has been Senior Counsel at Akin Gump Strauss Hauer & Feld LLP since January 2000, where he served as Senior Executive Partner from January 1982 to December 1999. Prior to that, Mr. Jordan served as President and Chief Executive Officer of the National Urban League, Inc. from January 1972 to December 1981. Mr. Jordan currently serves on the Board of Directors of Asbury Automotive Group, Inc.; as a senior advisor to the Board of Directors of American Express Company and Xerox Corporation; as a trustee to Howard University and DePauw University; and on the International Advisory Board of Barrick Gold. Mr. Jordan had previously served on the Board of Directors of Xerox Corporation until May 2009; the American Express Company until May 2008; J.C. Penney Company until August 2007; and Sara Lee Corporation until May 2005. Mr. Jordan was selected to be a director of the Company because of his extensive background and expertise in legal and corporate matters, his knowledge of corporate governance and his experience as a board member of numerous public companies.

Directors Continuing in Office

(Term Expiring in 2013)

Laurent Mignon, age 48, has served as a director of Lazard Ltd and Lazard Group since July 2010. Mr. Mignon has served as Chief Executive Officer of Natixis (the successor to IXIS Corporate & Investment Bank) since May 2010. From September 2007 to May 2010, he was General Partner of Oddo & Cie, a private French investment bank. Prior to joining Oddo & Cie, Mr. Mignon was the Chief Executive Officer of AGF France. He joined AGF France in 1997 as Chief Financial Officer and was nominated to be a member of the Executive Committee in 1998. Prior to joining the AGF Group, Mr. Mignon held a variety of positions in banking over a ten-year period, ranging from trading to investment banking. Mr. Mignon is a member of the Board of Directors of Sequana, and a member of the Board of Directors and of the Audit Committee of Arkema. Mr. Mignon was selected to be a director of the Company pursuant to an agreement that Lazard entered into with Natixis at the time of Lazard Ltd’s equity public offering in 2005. See “Agreement with Natixis.”

Gary W. Parr, age 55, has served as a director of Lazard Ltd and Lazard Group since March 2010. Mr. Parr is a Vice Chairman and a Managing Director of Lazard, having previously served as Deputy Chairman of Lazard from April 2003 until November 2009. For 30 years, he has focused on providing strategic advice to financial institutions worldwide. Prior to joining Lazard, Mr. Parr was with Morgan Stanley, serving in numerous capacities including Vice Chairman of Institutional Securities and Investment Banking, Chairman and Head of the Global Financial Institutions Group and Co-Head of the Global Mergers and Acquisitions Department. Prior to joining Morgan Stanley, Mr. Parr was with a group from The First Boston Corporation that formed Wasserstein Perella & Co., where he rose to become Co-President. Mr. Parr serves as the Chairman of the Board of Directors of the New York Philharmonic and the Parr Center for Ethics at the University of North Carolina. Mr. Parr was selected to be a director of the Company because of his extensive background, experience and knowledge of the financial services industry, his reputation among clients and Mr. Jacobs’ and the Board of Directors’ desire that Mr. Parr become a regular contributor to the Board of Directors’ deliberations.

Hal S. Scott, age 68, has served as a director of Lazard Ltd and Lazard Group since March 2006. Professor Scott is the Nomura Professor and Director of the Program on International Financial Systems at Harvard Law School, where he has taught since 1975. Before joining Harvard he served as a Law Clerk for the Hon. Justice Byron R. White, U.S. Supreme Court, from 1973 to 1974, and as an Assistant Professor of Law, University of California at Berkeley from 1974 to 1975. Professor Scott has published numerous books and articles on finance, international trade and securities laws. He is the President of the Committee on Capital Markets Regulation, Inc. and a member of the Senior Advisory Board of Oliver Wyman. Professor Scott is a past President of the International Academy of Consumer and Commercial Law and a past Governor of the American Stock Exchange (2002-2005). Professor Scott is the Chairman of the Nominating & Governance Committee and a member of the Audit Committee of our Board of Directors. Professor Scott was selected to be a director of the Company because of his impressive academic background and expertise in public policy and global financial market regulation as it affects the financial services industry.

Directors Continuing in Office

(Term Expiring in 2014)

Kenneth M. Jacobs, age 53, has served as Chairman of the Board of Directors and Chief Executive Officer of Lazard Ltd and Lazard Group since November 2009. Mr. Jacobs has served as a Managing Director of Lazard since 1991 and had been a Deputy Chairman of Lazard from January 2002 until November 2009. Mr. Jacobs also served as Chief Executive Officer of Lazard North America from January 2002 until November 2009. Mr. Jacobs initially joined Lazard in 1988. Mr. Jacobs is a member of the Board of Trustees of the University of Chicago and the Brookings Institution. Mr. Jacobs was selected to be the Chairman and Chief Executive Officer of Lazard because of his vision, intellect and dynamism, his proven track record of creativity in building new businesses, as well as his skills as a trusted advisor, collaborator and team leader.

Philip A. Laskawy, age 70, has served as a director of Lazard Ltd and Lazard Group since July 2008. Mr. Laskawy served as Chairman and Chief Executive Officer of Ernst & Young from 1994 until his retirement in 2001, after 40 years of service with the professional services firm. Mr. Laskawy served as Chairman of the International Accounting Standards Board from 2006 to 2007, and as a member of the 1999 Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees. Mr. Laskawy has served as Chairman of Fannie Mae since September 2008 and is also a member of the board of directors of General Motors Corp., Capgemini, Loews Corp. and Henry Schein, Inc. Mr. Laskawy had previously served on the boards of directors of Discover Financial Services until September 2008 and The Progressive Corporation until December 2007. Mr. Laskawy is the Chairman of the Audit Committee of our Board of Directors. Mr. Laskawy was selected to be a director of the Company because of his expertise in the areas of auditing and accounting, his qualifications as an “audit committee financial expert” and the unique perspective he brings as a former chief executive of one of the “big four” accounting firms.

Michael J. Turner, CBE, age 63, has served as a director of Lazard Ltd and Lazard Group since March 2006. In November 2008, Mr. Turner was appointed the non-executive Chairman of Babcock International Group PLC. Mr. Turner was the Chief Executive Officer of BAE Systems plc from March 2002 until August 2008. Mr. Turner joined BAE Systems in 1966 and held a number of commercial, marketing and general management positions, including Chief Operating Officer from 1999 to March 2002. Mr. Turner is Senior Independent Director of GKN PLC. Mr. Turner is a member of the Compensation Committee and the Nominating & Governance Committee of our Board of Directors. Mr. Turner was selected to be a director of the Company because of his extensive background, experience and leadership as a former chief executive in the aerospace and defense industry and the Board of Directors’ desire to add geographical diversity to its membership that reflects the Company’s client base in Europe.

Information Regarding the Board of Directors and Corporate Governance

Lazard is governed by a Board of Directors and various committees of the Board that meet throughout the year. Our Board has established three standing committees: the Audit Committee, the Nominating & Governance Committee and the Compensation Committee. Each of the standing committees has adopted and operates under a written charter, all of which are available on our website at http://www.lazard.com/InvestorRelations/Corporate_Governance.aspx. Other corporate governance documents also are available on our website, including our Corporate Governance Guidelines and our Code of Business Conduct and Ethics. A copy of each of these documents is available to any shareholder upon request.

There were six meetings of the Board of Directors in 2011. The non-executive directors of the Board met in executive session four times in 2011. Each meeting of non-executive directors was presided over by Steven J. Heyer, the Company’s Lead Director.

Chairman and Chief Executive Officer

Mr. Kenneth M. Jacobs has served as Chairman of the Board of Directors and Chief Executive Officer (“CEO”) of the Company since November 16, 2009. The Board unanimously selected Mr. Jacobs to serve as Chairman and CEO after a careful and thorough selection process. As part of the selection process, the Board carefully considered a variety of governance arrangements, including the separation of the roles of Chairman and CEO.

The Board believes that the Company and its shareholders are best served by maintaining the flexibility to have either the same individual serve as Chairman and CEO or to separate those positions based on what is in the best interests of the Company and its shareholders at a given point in time. The Board believes that the members of the Board possess considerable experience, breadth of skills and unique knowledge of the challenges and the opportunities the Company faces and that it is best positioned to identify the person who has the skill and commitment to be an effective Chairman.

At the present time, the Board, in its business judgment, determined that the most effective leadership structure for the Company is for Mr. Jacobs to serve as both Chairman and CEO. In making its decision, the Board considered, among other things, the composition of the Board, the role of the Lead Director, the Company’s strong governance practices, the CEO’s working relationship with the Board and the challenges facing Lazard. Mr. Jacobs’ combined role as Chairman and CEO promotes unified leadership, vision and direction for the Board and the Company, and it allows for a single clear focus for the chain of command to execute the Company’s goals, strategies, objectives and business plans.

The Board believes there is no single best organizational model that is the most effective in all circumstances, and the Board retains the authority to separate the positions of Chairman and CEO if it deems it appropriate in the future.

Lead Director

Steven J. Heyer was appointed as the Lead Director for the Board, effective November 14, 2009. Mr. Heyer is a strong, independent and active Lead Director with clearly defined leadership authority and responsibilities. The responsibilities and duties of the Lead Director include the following:

•

presiding at meetings of the Board in the absence of the Chairman, including the executive sessions of the non-management members of the Board, and providing feedback to the CEO, other senior executives and key managing directors, as appropriate, from such executive sessions of the non-management directors;

•

for the purpose of facilitating timely communication, serving as a liaison between (1) the non-management directors (including committee chairpersons) and (2) the CEO, other senior executives and, in consultation with the CEO, key managing directors regarding significant matters (without impeding or replacing direct communication between the CEO and other directors or between or among other directors);

•

with input from the other non-management directors, (1) reviewing Board meeting schedules and the agendas for such meetings with the CEO and (2) calling meetings of the non-management directors and setting the agendas in connection with such meetings;

•	reviewing information to be sent to the Board in advance of Board meetings;

•	together with the Board, providing oversight and advice to the CEO regarding corporate strategy, direction and implementation of initiatives;

•	in consultation with the CEO, identifying and supporting talent within the Company;

•	being available for consultation or direct communication with significant shareholders;

•	together with the Compensation Committee, conducting periodic performance appraisals of the CEO;

•	coordinating the activities of the chairpersons of Board committees; and

•	performing such other duties as the Board may from time to time delegate to the Lead Director.

In addition to his role as Lead Director, Mr. Heyer serves as the chairman of the Compensation Committee and is a member of the Audit Committee and the Nominating & Governance Committee.

The Board believes Mr. Jacobs serving as Chairman and CEO and Mr. Heyer serving as a separate Lead Director provides the best form of leadership for the Company at the present time and offers an appropriate balance between the roles and provides a satisfactory counterbalance to the combined role of Chairman and CEO.

Risk Oversight

Management within each of Lazard’s operating locations is principally responsible for managing the risks within its respective business on a day-to-day basis. The Board, working together with the Audit Committee, undertakes a comprehensive review of the Company’s risk profile and risk management strategies at regular intervals. Members of the Company’s finance team, led by the Chief Financial Officer, review with the Audit Committee the categories of risk the Company faces, including any risk concentrations, risk interrelationships and financial risk exposures, as well as the likelihood of occurrence, the potential impact of those risks and the steps management has taken to monitor, mitigate and control such exposures. Special presentations on risk are made to the full Board at least annually. Updates on risks deemed material to the Company are reviewed at each regular meeting of the Audit Committee and reported to the full Board. In addition, the Compensation Committee reviews compensation programs for consistency and alignment with Lazard’s strategic goals, and in connection therewith reviews Lazard’s compensation practices to assess the risk that they will have a material adverse effect on the Company.

Audit Committee

Philip A. Laskawy (Chair), Steven J. Heyer and Hal S. Scott

The Audit Committee met five times in 2011. The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to:

•	monitoring the integrity of our financial statements;

•	assessing the qualifications, independence and performance of our independent auditors;

•	evaluating the performance of our internal audit function;

•	reviewing the Company’s major financial risk exposures and the steps taken to monitor and control such exposures; and

•	ensuring compliance by us with certain legal and regulatory requirements.

A detailed list of the Audit Committee’s functions is included in its charter, which is available on our website at http://www.lazard.com/Investorrelations/Audit_Committee_Charter.aspx.

The Audit Committee also selects and oversees Lazard’s independent auditors, and pre-approves all services to be performed by the independent auditors pursuant to the Audit Committee pre-approval policy. All members of the Audit Committee are independent as required by Lazard and the listing standards of the NYSE. All members of the Audit Committee are financially literate, as determined by the Board of Directors. The Board of Directors has determined that Mr. Laskawy has the requisite qualifications to satisfy the SEC definition of “audit committee financial expert” and that Mr. Laskawy’s simultaneous service on the audit committees of four public companies, in addition to our Audit Committee, does not impair his ability to effectively serve on our Audit Committee.

Compensation Committee

Steven J. Heyer (Chair), Sylvia Jay and Michael J. Turner

The Compensation Committee met ten times in 2011. The Compensation Committee assists the Board of Directors by overseeing our compensation plans, policies and programs and has full authority to:

•	determine and approve the compensation of our Chief Executive Officer;

•	review and approve the recommendations of the Chief Executive Officer with respect to compensation of our other executive officers;

•	receive reports on our compensation programs as they affect all managing directors and employees; and

•	administer the 2005 Equity Incentive Plan, the 2005 Bonus Plan and the 2008 Incentive Compensation Plan.

A detailed list of the Compensation Committee’s functions is included in its charter, which is available on our website at http://www.lazard.com/Investorrelations/Comp_Comm_Charter.aspx. All members of the Compensation Committee are independent as required by Lazard and the listing standards of the NYSE.

From time to time the Compensation Committee has established special equity award pools pursuant to the 2005 Equity Incentive Plan and the 2008 Incentive Compensation Plan for the express purpose of granting awards to new hires and, under certain circumstances, retention awards to key employees (other than the named executive officers in the Summary Compensation Table). The Compensation Committee granted to our Chief Executive Officer (or his designee) authority to determine the amount, terms and conditions of all awards made from these pools and required that the Compensation Committee be updated on all such awards at its next scheduled meeting.

The Compensation Committee directly engaged Hay Group, Inc., a global independent compensation consulting firm, to assist it with various compensation analyses, as well as to provide consulting on executive compensation practices and determinations, including information on equity-based award design. The chairman of the Nominating & Governance Committee, at the invitation of the Compensation Committee, participates in year-end discussions concerning the compensation of our Chief Executive Officer. From time to time, Kenneth M. Jacobs, our Chief Executive Officer, will attend meetings of the Compensation Committee and express his views on the Company’s overall compensation philosophy. Following year-end, Mr. Jacobs makes recommendations to the Compensation Committee as to the total compensation package (salary, bonus and equity-based awards) to be paid to each of the other named executive officers in the Summary Compensation Table. Alexander F. Stern, our Chief Operating Officer, serves as management’s main liaison with the Compensation Committee and assists the chairman of the Compensation Committee in setting the annual agenda and gathering the requested supporting material for each Compensation Committee meeting. Scott D. Hoffman, our General Counsel, serves as secretary to the Compensation Committee.

Nominating & Governance Committee

Hal S. Scott (Chair), Steven J. Heyer, Sylvia Jay and Michael J. Turner

The Nominating & Governance Committee met four times in 2011. The Nominating & Governance Committee assists our Board of Directors in promoting sound corporate governance principles and practices by:

•	identifying individuals qualified to become Board members, consistent with criteria approved by the Board;

•	recommending to the Board the director nominees for the next annual general meeting of shareholders;

•	reviewing and reassessing the adequacy of the Corporate Governance Guidelines;

•	leading the Board in an annual review of its own performance; and

•	recommending to the Board director nominees for each committee of the Board.

A detailed list of the Nominating & Governance Committee’s functions is included in its charter, which is available on our website at http://www.lazard.com/Investorrelations/Nom_Gov_Comm_Charter.aspx.

The Nominating & Governance Committee also is responsible for recommending to the Board of Directors standards regarding the independence of outside directors and reviewing such standards on a regular basis to confirm that such standards remain consistent with sound corporate governance practices and with any legal, regulatory or NYSE requirements. All members of the Nominating & Governance Committee are independent as required by Lazard and the listing standards of the NYSE.

Attendance

The average attendance by directors at meetings of the Board and its committees was approximately 94% in 2011. The Board met six times in 2011 and all current directors attended at least 75% of the meetings of the Board and committees on which they served, except Mr. Mignon. In 2011, nine of our ten directors then in office attended the annual general meeting of shareholders.

Codes of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that is applicable to all directors, managing directors, officers and employees of Lazard and its subsidiaries and affiliates. We have also adopted a Supplement to the Code of Business Conduct and Ethics for certain other senior officers, including our Chief Executive Officer, Chief Financial Officer and principal accounting officer. Each of these codes is available on our website at http://www.lazard.com/Investorrelations/CodeandEthics.aspx. A print copy of each of these documents is available to any shareholder upon request. We intend to disclose amendments to, or waivers from, the Code of Business Conduct and Ethics, if any, on our website.

Communications with the Board

Anyone who wishes to send a communication to our non-executive directors as a group may do so by mail at the address listed below, and by marking the envelope, Attn: Non-Executive Directors of the Lazard Ltd Board of Directors.

Lazard Ltd

30 Rockefeller Plaza

New York, NY 10020

The Lazard Ltd Board of Directors

c/o the General Counsel

These procedures are also posted on our website at http://www.lazard.com/Investorrelations/Comm_NonMgmt_Dir.aspx.

Policy on Director Qualifications and Nomination Process

The Board’s Nominating & Governance Committee is responsible for evaluating and recommending to the Board proposed nominees for election to the Board of Directors. As part of its process, the Nominating & Governance Committee will consider director candidates recommended for consideration by members of the Board, by management and by shareholders. It is the policy of the Nominating & Governance Committee to consider candidates recommended by shareholders in the same manner as other candidates. Candidates for the Board of Directors must be experienced, dedicated and meet the highest standards of ethics and integrity. All directors represent the interests of all shareholders, not just the interests of any particular shareholder, shareholder group or other constituency. The Nominating & Governance Committee periodically reviews with the Board the requisite skills and characteristics for new directors, taking into account the needs of Lazard and the composition of the Board as a whole. A majority of our directors must satisfy the independence requirements of both Lazard and the NYSE. Likewise, each member of the Audit Committee must be financially literate and at least one member must possess the requisite qualifications to satisfy the SEC definition of “audit committee financial expert”. Once a candidate is identified, the Nominating & Governance Committee will consider the candidate’s mix of skills and experience with businesses and other organizations of comparable size, as well as his or her reputation, background and time availability (in light of anticipated needs). The Nominating & Governance Committee also will consider the interplay of the candidate’s experience with the experience of other Board members, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board and any other factors it deems appropriate, including, among other things, diversity. The Nominating & Governance Committee views diversity broadly, encompassing differing viewpoints, professional experience, industry background, education, geographical orientation and particular skill sets, as well as race and gender. Shareholders wishing to recommend to the Nominating & Governance Committee a candidate for director at our 2013 Annual General Meeting of Shareholders may do so by submitting in writing such candidate’s name, in compliance with the procedures of our Bye-laws, and along with the other information required by our Bye-laws, to the Secretary of our Board of Directors at: Lazard Ltd, Office of the Secretary, 30 Rockefeller Plaza, 62nd Floor, New York, New York 10020 between December 25, 2012 and January 24, 2013.

Agreements with Natixis

As of March 5, 2012, Natixis (the successor to IXIS Corporate & Investment Bank) held 6,999,800 shares of our Class A common stock, of which 2,000,000 shares of our Class A common stock were acquired in our recapitalization transactions in May 2005 and 4,999,800 shares were acquired in May 2008 upon the settlement of the purchase contracts related to $150 million of Lazard’s equity security units (which equity security units were also acquired in our recapitalization transactions in May 2005). In connection with this investment by Natixis in May 2005, we agreed to nominate one person designated by Natixis to our Board of Directors until such time as (1) the shares of our common stock then owned by Natixis, plus (2) the shares of our common stock issuable under the terms of any exchangeable securities issued by us then owned by Natixis, constitute less than 50% of the sum of (a) the shares of our common stock initially purchased by Natixis, plus (b) the shares of our common stock issuable under the terms of any exchangeable securities issued by us initially purchased by Natixis. Laurent Mignon is currently the Natixis nominee to our Board of Directors.

Director Independence

Pursuant to the corporate governance listing standards of the NYSE, the Board of Directors has adopted standards for determining whether directors have material relationships with Lazard. The standards are set forth on Annex A to this proxy statement. Under these standards, a director employed by Lazard cannot be deemed to be an “independent director,” and consequently Messrs. Jacobs, Bhutani, Jordan and Parr are not independent directors of Lazard.

The Board has determined that Messrs. Heyer, Laskawy, Scott and Turner and Lady Jay do not have a material relationship with Lazard under the Board’s standards for independence and accordingly each is independent under the NYSE corporate governance listing standards. In making its independence determinations, the Board considered financial advisory engagements of Lazard in 2011, 2010 and 2009 by L’Oreal USA, Inc., a sister company of L’Oreal UK. Lady Jay is Chairman of L’Oreal UK, but is not an executive officer of L’Oreal USA. Lazard provided financial advisory services in the ordinary course of business to L’Oreal USA pursuant to these engagements, and the engagements were deemed per se immaterial pursuant to Lazard’s Standards of Director Independence.

The Board also determined that Mr. Mignon was independent, after giving careful consideration to the relationship between Lazard and Natixis, of which Mr. Mignon is the Chief Executive Officer. Natixis is the successor entity in a merger with IXIS Corporate & Investment Bank, which participated as an investor in the recapitalization transactions in May 2005, purchasing $150 million of our equity security units and 2,000,000 shares of our Class A common stock at the equity public offering price of $25 per share. In May 2008, Natixis acquired 4,999,800 additional shares of our Class A common stock upon the settlement of the purchase contracts comprising a portion of our equity security units. In connection with the original investment by Natixis in May 2005, Lazard agreed to nominate one person designated by Natixis to our Board of Directors, currently Mr. Mignon. Lazard also has a cooperation arrangement with Natixis in France. The cooperation arrangement provides that Lazard Group and Natixis will place and underwrite securities on the French equity primary capital markets under a common brand, “Lazard-Natixis,” and cooperate in their respective origination, syndication and placement activities. In 2011, the cooperation arrangement generated approximately $2.5 million of gross revenue for Natixis and $2.1 million of gross revenue for Lazard. We also received financial advisory fees in 2011, 2010 and 2009 of $4.3 million, $2.5 million and $2.1 million, respectively, with respect to transactions involving Natixis. The Board determined, in its business judgment, that these relationships were not material, noting that 2011 gross revenue generated pursuant to the cooperation arrangement and other transactions referenced above was less than 1% of Lazard’s gross revenue for 2011 and less than 1% of the annual gross revenue of Natixis for 2011. See “Agreement with Natixis” and “Certain Relationships with Our Directors, Executive Officers and Employees.”

Director Compensation for 2011

Directors who are officers of the Company do not receive any fees for their service as directors. In 2011, our directors’ compensation program provided that each of our non-employee directors would receive an annual cash retainer of $119,250 and an annual award of deferred stock units (“DSUs”) with a grant date value of $145,750. An additional annual retainer was paid to the Lead Director and the chairs of each committee of our Board of Directors as follows: the Lead Director, $40,000; the chair of the Audit Committee, $30,000; the chair of the Nominating & Governance Committee, $20,000; and the chair of the Compensation Committee, $20,000; which, in each case, was paid 45% in cash and 55% in DSUs. The other members of the Audit Committee were paid an additional annual retainer of $20,000, and the other members of the Nominating & Governance Committee and the Compensation Committee were paid an additional annual retainer of $15,000, which, in each case, was paid 45% in cash and 55% in DSUs. Cash compensation is paid out on a quarterly basis (on February 15th, May 15th, August 15th and November 15th), and the DSU awards described above are granted on an annual basis on June 1st of each year, except for initial pro-rated grants made to new directors upon their joining the Board of Directors. The number of DSUs granted is determined based on the closing price of our Class A common stock on the NYSE on the date of grant.

Non-employee directors may elect to receive additional DSUs in lieu of some or all of their cash compensation pursuant to the Directors Fee Deferral Unit Plan, which was approved by the Board of Directors on May 9, 2006. DSUs awarded under this plan are granted on the same quarterly payment dates as cash compensation would have been received, and the number of DSUs is determined based on the closing price of our Class A common stock on the NYSE on the date of grant.

All DSUs awarded under these arrangements are converted to our Class A common stock on a one-for-one basis and distributed to the director after he or she resigns or otherwise ceases to be a member of the Board of Directors. All DSUs receive dividend equivalents, which are paid in cash, at the same rate and time that dividends are paid on shares of our Class A common stock.

The Nominating & Governance Committee periodically reviews director compensation and receives advice from Hay Group with respect to director compensation, including an analysis prepared by Hay Group in February 2011.

On February 23, 2012, based on the recommendation of the Nominating & Governance Committee, the Board of Directors approved a $10,000 increase in the additional annual retainer payable to our Lead Director.

Directors	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation (2)	Total
Ronald J. Doerfler (3)	$53,244	—	$4,594	$57,838
Steven J. Heyer (4)	—	$350,530	$22,684	$373,214
Sylvia Jay	$126,625	$162,286	$11,344	$300,255
Philip A. Laskawy	$124,375	$162,807	$8,442	$295,624
Laurent Mignon (4)	—	$258,983	$8,355	$267,338
Hal S. Scott	$131,125	$167,758	$11,853	$310,736
Michael J. Turner	$126,625	$162,286	$11,344	$300,255

(1)	The value of the DSUs reported in the table above is based on the grant date fair value of awards computed in accordance with FASB ASC Topic 718. See Note 16 of Notes to the Consolidated Financial Statements of our 2011 Annual Report on Form 10-K for a discussion of the assumptions used in the valuation of the DSUs. The number and grant date fair value of DSUs granted on June 1, 2011 under FASB ASC Topic 718 (based on the closing price of Lazard Ltd Class A common stock on the NYSE at the time of the grant) were as follows: Mr. Heyer, 5,347, valued at $199,069; Lady Jay, 4,359, valued at $162,286; Mr. Laskawy, 4,373, valued at $162,807; Mr. Mignon, 3,915, valued at $145,755; Mr. Scott, 4,506, valued at $167,758; and Mr. Turner, 4,359, valued at $162,286. The total number of DSUs held by each of our non-employee directors as of December 31, 2011 was as follows: Mr. Heyer, 43,260; Lady Jay, 20,804; Mr. Laskawy, 16,014; Mr. Mignon, 18,064; Mr. Scott, 21,714; and Mr. Turner, 20,804.

(2)	Represents cash dividends paid on the DSUs held by each of the directors listed in the table.

(3)	Mr. Doerfler, who served on our Board of Directors since June 2006, retired from the Board of Directors following the expiration of his term at the 2011 Annual General Meeting of Shareholders.

(4)	Messrs. Heyer and Mignon elected to defer their quarterly cash compensation into additional DSUs, pursuant to the terms of the Directors Fee Deferral Unit Plan. The number and grant date fair value of the resulting DSUs granted in lieu of cash (based on the closing price of Lazard Ltd’s Class A common stock on the NYSE on the applicable grant dates) were as follows: Mr. Heyer, 4,689, valued at $151,461; and Mr. Mignon, 3,495, valued at $113,227.

Vernon E. Jordan, Jr. is a member of our Board of Directors and is a Senior Managing Director of the Company. Gary W. Parr is also a member of our Board of Directors and is a Vice Chairman of the Company. Neither Mr. Jordan nor Mr. Parr is an executive officer of the Company, as that term is defined in the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, Messrs. Jordan and Parr cannot be named executive officers for purposes of the Summary Compensation Table below, and are therefore not included in such table. Messrs. Jordan and Parr did not receive any fees for their service as members of the Board of Directors of the Company in 2011. In connection with our recapitalization in May 2005, each of Messrs. Jordan and Parr entered into retention agreements, as amended from time to time, consistent with the form applicable to our pre-IPO managing directors generally.

The following table shows the base salary and incentive compensation paid to Messrs. Jordan and Parr for their performance in 2011 in the manner it was considered by the Compensation Committee.

	Incentive Compensation
	Year	Salary	Annual Cash Bonus	RSU or Restricted Stock Award	Total Compensation
Vernon E. Jordan, Jr.	2011	$500,000	$620,000	$1,030,000	$2,150,000
Gary W. Parr	2011	$750,000	$2,750,000	$4,000,000	$7,500,000

This presentation differs from the presentation in the table below in the following respects by: (i) including the full grant date value of the RSUs and restricted stock awards granted on February 10, 2012, which related to 2011 performance but are not reflected in the table below because they were granted after the end of our 2011 fiscal year and (ii) excluding the full grant date value of the RSUs and restricted stock awards granted on February 10, 2011, which are included in the table below but related to 2010 performance. In addition, the “All Other Compensation” column has been omitted, because it is not tied to the performance of Messrs. Jordan and Parr for 2011.

The following table sets forth the compensation for each of Messrs. Jordan and Parr for 2011 as required under SEC rules for director compensation disclosure.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	All Other Compensation (2)	Total
Vernon E. Jordan, Jr.	2011	$500,000	$620,000	$1,270,000	$523,650	$2,913,650
Senior Managing Director
Gary W. Parr	2011	$750,000	$2,750,000	$5,000,000	$21,153	$8,521,153
Vice Chairman

(1)	The value of the RSUs and restricted stock is based on the grant date fair value of awards computed in accordance with FASB ASC Topic 718. See the narrative discussion under the heading “Grants of Plan-Based Awards” for a description of the terms and conditions of the February 2011 grants. As of December 31, 2011, Mr. Parr held 1,080,734 RSUs and 54,437 shares of restricted stock. Mr. Jordan, who is currently eligible to retire, had all of his prior RSU awards vest in 2010 pursuant to the RSU Retirement Policy. See “Compensation Discussion and Analysis—Design of Our Compensation Programs—Incentive Compensation” for a discussion of the RSU Retirement Policy. As of December 31, 2011, Mr. Jordan held a total of 47,078 shares of restricted stock that he received upon the vesting of such RSUs and which will remain subject to all restrictive covenants, including continued compliance with the non-compete, non-solicit and other provisions, contained in the original RSU award agreement through the original vesting date of the RSUs.

(2)	Messrs. Jordan and Parr are the beneficiaries of Company provided life insurance, long-term disability insurance and excess liability insurance policies. In addition, the firm pays a portion of each of their health insurance premiums, as it does for all U.S. employees.

Pursuant to a letter agreement entered into with Mr. Jordan in 1999, and subsequently amended on January 1, 2004, Mr. Jordan is entitled to benefits on the same basis as other managing directors and to use, on a priority basis, a corporate apartment in New York. The incremental cost to the Company of providing Mr. Jordan with use of this apartment was $288,000 in 2011. Mr. Jordan also received a tax gross-up payment of $217,356 as reimbursement for taxes paid on the imputed income from the use of the apartment.

Perquisite compensation for Mr. Parr includes the incremental cost to the Company of providing U.S. tax advice and preparation of year-end personal tax returns.

Mr. Parr’s retention agreement was supplemented by a letter agreement, dated as of April 21, 2010, which sets forth his right to a guaranteed level of compensation through calendar year 2012. The letter agreement was amended on February 27, 2012 (as described below) to reflect Mr. Parr’s voluntary agreement to reduce his 2011 compensation. The letter agreement (without regard to the amendment) provides that so long as Mr. Parr remains employed by the Company at the end of the relevant year or is terminated without “cause”, he is entitled to receive a guaranteed annual payment of no less than $10 million (the “Annual Payment”), with at least $750,000 payable as annual base salary in accordance with the Company’s normal practices. The cash portion of Mr. Parr’s Annual Payment will be the greater of (i) $5 million and (ii) an amount calculated by multiplying the percentage of the average cash portion of annual total compensation paid to the Company’s Deputy Chairmen who have not yet reached retirement age in the relevant year by the Annual Payment. The remaining portion of the Annual Payment will be granted in RSUs upon the same terms and conditions as grants made to the Company’s Deputy Chairmen in the prior year.

Pursuant to the February 2012 amendment to the letter agreement, Mr. Parr voluntarily agreed to reduce his Annual Payment for 2011 to $7.5 million, which was paid $3.5 million in cash (including base salary and 2011 annual bonus) and the remaining $4 million in RSUs, which were granted on the same terms as applied in the original letter agreement. In addition, under the amended letter agreement, in lieu of the $2.5 million in compensation for 2011 that Mr. Parr would have been entitled to receive under the original letter agreement, Mr. Parr is entitled to the following: (i) 54,745 shares of restricted stock, which were granted on February 27, 2012 and will vest on February 11, 2013 and (ii) 36,496 RSUs, which will be granted on February 11, 2013 and will vest 33% on March 3, 2014 and 67% on March 2, 2015. Vesting of the restricted stock and RSUs is contingent on Mr. Parr’s continued employment until the relevant vesting date, provided that he will also vest if his employment is terminated without cause or due to death or disability. Upon a change in control (as defined in the Lazard Ltd 2008 Incentive Compensation Plan (the “2008 Plan”)) prior to February 11, 2013, each of the awards described in the immediately preceding sentence will, if not granted as of such date, be deemed granted as of such date, and all such awards (both actually granted and deemed granted) will immediately vest.

In accordance with a prior letter agreement with Mr. Parr, the letter agreement includes a gross-up payment in connection with any excise tax imposed under Section 4999 of the Code. In the event that Mr. Parr receives any payment made by us under the letter agreement or otherwise that is subject to the excise tax imposed under Section 4999 of the Code, an additional payment will be made to restore him to the after-tax position that he would have been in if the excise tax had not been imposed.

Beneficial Owners of More Than Five Percent

Based on filings made under Section 13(d) and Section 13(g) of the Exchange Act, as of March 5, 2012, the only persons known by us to be beneficial owners of more than 5% of our Class A and Class B Common Stock were as follows (except for the persons whose beneficial share ownership is noted in the subsequent table):

Name and Address of Beneficial Owner	Number of Shares of Class B Common Stock Beneficially Owned		Number of Shares of Class A Common Stock Beneficially Owned		Percentage of Shares of Class A Common Stock Beneficially Owned	Percentage of Voting Power (a)
Ariel Investments, LLC 200 E. Randolph Drive, Suite 2900 Chicago, IL 60601	—		6,305,134		5.2%	5.0%

LAZ-MD Holdings 30 Rockefeller Plaza New York, New York 10020	1	(b)	0	(c)	—	5.2	%(d)

Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	—		6,673,195		5.5%	5.2%

Natixis 30 Avenue Pierre Mendes-France Paris, France 75013	—		6,999,800		5.8%	5.5%

(a)	The percentage of voting power includes both the voting power of Class A common stock and Class B common stock in the aggregate.

(b)	Represents 100% of the Class B common stock.

(c)	The Lazard Group common membership interests issued to LAZ-MD Holdings are exchangeable for shares of our Class A common stock on a one-for-one basis. As each of these Lazard Group common membership interests is associated with an outstanding exchangeable interest issued by LAZ-MD Holdings to its members, LAZ-MD Holdings disclaims beneficial ownership of the shares of Class A common stock into which the Lazard Group common membership interests are exchangeable.

(d)	LAZ-MD Holdings holds the single outstanding share of Class B common stock, which as of March 5, 2012 represents approximately 5.2% of the voting power of all shares of our voting stock. This single share generally will entitle holders of LAZ-MD Holdings exchangeable interests who are party to the LAZ-MD Holdings stockholders’ agreement to one vote for each LAZ-MD Holdings exchangeable interest held by them on a pass through basis.

Beneficial Ownership of Directors, Director Nominees and Executive Officers

The following table shows the number of shares of Class A common stock that each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group have reported as owning beneficially or otherwise having a pecuniary interest in, as of March 5, 2012 (including any RSUs which are scheduled to vest within 60 days of that date). To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The address for each listed person is c/o Lazard Group LLC, 30 Rockefeller Plaza, New York, New York 10020.

Name of Beneficial Owner	Shares of Class A Common Stock		Percentage of Class A Common Stock	Shares of Class A Common Stock (assuming full exchange of all LAZ-MD exchangeable interests) (a) (b)	Percentage of Class A Common Stock (assuming full exchange of all LAZ-MD exchangeable interests)	Percentage of Voting Power (c)
Kenneth M. Jacobs	679,801		*	884,332	*	*
Ashish Bhutani	524,847		*	524,847	*	*
Steven J. Heyer	—		*	44,713	*	*
Sylvia Jay	—		*	20,804	*	*
Vernon E. Jordan, Jr.	106,145	(d)	*	106,145	*	*
Philip A. Laskawy	3,000		*	19,014	*	*
Laurent Mignon (e)	6,999,800		5.8%	7,018,933	5.5%	5.5%
Gary W. Parr	641,918		*	791,963	*	*
Hal S. Scott	—		*	21,714	*	*
Michael J. Turner	—		*	20,804	*	*
Michael J. Castellano (f)	52,139		*	52,139	*	*
Matthieu Bucaille	153,008		*	153,008	*	*
Scott D. Hoffman	8,395		*	69,486	*	*
Alexander F. Stern	68,346		*	68,346	*	*
All directors and executive officers as a group (14 persons)	9,237,399		7.7%	9,796,248	7.7%	7.7%

*	Less than 1% beneficially owned.

(a)	RSUs granted to our executive officers and directors that vest more than 60 days after the date of this proxy statement have not been included in the table above in accordance with SEC rules. For Messrs. Jacobs, Hoffman and Parr, their share ownership in this column also includes shares of our Class A common stock that are issuable upon exchange of the LAZ-MD Holdings exchangeable interests. Voting of the LAZ-MD Holdings exchangeable interests is subject to voting provisions in the LAZ-MD Holdings stockholders’ agreement and is included in the 5.2% voting interest of LAZ-MD Holdings. See “Certain Relationships and Related Transactions—LAZ-MD Holdings Stockholders’ Agreement.” These interests are included on an as exchanged basis.

(b)	This column also includes shares of Class A common stock that are subject to issuance in the future with respect to the DSUs issued to our non-executive directors under Lazard’s directors’ compensation program in the following aggregate amounts: Mr. Heyer, 44,713 shares; Lady Jay, 20,804 shares; Mr. Laskawy, 16,014 shares; Mr. Mignon, 19,133 shares; Mr. Scott, 21,714 shares; and Mr. Turner, 20,804 shares. These DSUs convert to Class A common stock on a one-for-one basis after a director resigns or otherwise ceases to be a member of the Board. See “Director Compensation for 2011.”

(c)	The percentage of voting power includes the aggregate voting power of both the Class A common stock and Class B common stock.

(d)	Includes shares of Class A common stock issued upon the vesting of certain RSUs pursuant to the terms of Lazard’s amended retirement policy. The shares remain subject to certain restrictions on transfer, and other covenants, in accordance with the vesting schedule of the prior RSU awards.

(e)	Includes 6,999,800 shares of our Class A common stock that are held by Natixis. Mr. Mignon is the Chief Executive Officer of Natixis.

(f)	Mr. Castellano retired on March 31, 2011. Mr. Castellano’s ownership of 52,139 shares of Class A common stock was reported on a Form 4 filed with the SEC on February 10, 2011.

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis explains the material elements of the compensation of our named executive officers in 2011. Our named executive officers are set forth in the table below:

Name	Title
Kenneth M. Jacobs	Chairman and Chief Executive Officer

Michael J. Castellano	Chief Financial Officer (retired March 31, 2011)

Matthieu Bucaille	Chief Financial Officer (effective April 1, 2011)

Ashish Bhutani	Chief Executive Officer of Lazard Asset Management

Scott D. Hoffman	General Counsel

Alexander F. Stern	Chief Operating Officer

Compensation Practices and Corporate Performance. Consistent with our philosophy that pay should be tied to performance, the Compensation Committee has implemented programs designed to better align the interests of our named executive officers and employees with Company performance and maximize shareholder value. Compensation practices that reflect our philosophy include:

•

Linking cash compensation to performance. The majority of cash compensation opportunity is based on Company and individual performance. Accordingly, the cash compensation paid to our named executive officers and employees as a group has fluctuated from year to year, reflecting the Company’s financial results.

•

Granting equity and other long-term incentive compensation with multi-year vesting horizons. The restricted stock units, or RSUs, awarded to our named executive officers and employees and the interests in certain investment funds, or Lazard Fund Interests, awarded to Mr. Bhutani and other employees in 2012 generally vest approximately two or three years after the date of grant, subject to the executive’s or employee’s continued service with the Company. This aligns the interests of our named executive officers and employees with the interests of shareholders as the value that each individual realizes upon vesting depends on the long-term performance of Lazard Ltd’s Class A common stock and, for certain individuals, including Mr. Bhutani, the value of certain Lazard investment funds. It also helps to retain our named executive officers and employees, giving shareholders the stability of highly productive, experienced management and employees. Furthermore, we apply a sliding scale to determine the percentage of an individual’s total compensation that is paid in the form of long-term incentive compensation awards. Our most senior employees receive the greatest percentage of their compensation in the form of long-term incentive awards (up to 60%, or 50% for some employees of our Asset Management business, including Mr. Bhutani, for 2011), which reflects that, through their greater responsibilities and authority, they have more opportunity to influence our stock price and, in the case of employees in our Asset Management business, performance of Lazard managed funds.

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Establishing a direct link between long-term compensation and the performance of certain Lazard investment funds. In February 2011, the Company granted Lazard Fund Interests, in addition to RSUs, to eligible employees in Lazard’s Asset Management business, including Mr. Bhutani. Pursuant to the terms of these awards, a portion of a participant’s incentive compensation is invested in funds managed by either Lazard Asset Management, or LAM, or Lazard Frères Gestion SAS, or LFG. In February 2012, the Company also granted Lazard Fund Interests to Mr. Bhutani as part of his aggregate incentive compensation for 2011. In addition, the Company provided a broader group of employees, including eligible employees in Lazard’s Financial Advisory business but excluding our named executive officers, other than Mr. Bhutani, the opportunity to receive Lazard Fund Interests as part of their incentive compensation for 2011. The Lazard Fund Interests are designed to align the performance and compensation of our eligible Lazard employees by directly linking their compensation to the performance of funds managed by our Asset Management business and, in the case of Asset Management employees, including Mr. Bhutani, to the business with which they are most directly involved. The stronger performance of these funds benefits not only our Asset Management clients but also shareholders and employees.

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Developing new compensation instruments designed to enhance the link between incentive compensation and long-term performance. For the 2012 compensation cycle, the Compensation Committee adopted a new program under which it may grant a new form of at-risk performance based award, the LTIP, to establish another link between the payout of long-term incentive awards and the performance of our business, including relative to the performance of our peers. The LTIP program will subject 25% (based on the LTIPs vesting at the target level) of the total compensation payable to each of Messrs. Jacobs, Bucaille, Hoffman and Stern for a given year to full risk of loss, and the Compensation Committee expects that a majority of their total compensation for a given year that is not in the form of LTIP awards will continue to be granted in the form of existing risk-based deferred compensation awards. The LTIP awards generally vest over two or three years based on the achievement of pre-determined performance criteria that align directly with our long-term strategy of driving shareholder returns. By linking vesting of the LTIPs awarded to these pre-determined performance criteria, measured based on financial information that is readily available to shareholders, we believe that we have advanced our goal of developing objective risk-based deferred compensation programs.

We believe that our general pay-for-performance philosophy has contributed to our Company’s strong performance over time. In 2011, despite difficult financial markets and a challenging fourth quarter, our Company performed well. We achieved record operating revenue through the third quarter on a consolidated basis, before the fourth quarter revenue decline. Our Asset Management business achieved record full-year operating revenue of $883 million for 2011, 6% higher than 2010, and record management fees of $818 million, 14% higher than 2010. In our Financial Advisory business, Strategic Advisory operating revenue was $794 million for 2011, only 4% lower than 2010. We maintained control on compensation costs and compensation deferrals while increasing our investment in our businesses. In addition, we increased the dividends paid on our Class A common stock, we repurchased sufficient Class A common stock to offset the dilutive effect of equity awards granted in February 2011, and we repurchased $150 million of subordinated debt at a discount.

In recognition of the challenges that we faced during 2011, like many of our managing directors and employees, each of our named executive officers experienced a substantial decline in the amount of his incentive compensation awarded for 2011. In particular, Mr. Jacobs’ total incentive compensation for 2011 (i.e., annual cash bonus and long-term incentive awards) declined by approximately 42% from the level he received for 2010. Similarly, the incentive compensation paid to our other named executive officers who served in the same positions during 2010 and 2011 declined substantially from 2010 levels, in amounts ranging from approximately 27% to 31% of 2010 compensation levels.

We can conduct an advisory vote regarding executive compensation on an annual, biennial or triennial basis. After considering a variety of factors, including our shareholders’ advisory vote with respect to the frequency of a shareholder advisory vote regarding executive compensation, our Board of Directors decided to conduct an advisory vote regarding executive compensation on an annual basis.

Compensation Governance. To ensure that our compensation programs conform to our pay-for-performance philosophy, we follow the procedures set forth below:

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Maintaining an independent compensation committee. The Compensation Committee is comprised solely of independent directors and is responsible for reviewing and approving the compensation of each named executive officer. The Compensation Committee also reviews our overall compensation philosophy as well as the pay of certain other members of our senior management team who are not executive officers.

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Engaging an independent compensation consultant. The Compensation Committee directly and independently engaged Hay Group, Inc., or Hay Group, a global independent compensation consulting firm, to assist it with compensation analyses, including through the use of compensation data of certain of our competitors, as one means of framing its compensation decisions. At this time, Hay Group performs no work for the Company other than advising the Compensation Committee with respect to compensation matters and the Nominating & Governance Committee on director compensation.

We believe that as a consequence of our prudent compensation governance procedures:

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Compensation paid to the named executive officers has been reasonable relative to our comparator group. According to an analysis conducted by Hay Group in January 2012 regarding compensation levels of our comparator group for 2010 (the most recent year for which comprehensive data for our peers was available), the aggregate total direct compensation paid to our named executive officers (other than Mr. Castellano, who retired in early 2011 and whose compensation was not evaluated by Hay Group in this analysis) with respect to 2011 performance was appropriate in light of compensation levels of our comparator group. This analysis supported the Compensation Committee’s conclusion that the aggregate total direct compensation paid to our named executive officers (other than Mr. Castellano) for 2011 was sufficiently competitive for 2011.

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Our awarded compensation ratio was substantially unchanged in 2011, notwithstanding a decline in our operating revenue and new investments that we made over the course of the year. In 2011 and as further discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2011 Annual Report on Form 10-K, the ratio of our awarded compensation and benefits expense to operating revenue, or the awarded compensation ratio, was 61.7%. This was substantially unchanged from the awarded compensation ratio of 61.5% for 2010, notwithstanding the impact of the 5% decline in operating revenue over the same period and the new investments that we made in our Financial Advisory and Asset Management businesses during 2011. This also reflects a 5.3 percentage point decrease from the awarded compensation ratio of 67% for 2009. Notably, we maintained control on compensation deferrals and aggregate cash incentive compensation for 2011 decreased 21% from 2010. We remain committed to our long-term goal of limiting increases in our compensation expense, such that our compensation expense grows at a rate that is less than the rate of our revenue growth.

We are committed to addressing certain evolving best practices. With input from Hay Group, the Compensation Committee determined in 2011 that, in recognition of evolving best practices, we do not intend to enter into any new arrangements that would provide for an excise tax gross-up. Consistent with this determination, we entered into a new contract with Mr. Bhutani on August 2, 2011 that does not provide for an excise tax gross-up. Our retention agreements with Messrs. Jacobs, Bucaille, Hoffman and Stern are scheduled to expire on March 23, 2013, and we do not anticipate extending the excise tax gross-up currently provided in these retention agreements following such date.

Philosophy and Objectives of Our Compensation Programs

General. Our compensation programs are designed to attract, retain and motivate executives and professionals of the highest quality and effectiveness. These compensation programs focus on rewarding the types of performance that increase shareholder value and drive shareholder returns, including growing revenue and reducing volatility, retaining clients, developing new client relationships, improving operational efficiency (including by managing compensation and non-compensation costs and expenses), returning cash to shareholders and managing risks. A substantial portion of each executive’s total compensation is intended to be variable and delivered on a pay-for-performance basis. The programs provide compensation opportunities, contingent upon performance, that are competitive with practices of other similar financial services organizations.

We currently target annual operating revenue and earnings as key performance metrics, and in connection with our new LTIP program, we also focus on other key performance metrics, such as our generation of stable revenue growth, the amount of excess cash we return to shareholders and our management of costs and expenses. In allocating compensation to our named executive officers, managing directors and other senior professionals, the primary emphasis, in addition to Company performance, is on each individual’s contribution to the Company, business unit performance and compensation recommendations of the individuals to whom participants report. The Compensation Committee monitors the effectiveness of our compensation programs throughout the year and performs an annual reassessment of the programs in January or February of each year in connection with year-end compensation decisions. The Compensation Committee directly and independently engaged Hay Group to assist it with review of market data and compensation analyses. At this time, Hay Group performs no work for the Company other than advising the Compensation Committee with respect to compensation matters and the Nominating & Governance Committee on director compensation.

Competitive Compensation Considerations. Because the competition to attract and retain high performing executives and professionals in the financial services industry is intense, the amount and composition of total compensation paid to our executives must be considered in light of competitive compensation levels. In this regard, for our named executive officers (other than Mr. Castellano), the Compensation Committee reviewed an analysis prepared by Hay Group regarding compensation levels for 2010 (as reported in 2011) and considered data regarding indicative trends for 2011 for comparable positions at the following financial services firms: Affiliated Managers Group Inc., BlackRock, Inc., Blackstone Group LP, Eaton Vance Corp., Evercore Partners Inc., Goldman Sachs Group, Inc., Greenhill & Co., Inc., Invesco Ltd, Jefferies Group, Inc., Legg Mason, Inc. and Morgan Stanley. While some of the companies listed above are larger than the Company, we chose this comparator group because we compete in the same marketplace with these companies for highly qualified and talented financial service professionals.

While the Compensation Committee considers the level of compensation paid by the firms in the Company’s comparator group as a reference point that provides a framework for its compensation decisions, in order to maintain competiveness and flexibility, the Compensation Committee does not target compensation at a particular level relative to the comparator group.

Design of Our Compensation Programs

Compensation for each of our named executive officers, managing directors and other senior professionals is viewed on a total compensation basis and then subdivided into two primary categories—base salary and incentive compensation. The Compensation Committee reviews performance data by business line and by individual, in addition to competitive data. Determinations are made based on the totality of all the data and made on an individual basis.

With the exception of the 2008 compensation cycle, our annual incentive compensation awards since our equity public offering in 2005 up until the 2010 compensation cycle have had two components: a cash bonus and an equity-based award. In addition to the forms of annual incentive compensation we have used in the past, we have added new incentive compensation programs: for the 2010 compensation cycle, we added a new form of long-term incentive compensation for employees in our Asset Management business, including Mr. Bhutani, which we refer to as Lazard Fund Interests; for the 2011 compensation cycle, in addition to providing Lazard Fund Interest awards to Mr. Bhutani as part of his aggregate deferred compensation for 2011, we extended the Lazard Fund Interest award program to, at the option of employees who are not named executive officers, our managing directors and other senior professionals; and for the 2012 compensation cycle, we adopted the LTIP program. As further discussed below, we also provided certain senior professionals in our Asset Management business with deferred cash awards as a component of their aggregate deferred compensation for 2011.

Decisions with regard to incentive compensation are generally made in January or February of each year and are based on Company and individual performance in the prior fiscal year. Our Chief Executive Officer, Mr. Jacobs, makes recommendations to the Compensation Committee as to the total compensation package to be paid to our named executive officers. The Compensation Committee reviews and approves the total compensation package (salary and incentive compensation award) to be paid to our named executive officers, including Mr. Jacobs, and considers Mr. Jacobs’ recommendations in its review. Mr. Jacobs does not participate in sessions of the Compensation Committee at which his own compensation is determined; however, he does participate in sessions at which the compensation of the other named executive officers is discussed. Before any year-end compensation decisions are made, the Compensation Committee reviews a comprehensive tally sheet of all elements of each executive officer’s compensation. The tally sheets include information on cash and non-cash compensation for the past three fiscal years (including current and prior year base salaries, annual bonuses, RSUs and, in the case of Mr. Bhutani, Lazard Fund Interests), the value of benefits and other perquisites paid to our named executive officers, the value of unrealized gains/losses on prior equity-based awards and any LAZ-MD Holdings exchangeable interests held by our named executive officers, as well as potential amounts to be delivered under post-employment scenarios. The tally sheets are used to ensure that each member of the Compensation Committee has a complete picture of the compensation and benefits paid to, and equity holdings of, each of our named executive officers and are just one of the tools used by the Compensation Committee in making year-end compensation decisions.

Base Salary. Base salaries are intended to reflect the experience, skill and knowledge of our named executive officers, managing directors and other senior professionals in their particular roles and responsibilities, while retaining the flexibility to appropriately compensate for fluctuations in performance, both of the Company and the individual. Base salaries for our named executive officers and any subsequent adjustments thereto are reviewed and approved by the Compensation Committee annually, based on a review of relevant market data and each executive’s performance for the prior year, as well as each executive’s experience, expertise and position. During 2011, each of our named executive officers (other than Mr. Castellano, whose retention agreement expired upon his retirement on March 31, 2011) was a party to a retention agreement with the Company that provides for a minimum annual base salary during the term of those agreements. See “Retention Agreements with Named Executive Officers”.

Incentive Compensation. Incentive compensation is a key component of our compensation strategy. Incentive compensation payouts can be highly variable from year to year and are generally based on our operating revenue and earnings in the immediately preceding fiscal year, as well as each individual’s contribution to revenue and to the Company’s development, including business unit performance. With respect to 2012 compensation, in connection with our LTIP program (as described below), incentive compensation payouts to applicable executive officers will also be based on our Volatility Adjusted Revenue Growth Ratio, our Shareholder Return Ratio and our Operational Leverage Ratio (in each case, as defined below). In addition, careful attention is paid to competitive compensation practices in the financial services industry.

In January or February of each year a determination is made as to the total amount of incentive compensation to be awarded to our named executive officers, managing directors and senior professionals based on Company and individual performance in the prior fiscal year. An allocation is then made between cash and equity-based awards. In addition, for the 2010 compensation cycle, we created a new form of performance-based compensation for employees of our Asset Management business, including Mr. Bhutani, which we refer to as Lazard Fund Interest awards, and for the 2011 compensation cycle, we extended the Lazard Fund Interest award program to, at the option of employees who are not named executive officers (other than Mr. Bhutani), our managing directors and other senior professionals.

In January 2012, we applied a progressive formula based on total compensation for all of our named executive officers, managing directors and senior professionals. Pursuant to this formula, as a recipient’s total compensation (cash salary, cash bonus and long-term incentive compensation) increases, a greater percentage of his or her total compensation is composed of long-term incentive awards. This formula is based on a sliding scale that effectively begins at 5% for some of our vice presidents and directors and, except as described below, generally reaches 60% for our highest paid managing directors and is in line with our philosophy of focusing long-term incentive awards at the more senior levels, where our most senior employees, through their greater responsibilities and authority, have more opportunity to influence the stock price and, in the case of employees in our Asset Management business, performance of Lazard managed funds. The remainder of an individual’s total incentive compensation award is payable in cash. For the 2011 compensation cycle, and primarily as a result of compensation practices in the asset management industry, the sliding scale described above generally applies to our highest paid managing directors and senior professionals in our Asset Management business, including Mr. Bhutani, but a portion of the recipient’s long-term incentive award allocation (i.e., the portion between approximately 50% and 60%) is composed of a deferred cash award that becomes payable in May 2012, subject to the recipient’s continued service with the Company.

Restricted Stock Unit Awards. For the 2011 compensation cycle, equity-based compensation was awarded to our named executive officers, other than Mr. Castellano (who retired on March 31, 2011), in the form of RSUs. RSUs are contractual rights to receive shares of Lazard Ltd Class A common stock upon vesting. The RSUs granted to our named executive officers in 2012 (which relate to 2011 performance) vest approximately two or three years after the date of grant, subject to the executive’s continued service with the Company. In addition, in recognition of Mr. Bucaille’s new role as Chief Financial Officer and to ensure his long-term dedication to the Company, Mr. Bucaille received a special long-term retention award of RSUs in 2011 that is scheduled to vest on March 1, 2019. See “Grant of Plan-Based Awards” for a discussion of the terms of the RSUs and for a discussion of the terms of the RSU Retirement Policy. Other than Mr. Castellano, who has retired, none of our named executive officers are currently eligible for retirement under the terms of the RSU Retirement Policy.

RSU awards enhance shareholder value by aligning the long-term interests of our named executive officers, managing directors and senior professionals with those of shareholders. Because the amount an individual realizes upon the vesting of his or her RSUs directly depends on the value of our Class A common stock at that time, each individual who receives an RSU becomes, economically, a long-term shareholder of the Company, with interests aligned with the interests of other shareholders.

RSUs also serve as an important retention mechanism by subjecting to forfeiture a significant portion of each recipient’s compensation if he or she leaves the firm prior to the vesting date. Our named executive officers each own considerable interests in the Company through previous grants of RSUs and restricted stock and, in some cases, through their holdings of LAZ-MD Holdings exchangeable interests or shares received pursuant to the exchange of such interests. For additional information about the RSUs, LAZ-MD Holdings exchangeable interests and shares of our Class A common stock held by each of our named executive officers, see “Beneficial Ownership of Directors, Director Nominees and Executive Officers” and “Outstanding Equity Awards at 2011 Fiscal Year-End.” As a result, we believe our named executive officers have a demonstrable and significant interest in increasing shareholder value over the long term.

RSU awards are typically made in early February following our year-end earnings release. This year, RSUs were granted to each of our named executive officers on February 10, 2012, four days after our public announcement of year-end earnings. The number of RSUs granted in 2012 (which relate to 2011 performance) was determined by dividing the dollar amount allocated to be granted to the executive officer as an RSU award by the average closing price of our Class A common stock on the NYSE on the four trading days prior to February 10, 2012 ($27.40). The RSUs granted on February 10, 2012 will generally vest 33% on March 3, 2014 and 67% on March 2, 2015.

In exchange for their RSU awards, our named executive officers agreed to restrictions on their ability to compete with the Company or to solicit our clients and employees, which protect the Company’s intellectual and human capital. Year-end incentive compensation awards are based on Company and individual performance during the prior fiscal year, and an executive officer’s total equity interest in the Company is not factored into the Compensation Committee’s decision-making process concerning future equity-based awards.

Pursuant to our RSU Retirement Policy, outstanding and unvested RSUs will vest (and in the case of members of Lazard Group, who report income from Lazard Group and its affiliates on Schedule K-1 to Lazard Group’s Federal income tax return, whom we refer to as K-1 partners, be settled in restricted stock) as long as (i) the RSU holder is at least 56 years old, (ii) the RSU holder has completed at least five years of service with the Company and (iii) the sum of the RSU holder’s actual age and years of service is at least 70. However, following retirement, the RSUs or restricted stock granted in settlement of the RSUs remain subject to all restrictive covenants, including continued compliance with non-compete, non-solicit and other provisions contained in the original RSU award agreement through the original vesting date of the RSUs, notwithstanding any expiration date specified therein. Any dividends payable with respect to the restricted stock are held in escrow until the forfeiture provisions lapse. A recipient of restricted stock is required to make an election under Section 83(b) of the Internal Revenue Code, which subjects him or her to taxation on such restricted stock on the date of grant. With the consent of the compliance department of the Company, a recipient may dispose of up to 50% of the restricted stock granted to him or her in order to pay taxes. Lazard Fund Interests, described below, are also subject to the retirement policy, and are treated in a manner similar to the RSUs under the policy.

Lazard Fund Interest Awards. In February 2011, in order to more closely align the compensation and performance of our employees in the Asset Management business with the interests of shareholders, the Company adopted the Lazard Fund Interest award as a new form of long-term incentive compensation. In February 2012, the Company gave all of our managing directors and other senior professionals (with the exception of our named executive officers, other than Mr. Bhutani) the option to participate in the Lazard Fund Interest program as part of their incentive compensation for 2011. Lazard Fund Interests represent actual or notional interests in certain investment funds managed by either LAM or LFG and, accordingly, should enable eligible employees to directly benefit from the performance of such funds. Recipients of Lazard Fund Interests are awarded a dollar value, which is invested (or deemed invested) in specified investment funds as directed by the recipient and held in a restricted brokerage account for the benefit of the recipient. Lazard Fund Interest award agreements generally contain the same vesting, change-in-control, restrictive covenant and forfeiture provisions as the RSU award agreements. In general, these agreements provide that unvested Lazard Fund Interests are forfeited on termination of employment, except in limited cases such as death, disability, a termination by the Company other than for “cause” or a qualifying retirement pursuant to the RSU Retirement Policy (as described above). In the event that the investment funds in which the Lazard Fund Interests are invested distribute earnings, such earnings are automatically re-invested in additional Lazard Fund Interests. These distributions will have the same restrictions as the underlying Lazard Fund Interests to which they relate.

Mr. Bhutani was granted a Lazard Fund Interest award on February 10, 2012 (which relates to 2011 performance) that will vest 33% on March 3, 2014 and 67% on March 2, 2015.

Impact of 2011 Performance on Compensation

In setting compensation levels for our employees for 2011, we primarily considered annual operating revenue, earnings and competitive conditions in the financial services industry. Due to the uneven economic recovery worldwide and the current regulatory environment, it is imperative to continue to attract, retain and motivate executives and professionals of the highest quality and effectiveness. Part of our business strategy is to recruit and retain proven senior professionals who have strong client relationships and industry expertise, and who understand the needs of our business and culture. Because of the value they bring to the Company, these individuals command high levels of compensation.

In 2011, our operating revenue was $1.884 billion, representing a 5% decline from operating revenue of $1.979 billion in 2010. In light of this decline in operating revenue, current economic and competitive conditions, information provided by Hay Group, discussions with our executive officers and other factors considered by the Compensation Committee, the Compensation Committee determined that our target level of awarded compensation should reflect this decline and, therefore, that the ratio of awarded compensation and benefits expense to operating revenue, or the awarded compensation ratio, should be set at 61.7% in order to meet our compensation and retention objectives. This was substantially unchanged from the awarded compensation ratio of 61.5% for 2010, notwithstanding the impact of the 5% decline in operating revenue over the same period and the new investments that we made in our Financial Advisory and Asset Management businesses during 2011. This also reflects a 5.3 percentage point decrease from the awarded compensation ratio of 67% for 2009. Notably, we maintained control on compensation deferrals and aggregate cash incentive compensation for 2011 decreased 21% from 2010. We remain committed to our long-term goal of limiting increases in our compensation expense, such that our compensation expense grows at a rate that is less than the rate of our revenue growth.

Compensation For Each of Our Named Executive Officers in 2011

2011 Base Salaries. We have retention agreements with Messrs. Jacobs, Bucaille, Bhutani, Hoffman and Stern that establish their respective minimum annual base salaries. These amounts were negotiated and were meant to ensure that the Company would have the services of each of these named executive officers during the term of their respective agreements. See “Retention Agreements with Named Executive Officers.” The base salary paid in 2011 to Mr. Jacobs was $900,000 and to each of Mr. Bucaille, Mr. Bhutani, Mr. Hoffman and Mr. Stern was $750,000. Mr. Castellano, with whom we had a retention agreement that expired upon his retirement on March 31, 2011, was paid in 2011 a pro-rated amount of the minimum required under his retention agreement: $125,000 for the first quarter of 2011.

2011 Incentive Compensation.

Mr. Jacobs. In determining the amount of incentive compensation to be paid to our Chief Executive Officer, Mr. Jacobs, the Compensation Committee considered the factors described under “Impact of 2011 Performance on Compensation”, as well as Mr. Jacobs’ individual performance in 2011. The Compensation Committee noted that, despite difficult financial markets and a challenging fourth quarter, our Company performed well in 2011. We achieved record operating revenue through the third quarter on a consolidated basis, before the fourth quarter revenue decline. Our Asset Management business achieved record full-year operating revenue of $883 million for 2011, 6% higher than 2010, and record management fees of $818 million, 14% higher than 2010. In our Financial Advisory business, Strategic Advisory operating revenue was $794 million for 2011, only 4% lower than 2010. We maintained control on compensation costs and compensation deferrals while increasing our investment in our businesses. In addition, we increased the dividends paid on our Class A common stock, we repurchased sufficient Class A common stock to offset the dilutive effect of equity awards granted in February 2011, and we repurchased $150 million of subordinated debt at a discount.

The Compensation Committee also considered the goals and objectives previously established for Mr. Jacobs by the Compensation Committee. The goals and objectives provided the Compensation Committee with a comprehensive set of criteria that assisted the Compensation Committee in its evaluation of Mr. Jacobs’ performance in 2011 and its determination of Mr. Jacobs’ incentive compensation for 2011. The goals and objectives (which did not include numerical targets) consisted primarily of:

Company Performance:

•	Operating revenue; and

•	Net income.

Individual Performance:

•	Providing the leadership and strategic vision necessary to position the Company for future growth and profitability;

•	Leading franchise-building efforts across the Company’s businesses and regions;

•	Motivating key employees and attracting and retaining new talent;

•	Growing the Asset Management business by focusing on continually improving investment performance and through motivating and retaining key employees and hiring new talent;

•	Facilitating global integration by improving collaboration across units worldwide;

•	Setting financial targets and building an organization that is capable of achieving the strategic vision; and

•	Keeping the Board of Directors informed generally, including with respect to ongoing strategic, financial and operating issues and initiatives within the Company.

In addition to the factors described above, the Compensation Committee noted the following accomplishments as a result of Mr. Jacobs’ initiative and ongoing leadership and dedication during 2011:

•	The Company remained strategically focused on its mission and mandate as articulated by Mr. Jacobs, and the Company’s execution in 2011 was consistent with this strategy;

•	Collaboration across business lines and geographic locations continued to improve;

•	Communication among Mr. Jacobs, the Company’s Deputy Chairmen and other members of senior management continued to unify the Company around a common mission and purpose;

•	A rigorous performance management system and compensation allocation process generally viewed as fair by the Company’s managing directors was executed; and

•	The Company continued to successfully recruit highly regarded senior level talent and maintained strong personnel management.

The Compensation Committee also thoroughly reviewed the Company’s past compensation practices, the competitive compensation practices at the other firms included in our comparator group and the unqualified dedication and selflessness that Mr. Jacobs brings to the Lazard franchise. The Compensation Committee and Mr. Jacobs also considered Mr. Jacobs’ strong desire to implement compensation discipline throughout the firm and Mr. Jacobs’ desire to personally participate in this initiative. Based on its review, the Compensation Committee decided to grant Mr. Jacobs an incentive compensation award of $8.050 million, payable as follows: an RSU award valued at $5.370 million and a $2.680 million cash bonus. The RSUs awarded to Mr. Jacobs constituted approximately 60% of Mr. Jacobs’ total compensation for 2011 (salary, cash bonus and equity-based awards).

As reflected in the table below, in response to the challenging economic conditions that we faced during 2011, resulting in a 5% decline in our annual operating revenue, Mr. Jacobs’ total incentive compensation for 2011 (i.e., annual cash bonus and long-term incentive awards) declined by approximately 40% from the level he received for 2010. This substantial decline in Mr. Jacobs’ incentive compensation for 2011 is indicative of the benefits to the Company of maintaining a flexible compensation system that allows the Compensation Committee to adjust the amount payable to our Chief Executive Officer and other members of senior management in recognition of a decline in our performance. Furthermore, by linking 60% of Mr. Jacobs’ compensation for 2011 directly to the future performance of Lazard Ltd’s Class A common stock, the majority of Mr. Jacobs’ compensation for 2011 will be at risk based on our ability to achieve growth and produce value for shareholders over the next two to three years. Given the combination of base salary, annual cash bonus and RSUs awarded to Mr. Jacobs for 2011, the Compensation Committee believes it has struck the right balance between addressing the challenges we confronted in 2011 and the desire to keep Mr. Jacobs focused on the Company’s long-term performance.

The following table shows the base salary and incentive compensation awarded to Mr. Jacobs for his performance in 2010 and 2011 in the manner it was considered by the Compensation Committee. This presentation differs from that contained in the Summary Compensation Table for 2011 in the following respects: by (i) showing the full grant date value of the RSUs awarded on February 10, 2012, which related to 2011 performance but are not reflected in the Summary Compensation Table for 2011 because they were granted after the end of our 2011 fiscal year; and (ii) excluding the full grant date value of the RSUs granted on February 10, 2011, which are included in the Summary Compensation Table for 2011, but related to 2010 performance. A similar methodology was applied to reflect 2010 compensation, which was included in order to provide a basis for comparison. In addition, the “Change in Pension Value” and “All Other Compensation” columns have been omitted for each year, because they are not tied to Mr. Jacobs’ performance for the applicable year.

			Incentive Compensation
	Year	Salary	Annual Cash Bonus	Annual RSU Awards	Total Compensation
Kenneth M. Jacobs	2011	$900,000	$2,680,000	$5,370,000	$8,950,000
	2010	$900,000	$5,100,000	$8,800,000	$14,800,000

Other Named Executive Officers. As described above, our Chief Executive Officer, Mr. Jacobs, makes recommendations to the Compensation Committee as to the total compensation package to be paid to our named executive officers. The Compensation Committee reviews and approves the total compensation package (salary and incentive compensation award) to be paid to our named executive officers, and considers Mr. Jacobs’ recommendations in its review. The retention agreements with Messrs. Bhutani, Bucaille, Hoffman and Stern generally provide that each is entitled to an annual bonus to be determined under the applicable annual bonus plan of the Company on the same basis as annual bonuses are determined for the Company’s other executive officers and paid in the same ratio of cash to equity awards or, in the case of Mr. Bhutani, deferred awards, as is applicable to other executives. The retention agreement with Mr. Castellano expired upon his retirement on March 31, 2011. Mr. Jacobs reviewed with the Compensation Committee the performance of each of Messrs. Bhutani, Bucaille, Hoffman and Stern individually and their overall contribution to the Company in 2011, which was not based on any numerical targets. In evaluating the total compensation packages to be paid to our named executive officers, the Compensation Committee and Mr. Jacobs considered the factors described under “Impact of 2011 Performance on Compensation”, as well as their individual contributions to the Company, their desire to advance the implementation of compensation discipline throughout the firm and their desire to personally participate in this initiative.

In evaluating annual incentive compensation for Mr. Bhutani, the Compensation Committee and Mr. Jacobs considered his consistent leadership and high level of performance as the Chief Executive Officer of LAM and the overall success of the Asset Management business in 2011, including its achievement of record full-year operating revenue of $883 million for 2011, 6% higher than 2010, and record management fees of $818 million, 14% higher than 2010. The Compensation Committee and Mr. Jacobs reviewed Mr. Bhutani’s role in the Company, his positioning on an internal pay equity scale vis-à-vis other managing directors within the Asset Management business, specifically, and the Company, in general, and the competitive compensation practices at the other firms included in our comparator group. The Compensation Committee and Mr. Jacobs also considered the difficulty and expense of replacing an executive of Mr. Bhutani’s caliber should he decide to leave. The Compensation Committee approved the following incentive compensation for Mr. Bhutani for his performance in 2011: Mr. Bhutani received a cash bonus of $3.210 million, a deferred cash award valued at $990,000, an RSU award valued at $3.173 million and a Lazard Fund Interest award valued at $1.778 million. Together, the deferred cash, RSUs and Lazard Fund Interests awarded to Mr. Bhutani constituted approximately 60% of his total compensation for 2011 (salary, cash bonus and long-term incentive awards). As reflected in the table below, Mr. Bhutani’s total incentive compensation for 2011 declined by almost 31% from the level he received in 2010 in recognition of the Compensation Committee’s determination that, in light of Mr. Bhutani’s position as a named executive officer of the Company, his compensation should be based not only on the performance of our Asset Management business but also on the performance of the Company as a whole.

In evaluating annual incentive compensation for Mr. Stern, the Compensation Committee and Mr. Jacobs considered several factors, including the various roles that Mr. Stern serves for the Company. The Compensation Committee and Mr. Jacobs considered Mr. Stern’s myriad responsibilities, his performance as Chief Operating Officer and his contribution to the financial strength of the Company. Mr. Stern maintains a balance between his leadership and administrative responsibilities within the firm, while continuing to cultivate important client relationships. Additional factors that the Compensation Committee and Mr. Jacobs considered included Mr. Stern’s effective management of managing directors and senior professionals overseeing various business sectors on a global basis, the competitive compensation practices at the firms in our comparator group and the difficulty and expense of replacing Mr. Stern should he decide to leave. The Compensation Committee approved the following incentive compensation for Mr. Stern for his performance in 2011: Mr. Stern received a cash bonus of $1.193 million and an RSU award valued at $2.808 million. The RSUs awarded to Mr. Stern constituted approximately 59% of his total compensation for 2011 (salary, cash bonus and equity-based awards).

In evaluating incentive compensation for Messrs. Bucaille and Hoffman, the Compensation Committee and Mr. Jacobs considered that each provides significant leadership to the Company in his role as Chief Financial Officer and General Counsel, respectively. Mr. Bucaille has worldwide responsibility for corporate finance and accounting at the Company, while continuing to maintain important client relationships cultivated prior to becoming Chief Financial Officer. Mr. Hoffman has worldwide responsibility for legal and compliance, and also oversees internal audit and global communications. The Compensation Committee and Mr. Jacobs further considered that both executives have been tasked with primary responsibility for establishing and implementing uniform internal policies within the Company, so that other members of senior management can focus on building the Lazard franchise and cultivating client relationships. With respect to Mr. Bucaille, the Compensation Committee and Mr. Jacobs discussed his contribution to the overall strength of the Company as well as his efficient transition to, and his dedication in connection with the assumption of, his responsibilities as Chief Financial Officer. With respect to Mr. Hoffman, the Compensation Committee and Mr. Jacobs discussed his wide-ranging responsibility for overseeing worldwide legal and compliance operations during a period of continuing legal and regulatory reform, as well as his diverse responsibilities for overseeing internal audit, global communications, legislative and regulatory affairs and the Company’s U.S. real estate. Mr. Jacobs noted that Mr. Hoffman was a key contributor to the collective management team, providing leadership, advice and guidance to him, as Chief Executive Officer, and the Compensation Committee and Mr. Jacobs further noted that Mr. Hoffman also provides such advice and guidance to the Board of Directors. Based on Mr. Jacobs’ recommendation, the Compensation Committee approved the following incentive compensation for each of Mr. Bucaille and Mr. Hoffman for their performance in 2011: Mr. Bucaille received a cash bonus of $617,500 and an RSU award valued at $2.033 million; Mr. Hoffman received a cash bonus of $817,500 and an RSU award valued at $1.933 million. The RSUs awarded to Messrs. Bucaille and Hoffman constituted approximately 60% and 55%, respectively, of their total compensation for 2011 (salary, cash bonus and long-term incentive awards but excluding, in the case of Mr. Bucaille, the special RSU grant described below). In addition, in recognition of Mr. Bucaille’s new duties as Chief Financial Officer and to ensure his long term dedication to the Company, Mr. Bucaille received a long-term retention award in 2011 consisting of 71,085 RSUs valued at $3.1 million that are scheduled to vest in full on March 1, 2019.

The Compensation Committee did not approve incentive compensation for Mr. Castellano, who retired from the Company effective March 31, 2011, in respect of the Company’s 2011 performance.

The following table shows the base salary and incentive compensation paid to Messrs. Bhutani, Bucaille, Hoffman and Stern for their performance in 2010 and 2011 in the manner it was considered by the Compensation Committee. This presentation differs from that contained in the Summary Compensation Table for 2011 in the following respects: by (i) showing the full grant date value of the RSUs and Lazard Fund Interests granted on February 10, 2012, which related to 2011 performance but are not reflected in the Summary Compensation Table for 2011 because they were granted after the end of our 2011 fiscal year; (ii) excluding the full grant date value of the RSUs and Lazard Fund Interests granted on February 10, 2011, which are included in the Summary Compensation Table for 2011, but related to 2010 performance; (iii) excluding the full grant date value of the special, long-term retention award of 71,085 RSUs granted to Mr. Bucaille on March 25, 2011 with a grant date value of $3.1 million that are scheduled to vest in full on March 1, 2019, since these RSUs were not a part of Mr. Bucaille’s regular incentive compensation for 2011; and (iv) presenting $990,000 of Mr. Bhutani’s 2011 bonus as a deferred cash award, since this award was not paid in February 2012 at the same time as our regular bonuses, but will be paid in May 2012, contingent on Mr. Bhutani’s continued employment until the payment date. A similar methodology has been applied to reflect 2010 compensation, which was included for each named executive officer other than Mr. Bucaille in order to provide a basis for comparison. Mr. Bucaille’s compensation for 2010 is not included in the table below, because he was not an executive officer during 2010. In addition, the “Change in Pension Value” and “All Other Compensation” columns have been omitted for each year, because they are not tied to the named executive officers’ performance for the applicable year, and Mr. Castellano’s compensation was excluded, since he retired on March 31, 2011.

			Incentive Compensation
	Year	Salary	Annual Cash Bonus	Deferred Cash Awards	RSU Awards	Lazard Fund Interest Awards	Total Compensation
Ashish Bhutani	2011	$750,000	$3,210,000	$990,000	$3,172,500	$1,777,500	$9,900,000
	2010	$750,000	$6,250,000	—	$5,175,000	$1,825,000	$14,000,000

Matthieu Bucaille	2011	$750,000	$617,500	—	$2,032,500	—	$3,400,000

Scott D. Hoffman	2011	$750,000	$817,500	—	$1,932,500	—	$3,500,000
	2010	$750,000	$1,500,000	—	$2,250,000	—	$4,500,000

Alexander F. Stern	2011	$750,000	$1,192,500	—	$2,807,500	—	$4,750,000
	2010	$750,000	$2,500,000	—	$3,250,000	—	$6,500,000

Perquisites. In 2011, each of our named executive officers, other than Mr. Bucaille, received less than $32,000 in perquisite compensation. Our named executive officers are entitled to receive the same perquisite compensation provided to all of our U.S. managing directors as a group, including (i) the payment by the Company of a portion of the health insurance premiums for each of our U.S. managing directors on the same basis that it does for all U.S. employees and (ii) being the named beneficiaries of a Company-provided life insurance and excess liability insurance policy and long-term disability insurance. None of our U.S. managing directors receive any matching contributions from the Company on their personal contributions to the Company’s 401(k) plan. Each of our U.S. managing directors is entitled to have his year-end personal tax returns prepared by our tax department. Messrs. Jacobs, Bucaille, Castellano, Hoffman and Stern have availed themselves of this benefit. This perquisite has been a historical practice of the firm, and is provided due to the complexity involved in preparing such tax returns as the Company continues to be viewed as a partnership for U.S. tax purposes.

Pursuant to his retention agreement with the Company, Mr. Bucaille is also entitled to reimbursement of up to $10,000 per month on his residence in the New York City area, as well as reimbursement of private school tuition for each of his children under the age of 18 years old. These additional benefits are provided to Mr. Bucaille in connection with the relocation of his family from France to the United States in order to serve as our Chief Financial Officer, and in recognition of the educational needs of his children, whose native language is French. The Compensation Committee determined this was appropriate in order to minimize the disruption of Mr. Bucaille’s family life and reduce distractions as a result of his relocation, thereby allowing him to focus on his duties as Chief Financial Officer. Mr. Bucaille is additionally entitled to a tax gross-up for any such reimbursement he receives. The aggregate value of these benefits in 2011 was $641,855, a portion of which represents amounts incurred in 2010 and reimbursed to Mr. Bucaille on a discretionary basis during 2011.

Post-Employment Benefits. Each of Messrs. Jacobs, Hoffman and Stern has an accrued benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan, a qualified defined-benefit pension plan, and Messrs. Hoffman and Stern have accrued additional benefits under a related supplemental defined-benefit pension plan. In each case, these benefits accrued prior to the applicable officer becoming a managing director of the Company. Benefit accruals under both of these plans were frozen for all participants effective January 31, 2005, and our named executive officers will not accrue any additional benefits. The annual benefit under such plans, payable as a single life annuity commencing at age 65, would be $6,447 for Mr. Jacobs, $18,845 for Mr. Hoffman and $12,421 for Mr. Stern. Under the terms of the supplemental defined-benefit pension plan, the benefits are payable only in a single lump-sum payment. Messrs. Bhutani, Bucaille and Castellano do not participate in these plans. For the value of the benefits accrued by Messrs. Jacobs, Hoffman and Stern under these plans as of December 31, 2011, see “Pension Benefits” below.

The retention agreement with each of our named executive officers, other than Mr. Castellano, whose retention agreement expired upon his retirement on March 31, 2011, provides for certain severance benefits in the event of a termination of employment by the Company other than for “cause” or by the executive officer for “good reason” (we refer to these as a “qualifying termination”) prior to March 23, 2013. We provide for such severance payments on the condition that for specified periods the departed executive does not compete with the Company, solicit the Company’s clients or employees or take other actions that may harm the Company’s business. The level of the severance benefits depends on whether the qualifying termination occurs prior to or following a “change in control” of the Company, with qualifying terminations following a “change in control” generally triggering enhanced benefits. In the case of Mr. Bhutani, such enhanced benefits are triggered only in the event of a qualifying termination following a “change in control” pursuant to which we are acquired by an entity that has an asset management business. In addition, the retention agreement with each of our named executive officers, other than Mr. Bhutani (and Mr. Castellano, due to his retention agreement expiring upon his retirement on March 31, 2011), provides that, in the event that the executive officer’s receipt of any payment from the Company under the agreement or otherwise is subject to the excise tax imposed under Section 4999 of the Code, an additional payment will be made to restore the executive to the after-tax position that he would have been in if the excise tax had not been imposed. The events giving rise to a severance payment, as well as the amount of the payments under the retention agreements, were negotiated terms and based on common industry practice for agreements of this kind at the time they were negotiated. See “Retention Agreements with Named Executive Officers—Payments and Benefits Upon Certain Terminations of Service”; see also “Potential Payments Upon Termination or Change in Control” for an estimate of potential payouts under each scenario.

In general, unvested RSUs and Lazard Fund Interests are forfeited by our named executive officers upon termination of employment, except in limited cases such as death, disability, a termination by the Company other than for “cause” or a qualifying retirement pursuant to our RSU Retirement Policy. See “RSU Retirement Policy.” In the event of a “change in control” of the Company, any unvested RSUs and Lazard Fund Interests will automatically vest. In this way, our named executive officers can realize value from these awards in the same way as shareholders in connection with the change in control transaction, and thus encourage our named executive officers to consider and support transactions that might benefit shareholders.

Mr. Castellano, who retired on March 31, 2011, had all of his prior RSU awards vest in 2010 pursuant to our RSU Retirement Policy. The shares Mr. Castellano received upon the RSU vesting (less shares withheld to cover certain tax liabilities) remain subject to certain restrictions, including continued compliance with the non-compete, non-solicit and other provisions in the RSU agreements, which will remain in place until the originally scheduled vesting date of each underlying RSU award.

Consulting Arrangement with Mr. Castellano. In order to ensure a smooth transition in connection with Mr. Castellano’s retirement on March 31, 2011 following his ten years of service as our Chief Financial Officer, the Company determined that it would be beneficial for him to facilitate the transfer of his duties to Mr. Bucaille by providing post-employment consulting services for a period following his retirement. During 2011, he received a total of $875,000 in consideration for such services.

Discontinuance of Excise Tax Gross-Ups. Each retention agreement with our named executive officers, other than Mr. Bhutani (and Mr. Castellano, due to his retention agreement expiring upon his retirement on March 31, 2011), currently provides that, in the event that the executive officer’s receipt of any payment made by us is subject to the excise tax imposed under Section 4999 of the Code, an additional payment will be made to restore the executive officer to the after-tax position that he would have been in if the excise tax had not been imposed. With input from Hay Group, the Compensation Committee determined in 2011 that, in recognition of evolving best practices, we do not intend to enter into any new arrangements that would provide for an excise tax gross-up. Consistent with such determination, as noted above, we entered into a new contract with Mr. Bhutani on August 2, 2011 that does not provide for an excise tax gross-up. Our retention agreements with Messrs. Jacobs, Bucaille, Hoffman and Stern are scheduled to expire on March 23, 2013, and we do not anticipate extending the excise tax gross-up currently provided in these retention agreements following such date.

Risks Related to Compensation Policies. In keeping with our risk management framework, we consider risks not only in the abstract, but also risks that might hinder the achievement of a particular objective. We have identified two primary risks relating to compensation: that compensation will be insufficient to retain talent and that compensation strategies might result in unintended incentives. To combat the first risk, as noted above, the compensation of employees throughout the Company is reviewed against comparative compensation data, permitting us to set compensation levels that we believe contribute to low rates of employee attrition. Further, long-term incentive compensation (including RSUs and Lazard Fund Interests) awarded to our named executive officers, managing directors and other senior professionals are subject to vesting over two- or three-year periods. We believe both the levels of compensation and the structure of the RSU awards and Lazard Fund Interest awards have had the effect of retaining key personnel. We further believe that the structure of LTIP awards, as described below, when granted will enhance our ability to retain applicable executive officers.

With respect to the second risk, our Company-wide year-end discretionary compensation program is designed to reflect the performance of the Company, the performance of the division in which the employee works and the performance of the individual employee, and is designed to discourage excessive risk taking. For example, paying a significant portion of our year-end compensation in the form of long-term incentive compensation (including RSUs and Lazard Fund Interests and, in the case of applicable executive officers for 2012, LTIPs) that generally vests over two or three years makes or will make each of our named executive officers, managing directors and other senior professionals sensitive to long-term risk outcomes, as the value of their awards increase or decrease with the price of Lazard Ltd’s common stock and, in the case of holders of Lazard Fund Interests, the performance of funds managed by our Asset Management group and, in the case of applicable executive officers, the performance of the Company. Further, performance criteria for some of the Asset Management executives now include Company-wide risk management practices (some relating to mitigating certain of Asset Management’s key risks, and some relating to oversight of the “ordinary course” risks to which our Asset Management business is subject). In addition, performance criteria for applicable executive officers under the LTIP program will include adjustments for revenue volatility in recognition of our belief that more volatile growth is less valuable to our shareholders. We believe these criteria will provide our employees additional incentives to prudently manage the wide range of risks inherent in the Company’s business. We are not aware of any employee behavior motivated by our compensation policies and practices that creates increased risks for shareholders or our clients.

Based on the foregoing, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

Long-Term Incentive Program

Purposes of the LTIP Program. After considering the interests of our shareholders, discussions with our shareholders relating to our 2011 shareholder advisory vote regarding executive compensation, the advice of Hay Group and the views of Mr. Jacobs, our Chairman and Chief Executive Officer, the Compensation Committee adopted the long-term incentive, or LTIP, program. The Compensation Committee and Mr. Jacobs believe that our business should be managed for the benefit of our shareholders and, to that end, strive to implement compensation discipline throughout the firm, to properly incentivize our senior management and to reinforce the link between pay and long-term performance within our compensation programs. The Compensation Committee therefore adopted the LTIP program to advance these initiatives and establish another link between the payout of long-term incentive awards and the performance of our business, as well as to place a portion of pay at risk based on financial metrics and our performance relative to the performance of our peers, in addition to stock price performance.

Risk. Risk is an inherent feature of many our existing deferred compensation programs, including discretionary cash bonuses, RSU awards and Lazard Fund Interest awards. Such awards are typically determined at the conclusion of a given compensation cycle based on a variety of considerations, including retrospective evaluations of individual and Company performance during the relevant period. In addition, RSU and Lazard Fund Interest awards typically vest over a period of two to three years and provide value upon vesting that depends on the long-term performance of our common stock or relevant Lazard investment fund. Such value may, and from time to time has been, less than the value a recipient would have received if the award vested at the grant date, depending on the Company’s performance.

The LTIP program supplements our existing risk-based deferred compensation programs by subjecting 25% of the total compensation payable to each of Messrs. Jacobs, Bucaille, Hoffman and Stern for a given year to full risk of loss based upon the long-term financial performance of our business, measured against objective, pre-established performance goals. For purposes of this discussion of the LTIP program, we refer to Messrs. Jacobs, Bucaille, Hoffman and Stern as the applicable executive officers. The Compensation Committee expects that a majority of each applicable executive officer’s total compensation for a given year that is not granted in the form of LTIP awards will continue to be granted in the form of existing risk-based deferred compensation awards, including discretionary cash bonuses and deferred equity awards.

Transparency. We believe the LTIP program furthers our goal of implementing transparent compensation practices. The performance metrics that must be satisfied in order for recipients of LTIP awards to vest, and therefore, to realize value from the award, are tied to factors that we consider critical measures of our success and our ability to return value to our shareholders. Importantly, the financial information that will be used in measuring our Company’s and the applicable executive officers’ performance with respect to these metrics is readily available to shareholders, including through our annual earnings releases. By coupling the potential value of the LTIPs with our degree of success in these critical areas, we believe we have created another link (in addition to stock price fluctuations) between value realized by our shareholders and value to the applicable executive officers, measuring shareholder return using the same tools as our shareholders.

Objectivity. The value that a recipient will realize upon vesting of an LTIP award will be calculated by reference to financial metrics that are indicative of the Company’s overall performance, rather than individual performance, on an absolute and relative basis. These metrics rely on criteria such as revenue, historical company performance, returns to shareholders and operating costs. At the measurement times, each of the metrics is assigned a score, based on our performance with respect to these metrics, either benchmarked against an appropriate metric or as an absolute standard and, where appropriate, considered in light of our peers’ performance in similar areas. Such scores are generally weighted evenly over the performance period, with the ultimate level of payout for the awards determined by reference to the weighted numeric score. By looking to pre-established metrics of the Company’s performance and linking payout directly to scores awarded for such metrics, we have enhanced the objectivity of our compensation programs.

Overview. The Compensation Committee has been committed to addressing evolving best practices in connection with our compensation programs. Following discussions with our shareholders relating to our shareholder advisory vote regarding executive compensation in late April 2011, the Compensation Committee, together with Hay Group and Mr. Jacobs, sought to reexamine aspects of our existing compensation programs in light of evolving best practices, including the recent emergence of compensation programs that include objective and quantifiable performance targets. The LTIP program involves a new form of at-risk performance-based award under the 2008 Incentive Compensation Plan, and initial grants of LTIP awards will be made in connection with the 2012 compensation cycle. For 2012, LTIP grants will comprise 25% of the total aggregate compensation awarded to the applicable executive officers (based on the LTIPs vesting at the target level). We expect that, for future compensation cycles, LTIPs will continue to form a significant part of the aggregate compensation awarded to the applicable executive officers. The Compensation Committee would also have the flexibility in future years to adjust the terms or financial metrics applicable to LTIP awards in order to address circumstances and issues that may then apply to us.

As further discussed below, our performance during the current fiscal year, as well as the 2013 and 2014 fiscal years, will affect the benefit ultimately received by recipients of LTIP awards. By establishing the LTIP program at this time, the Compensation Committee has made the financial metrics that drive payout under LTIP awards available to the applicable executive officers, so that they will know the basis upon which a portion of their 2012 pay will be at risk, and also to our shareholders.

Quantifiable Financial Metrics to Measure Business Performance. While a variety of factors may be relevant to an evaluation of the performance of a given business, the Compensation Committee determined that three financial ratios are the most appropriate financial metrics for purposes of the LTIP awards: our Volatility Adjusted Revenue Growth Ratio, or VARGR, our Shareholder Return Ratio, or SRR, and our Operational Leverage Ratio, or OLR, each of which is described in further detail below. Collectively, VARGR, SRR and OLR align directly with our long-term strategy of driving shareholder returns through high-quality revenue and earnings growth, focusing on reducing volatility, increasing operating leverage (including by managing compensation and non-compensation costs and expenses) and returning excess cash to our shareholders (including through dividends and equity repurchases). After considering the interests of our shareholders and input from Hay Group and Mr. Jacobs, as well as the relevance of VARGR, SSR and OLR in light of the historical performance of Lazard, the Compensation Committee selected VARGR, SRR and OLR as the three performance metrics for purposes of the LTIP program because, taken together, they reflect, among other things, the manner in which the Compensation Committee measures the success that the applicable executive officers can achieve in executing our long-term strategy and managing our business for the benefit of our shareholders. An explanation of the importance of each financial ratio is set forth below.

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Volatility-Adjusted Revenue Growth Ratio. We seek to generate stable, high-quality revenue growth, and the Compensation Committee believes that our shareholders value such revenue growth. Our innovative business model incorporates balanced growth initiatives and a diversity of businesses, including operations that are countercyclical, which we believe ultimately produces less volatile revenues. As further discussed below, we can measure our success in generating stable revenue growth through our VARGR.

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Shareholder Return Ratio. We endeavor to return excess cash to our shareholders. By paying dividends to our shareholders, repurchasing equity and minimizing the need for additional capital in our business, we are better poised to return to shareholders a portion of the excess cash that is generated by our business. The Compensation Committee believes that our shareholders value the ability to receive a portion of the excess cash generated by our business. As further discussed below, we can measure our success in returning excess cash to our shareholders through our SRR.

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Operational Leverage Ratio. The Compensation Committee believes that our shareholders value our ability to effectively manage the costs of our business. We are committed to our long-term goal of limiting increases in our compensation expense, such that our compensation expense grows at a rate that is less than the rate of our revenue growth. By also implementing other disciplined cost containment initiatives that take advantage of opportunities to reduce cost pressures, focusing on opportunities to reduce debt and related interest expense, increasing the efficiency of our technological, administrative and support systems, and replacing legacy costs, we seek to advance our ultimate objective of increasing shareholder returns. As further discussed below, we can measure our success in reducing our compensation and other expenses through our OLR.

Performance-Based Vesting Criteria. LTIPs are contingent profits interests in Lazard Group which, once vested, are exchangeable for shares of Class A common stock. The target number of shares of Class A common stock subject to each LTIP is one. Based on the extent of the achievement of the applicable performance criteria, as confirmed by the Compensation Committee, the number of shares of Class A common stock that may be received in respect of the LTIPs awarded will range from zero to three times the target number of shares of Class A common stock subject to the LTIPs. LTIPs for the 2012 compensation cycle are expected to be granted in early 2013 and will relate to our performance over the three-year period beginning on January 1, 2012 and ending on December 31, 2014. Unless threshold performance levels are satisfied during this period, all such LTIPs will be forfeited, and the applicable executive officers will not be entitled to any payments or benefits with respect to such awards. Our performance during the current fiscal year, as well as the 2013 and 2014 fiscal years, will affect the benefit ultimately received by recipients of LTIPs granted in early 2013.

Generally, each of the three performance metrics (i.e., VARGR, SRR and OLR) will be weighted equally over the entire performance period and for each fiscal year within the performance period; however, in the event that operating revenue for the final fiscal year of the performance period is less than or equal to operating revenue for the fiscal year immediately preceding the start of the performance period, VARGR and SRR will each be weighted 50% for the entire performance period, and OLR will not apply for the performance period. Similarly, in the event that operating revenue for a given fiscal year is less than or equal to that of the preceding fiscal year, VARGR and SRR will each be weighted 50% for that year, and OLR will not apply for that year. The determination of the number of LTIPs that may ultimately vest under each award generally will be based on the Company’s cumulative performance over the three-year performance period, but if the Company achieves a score of at least 1.0 (as determined in the manner set forth below) with respect to any fiscal year, as confirmed by the Compensation Committee, then 25% of the total target number of shares of Class A common stock subject to the LTIPs will no longer be at risk based on achievement of the performance criteria. Any such LTIPs will remain subject to the other vesting criteria described herein (and the total payout with respect to such LTIPs could increase based on the performance over the performance period).

The scoring set forth below corresponds directly to the level of achievement of performance goals. For example, the achievement of a score of 1.33 for the cumulative three-year performance period translates into payout of the LTIP award at 1.33 times the target level (subject to achievement of the other vesting conditions described herein).

Volatility-Adjusted Revenue Growth Ratio. In order to determine our VARGR score for the three-year performance period, we first establish our compound annual operating revenue growth rate for the entire performance period. We then divide such annual growth rate by the historical volatility of our compound annual operating revenue growth rate, i.e., the historical standard deviation in our compound annual operating revenue growth rate, over the preceding ten-year period.

Our VARGR must be measured against an appropriate benchmark so that our VARGR score is not inappropriately affected (positively or negatively) by temporary macroeconomic or market trends or events, among other things. For LTIPs granted in connection with the 2012 compensation cycle, the benchmark is the price component of the MSCI World Index.

We establish the compound annual growth rate of the price component of the MSCI World Index for the entire performance period, and divide such compound annual growth rate by the historical standard deviation in the compound annual growth rate of the price component of the MSCI World Index, or the MSCI World Standard Deviation, over the preceding ten-year period. We refer to the result of this quotient as the MSCI World VAGR.

Finally, we create a reference range of values for the determination of our VARGR score by adding and subtracting a value, or the Range Value, to and from the MSCI World VAGR. The Range Value is equal to 1 (i.e., the standard deviation of the MSCI World VAGR). A VARGR score is determined for the performance period in light of our VARGR for the performance period relative to the reference range and the score thresholds in the table set forth below.

VARGR	Score Threshold
VARGR ≥ MSCI World VAGR + Range Value	3.00

VARGR ≥ MSCI World VAGR	1.33

MSCI World VAGR > VARGR	0.67

MSCI World VAGR – Range Value > VARGR	0.00

In order to determine our VARGR score for a given fiscal year, we utilize the same methodology described above, but we use our operating revenue growth rate for the fiscal year and the growth rate of the price component of the MSCI World Index for the fiscal year, in contrast to compound annual growth rates. A VARGR score is determined for the fiscal year in accordance with the methodology described above.

Once a VARGR score has been determined, we believe that it is important to consider not just our performance relative to the market, but we also believe that our VARGR score must be considered in light of the VARGRs of our peers for the relevant period, in each case, determining such peer VARGRs using the most appropriate revenue statistic and calculating such peer VARGRs in the manner described above. For LTIPs granted in connection with the 2012 compensation cycle, we expect that the Company’s comparison group for purposes of the VARGR metric will consist of Bank of America Merrill Lynch, Citi, Credit Suisse, Deutsche Bank, Evercore, Goldman Sachs, Greenhill, Jefferies, JP Morgan, Morgan Stanley and UBS. The Compensation Committee then will determine whether our VARGR for the relevant period ranks within the top third, the middle third or the bottom third of our comparison group of companies. Based upon this ranking, the Compensation Committee will assign a final VARGR score within the range.

We believe that the VARGR performance metric aligns directly with our objective of achieving revenue growth while simultaneously limiting volatility in order to promote consistent, high-quality revenue growth over time.

Shareholder Return Ratio. In order to determine our SRR score for the three-year performance period, we first establish our SRR for each fiscal year during the performance period. In order to determine our SRR for each fiscal year, we divide (i) the sum of the aggregate value of dividends paid to our shareholders and the aggregate distributions by Lazard Group to its members (other than our subsidiaries) for the relevant fiscal year and the aggregate amount of funds used for equity (including Lazard Group membership interest) buybacks during such fiscal year by (ii) the sum of (A) our net income for such fiscal year, which will be calculated in the adjusted manner set forth in our annual earnings release for such fiscal year, rather than in the manner prescribed by GAAP, and (B) the amortization of prior year-end deferred compensation awards recorded during such fiscal year (less the value of RSUs withheld to satisfy tax obligations and the amounts used to fund investments made in respect of Lazard Fund Interest awards). A score is determined for the entire three-year performance period based on the average SRR for each fiscal year relative to the score thresholds in the table set forth below. A score is determined for each fiscal year based on the SRR for that fiscal year relative to the score thresholds in the table set forth below.

SRR	Score Threshold
≥ 60%	3.00

≥ 50%	1.33

≥ 40%	0.67

< 40%	0.00

We believe that the SRR performance metric aligns directly with our objective of returning excess cash to our shareholders.

Operational Leverage Ratio. In order to determine our OLR for the entire three-year performance period, we divide our pre-tax earnings growth rate over the performance period by our operating revenue growth rate over the performance period. In order to determine our OLR for each fiscal year, we divide our pre-tax earnings growth rate for the relevant fiscal year by our operating revenue growth rate for such fiscal year. Growth rates for the entire three-year performance period are determined by comparing pre-tax earnings and operating revenue for the final fiscal year of the performance period to our pre-tax earnings and operating revenue for the fiscal year immediately preceding the performance period. Growth rates for each fiscal year are determined by comparing pre-tax earnings and operating revenue for the relevant fiscal year to pre-tax earnings and operating revenue for the previous fiscal year. For purposes of this measurement, we determine our pre-tax earnings growth rate using the regular method for calculating pre-tax earnings, but (i) instead of using our compensation expense determined in accordance with GAAP, we will use our awarded compensation expense (adjusted to exclude certain one-time, non-recurring items and special compensation grants) for the relevant fiscal year and (ii) our interest expense and non-compensation expense for the relevant fiscal year will be calculated in the adjusted manner set forth in our annual earnings release for such fiscal year, rather than in the manner prescribed by GAAP. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our 2011 Annual Report on Form 10-K for a description of the calculation of awarded compensation based on our audited financial statements. We believe that awarded compensation expense is a more relevant measure than GAAP compensation expense, because awarded compensation expense reflects the actual cost of compensation (i.e., what we actually expect to pay our employees) each year. Accordingly, we believe it is a more effective way to manage our business. A score is determined for the entire three-year performance period (if operating revenue increases over such period) based on the OLR for that period relative to the score thresholds in the table set forth below. A score is determined for each fiscal year (if operating revenue increases over such year) based on the OLR for the given year relative to the score thresholds in the table set forth below.

OLR	Score Threshold
≥ 2.0	3.00

≥ 1.5	1.33

≥ 1.0	0.67

< 1.0	0.00

We believe that the OLR performance metric aligns directly with our objective of managing our compensation and other expenses and increasing our operating leverage through cost discipline.

Service-Based Vesting Criteria. In addition to achievement of the performance criteria described above, the LTIPs also will be subject to service-based vesting criteria and will vest on dates that are consistent with the vesting dates associated with other deferred equity awards granted in connection with the applicable compensation cycle. Subject to certain exceptions described below and in addition to the other vesting criteria in order for the LTIPs to vest and be exchangeable for shares of Class A common stock, the holder must remain employed by us until the applicable vesting date.

Treatment of Cash Distributions. If Lazard Group pays ordinary quarterly cash distributions to its members on or following the grant date of an LTIP and before the vesting of such LTIP, an LTIP holder’s ratable share of such dividends will be allocated to the holder’s capital account, but only with respect to the target number of LTIPs that a holder may earn. A holder will not be entitled to such amounts unless and until the applicable LTIPs vest, at which time such amounts will be settled in cash (less any applicable tax distributions received by the LTIP holder prior to such time).

Consequences of a Change of Control and Certain Termination Events. The vesting of LTIP awards will be accelerated in the event that we experience a change of control prior to the end of a performance or service period, in which case both service-based vesting conditions and the performance criteria described above will no longer apply. If a change of control occurs prior to the end of the performance period, unvested awards will immediately vest at the greater of (i) target level performance and (ii) the actual performance level achieved from the start of the performance period through the date of the change of control, with the level of achievement for any partial fiscal year based on the Compensation Committee’s good faith determination. In the event that a holder’s employment is terminated by the Company without cause (which, in the case of the applicable executive officer, would include an involuntary reduction in position) or due to death or disability, LTIPs will vest, in the case of death, immediately upon completion of the performance period, and otherwise, at the close of the applicable service period, in each case, based on (i) the actual performance level achieved from the start of the performance period through the last day of the most recent fiscal quarter preceding the date of termination (or, if the date of termination occurs more than halfway through a fiscal quarter, the last day of such fiscal quarter), or the measurement date, and (ii) the target level from the measurement date through the last day of the performance period. In the event that employment is terminated due to retirement, LTIPs will vest at the close of the applicable service period at the level determined on the last day of the performance period based on actual performance during the performance period. In the event of termination of employment for any reason other than as described above prior to the end of the applicable service period, all unvested LTIPs will be forfeited as of the date of such termination.

Termination of LTIPs. The Compensation Committee retains the discretion to terminate outstanding LTIPs at any time if it determines that it is in our best interests due to accounting, regulatory, tax, strategic planning or other reasons, provided that replacement awards of equivalent or greater value will be granted. Moreover, we or any of our successors are also entitled to require that any outstanding LTIPs be exchanged for shares of Class A common stock at such time as we or an applicable successor specify.

Restrictive Covenants. LTIPs will be subject to restrictive covenants including non-compete, non-solicitation of clients, no hire of employees and confidentiality which are similar to those applicable to grants of RSUs.

Tax Implications. LTIPs are structured as “profits interests” for U.S. federal income tax purposes. We do not expect the grant or vesting of LTIPs to produce a compensation tax deduction for us. Even if such a deduction were available, we may not, in any event, have been able to use such deduction. However, like the existing LAZ-MD Holdings exchangeable interests, the exchanges of vested LTIPs for shares of Class A common stock may result in increases in the tax basis of the tangible and intangible assets of Lazard Group attributable to our subsidiaries’ interest in Lazard Group that otherwise would not have been available. These increases in tax basis may reduce the amount of tax that our subsidiaries would otherwise be required to pay in the future.

Conclusion

Our compensation program is designed to permit the Company to provide our named executive officers, managing directors and other senior professionals with total compensation that is linked to our performance and reinforces the alignment of executive officer, employee and shareholder interests. At the same time, it is intended to provide us with sufficient flexibility to assure that such compensation is appropriate to attract and retain employees who are vital to the continued success of the Company and to drive outstanding individual and institutional performance. We believe the program met these objectives in 2011.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Steven J. Heyer (Chair), Sylvia Jay and Michael J. Turner

Compensation of Executive Officers

The following table contains information with respect to our Chief Executive Officer, current Chief Financial Officer (effective April 1, 2011), former Chief Financial Officer (who retired March 31, 2011) and the three other most highly compensated executive officers. These officers are collectively referred to as the “named executive officers.” We believe that the better way to view this information is as set forth under “Compensation Discussion and Analysis—Compensation for Each of Our Named Executive Officers in 2011,” as the information set forth below (i) includes in 2011 compensation RSUs that relate to 2010 performance, which were awarded on February 10, 2011 and, in the case of Mr. Bhutani, Lazard Fund Interests which were awarded on February 10, 2011, and does not include in 2011 compensation RSUs and Lazard Fund Interests that relate to 2011 performance, which were awarded on February 10, 2012, and (ii) includes in 2011 compensation the full grant date value of the special, long-term retention award of 71,085 RSUs granted to Mr. Bucaille on March 25, 2011 with a grant date value of $3.1 million that are scheduled to vest in full on March 1, 2019. The information (i) with respect to 2010 and 2009 compensation includes RSUs granted in the relevant calendar year, which relates to the previous year’s performance, and does not include RSUs granted with respect to the relevant calendar year’s performance and (ii) with respect to 2009 includes deferred cash awards that related to 2008 performance.

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus		Stock Awards		Change in Pension Value and Nonqualified Deferred Compensation Earnings (c)	All Other Compensation (d)	Total
Kenneth M. Jacobs	2011	$900,000		$2,680,000		$8,800,000	(b)	$10,318	$31,686	$12,422,004
Chairman and Chief	2010	$900,000		$5,100,000		$3,750,000		$4,639	$57,597	$9,812,236
Executive Officer	2009	$1,427,885		$6,222,115		$2,300,000		$458	$193,561	$10,144,019

Matthieu Bucaille	2011	$750,000	(a)	$617,500		$5,052,500	(b)	—	$692,316	$7,112,316
Chief Financial Officer
(Effective April 1, 2011)

Michael J. Castellano	2011	$125,000		—		$215,000		—	$890,745	$1,230,745
Chief Financial Officer	2010	$500,000		$2,035,000		$1,050,000		—	$24,997	$3,609,997
(Until March 31, 2011)	2009	$500,000		$1,905,000		$645,000		—	$57,443	$3,107,443

Ashish Bhutani	2011	$750,000		$4,200,000	(e)	$7,000,000	(b)	—	$12,734	$11,962,734
Chief Executive Officer	2010	$750,000		$6,250,000		$4,987,500		—	$40,418	$12,027,918
Lazard Asset
Management

Scott D. Hoffman	2011	$750,000		$817,500		$2,250,000	(b)	$28,398	$22,648	$3,868,546
General Counsel	2010	$750,000		$1,500,000		$1,652,500		$12,427	$33,662	$3,948,589
	2009	$600,000		$2,642,500		$855,000		$444	$77,048	$4,174,992

Alexander F. Stern	2011	$750,000		$1,192,500		$3,250,000	(b)	$17,376	$13,789	$5,223,665
Chief Operating	2010	$750,000		$2,500,000		$1,652,500		$6,940	$22,896	$4,932,336
Officer	2009	$750,000		$2,272,500		$825,000		—	$63,730	$3,911,230

(a)	Mr. Bucaille received a total of $364,320 of such compensation in euros (€276,000), which were converted to U.S. dollars for purposes of this table at an exchange rate of $1.32 to €1.00.

(b)

Represents RSUs granted to each of our named executive officers during fiscal year 2011 that relate to 2010 performance. In addition, for Mr. Bucaille, represents a special long-term retention award granted in 2011 in recognition of his new duties as Chief Financial Officer and to ensure his long term dedication to the Company, consisting of RSUs valued at $3.1 million that are scheduled to vest in full on March 1, 2019. Represents for Mr. Bhutani both RSUs valued at $5,175,000 as well as an award of equity interests in

Lazard managed funds consisting of Lazard Fund Interests valued at $1,825,000 granted in lieu of RSUs, in each case granted during fiscal year 2011 that relate to 2010 performance. As required under SEC rules for compensation disclosure in proxy statements, the value of the RSUs and Lazard Fund Interests reported in the Summary Compensation Table is based on the grant date fair value of awards in the fiscal year actually granted (rather than in the year to which the executive’s performance relates) and, in the case of RSUs, is computed in accordance with FASB ASC Topic 718, and in the case of Lazard Fund Interests, is computed based on the fair market value of the interests in the Lazard managed funds as of the date that the applicable Lazard Fund Interests were awarded to Mr. Bhutani. See Note 16 of Notes to the Consolidated Financial Statements contained in our 2011 Annual Report on Form 10-K for a discussion of the assumptions used in the valuation of the RSUs.

(c)	Represents the aggregate change in actuarial present value of the listed officer’s accumulated benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan and, in the case of Messrs. Hoffman and Stern, a related supplemental defined-benefit pension plan.

(d)	Represents (i) payment of health insurance premiums in the amount of $10,447 for Mr. Jacobs, $11,886 for Mr. Bucaille and $8,859 for each of Messrs. Bhutani and Hoffman; (ii) life and long-term disability insurance premiums in the amount of $3,675 for Mr. Jacobs, $16,873 for Mr. Bucaille, $941 for Mr. Castellano, $2,867 for Mr. Bhutani and $3,675 for each of Messrs. Hoffman and Stern; (iii) excess liability insurance premiums in the amount of $1,008 for each named executive officer; (iv) tax preparation services in the amount of $16,556 for Mr. Jacobs, $20,694 for Mr. Bucaille, $13,796 for Mr. Castellano, and $9,106 for each of Messrs. Hoffman and Stern; (v) for Mr. Bucaille, a housing reimbursement of $155,000 (together with a related tax gross-up of $118,622) and tuition reimbursement of $208,595 (together with a related tax gross-up of $159,638); and (vi) $875,000 in post-employment consulting fees to Mr. Castellano.

(e)	Includes an award of $990,000 that is considered a deferred cash award and will not be payable until May 2012, contingent upon Mr. Bhutani’s continued employment until the payment date.

Grants of Plan Based Awards

The following table provides information about RSUs granted to each of our named executive officers (other than Mr. Castellano, who instead received a grant of restricted stock in lieu of a grant of RSUs) during fiscal year 2011 which relate to 2010 performance and, for Mr. Bhutani, Lazard Fund Interests granted during fiscal year 2011 which relate to 2010 performance and, for Mr. Bucaille, RSUs granted during fiscal year 2011 in recognition of his new duties as Chief Financial Officer and to ensure his long term dedication to the Company. For information on the grant date fair value of RSU and Lazard Fund Interest awards made to each of our named executive officers during fiscal year 2012, which relate to 2011 performance, see “Compensation Discussion and Analysis—Compensation For Each of Our Named Executive Officers in 2011.”

Named Executive Officer	Grant Date	Number of Restricted Stock Units/Restricted Stock	Grant Date Fair Value of Restricted Stock Units/Restricted Stock	Grant Date Fair Value of Lazard Fund Interests
Kenneth M. Jacobs	February 10, 2011	195,295	$8,800,000	—
Matthieu Bucaille	February 10, 2011	43,331	$1,952,500	—
	March 25, 2011	71,085	$3,100,000	—
Michael J. Castellano	February 10, 2011	4,771	$215,000	—
Ashish Bhutani	February 10, 2011	114,847	$5,175,000	$1,825,000
Scott D. Hoffman	February 10, 2011	49,933	$2,250,000	—
Alexander F. Stern	February 10, 2011	72,126	$3,250,000	—

The RSUs included in the table above represent a contingent right to receive an equivalent number of shares of Lazard Ltd Class A common stock. The RSUs and restricted stock shown in the table that were granted on February 10, 2011 were valued by multiplying the number of RSUs and restricted stock awarded to each named executive officer by the closing price-per-share of Lazard Ltd Class A common stock on the NYSE on the five trading days prior to February 10, 2011 ($45.06). The RSUs granted on February 10, 2011 to each of our named executive officers relate to 2010 performance and will vest as follows: one-third on March 1, 2013 and two-thirds on March 3, 2014. The special RSU retention award granted to Mr. Bucaille on March 25, 2011 will vest in full on March 1, 2019. The RSUs granted to Mr. Bucaille on March 25, 2011 were valued at the closing price-per-share of Lazard Ltd Class A common stock on the NYSE on March 25, 2011 ($43.61). Each of our named executive officers signed an RSU agreement in connection with his award. In general, these agreements provide that non-vested RSUs are forfeited on termination of employment, except in limited cases such as death, disability, a termination by the Company other than for “cause” or a qualifying retirement pursuant to our RSU Retirement Policy. See “RSU Retirement Policy.” In the event of a change in control, any unvested but outstanding RSUs automatically will vest. All RSUs receive dividend equivalents at the same rate that dividends are paid on shares of Class A common stock. These dividend equivalents are credited in the form of additional RSUs with the same restrictions as the underlying RSUs to which they relate. In addition, the RSU agreements contain standard covenants including, among others, noncompetition and nonsolicitation of our clients and employees.

The Lazard Fund Interests included in the table above represent interests in certain Lazard investment funds, granted to eligible employees in Lazard’s Asset Management business. Pursuant to the terms of these awards, a portion of a participant’s incentive compensation is invested in funds managed by either LAM or LFG. The dollar value of the portion of Mr. Bhutani’s incentive compensation that is invested in such funds is included in the table above. The Lazard Fund Interests granted on February 10, 2011 to Mr. Bhutani relate to 2010 performance and will vest as follows: one-third on March 1, 2013 and two-thirds on March 3, 2014. Mr. Bhutani signed a Lazard Fund Interest award agreement in connection with his award, which provides that non-vested Lazard Fund Interests are forfeited on termination of employment, except in limited cases such as death, disability, a termination by the Company other than for “cause” or a qualifying retirement pursuant to the RSU Retirement Policy. See “RSU Retirement Policy.” In the event of a change in control, any unvested Lazard Fund Interests automatically will vest. In the event the investment funds in which the Lazard Fund Interests are invested distribute earnings, such earnings are automatically reinvested in additional Lazard Fund Interests, with the same restrictions as the underlying Lazard Fund Interests to which they relate. In addition, Mr. Bhutani’s Lazard Fund Interest award agreement contains standard covenants including, among others, noncompetition and nonsolicitation of our clients and employees.

RSU Retirement Policy. Pursuant to the RSU Retirement Policy, outstanding and unvested RSUs will vest (and in the case of K-1 partners, RSUs will be settled in restricted stock) as long as (i) the holder is at least 56 years old, (ii) the holder has completed at least five years of service with the Company and (iii) the sum of the holder’s actual age and years of service is at least 70. However, following retirement, the restricted stock granted to the former RSU holders remain subject to all restrictive covenants, including continued compliance with non-compete, non-solicit and other provisions contained in the original RSU award agreement through the original vesting date of the RSUs, notwithstanding any expiration date specified therein. Any dividends payable with respect to the restricted stock are held in escrow until the forfeiture provisions lapse. A recipient of restricted stock is required to make an election under Section 83(b) of the Internal Revenue Code, which subjects him or her to taxation on such restricted stock on the date of grant. With the consent of the compliance department of the Company, a recipient may dispose of up to 50% of the restricted stock granted to him or her to pay such taxes. The RSU Retirement Policy is applicable to the Lazard Fund Interests as well, as provided by the terms of the Lazard Fund Interests award agreements.

Bonus Plan

To align employee and shareholder interests, we adopted the 2005 Bonus Plan for purposes of determining annual bonuses for our senior executives. The Compensation Committee has full direct responsibility and authority for determining our Chief Executive Officer’s compensation under the plan. In 2011, the Compensation Committee reviewed and approved the compensation of our named executive officers under the plan.

Amounts payable under the plan are allocated from a bonus pool. The actual size of the bonus pool is determined at the end of each fiscal year, taking into account the results of our operations, total shareholder return and/or other measures of our financial performance or of the financial performance of one or more of our subsidiaries or divisions, as well as competitive compensation practices in the financial services industry. A target maximum ratio of aggregate compensation and benefits expense for the year (including annual incentive payments under the plan) to annual revenue or income (or to similar measures of corporate profitability) may also be taken into account. The bonus pool is allocated among the participants in the plan with respect to each fiscal year. This allocation may be made at any time prior to payment of bonuses for such year and may take into account any factors deemed appropriate, including, without limitation, assessments of individual, subsidiary or division performance and input of management.

Amounts payable with respect to bonuses may be satisfied in cash, through equity awards granted under either the 2008 Plan or the Lazard Ltd 2005 Equity Incentive Plan (the “2005 Plan”) or through Lazard Fund Interest awards.

Retention Agreements with Named Executive Officers

Each of our named executive officers has entered into a retention agreement with the Company. Generally, the provision of services under the retention agreements is terminable by either party upon three months’ notice, and the agreements also contain the terms and conditions set forth below.

Retention Agreements with Messrs. Jacobs, Bhutani, Bucaille, Hoffman and Stern.

Compensation and Employee Benefits. Each of Messrs. Jacobs and Stern entered into amended retention agreements with the Company on March 23, 2010. Mr. Bucaille entered into an amended retention agreement with the Company on April 1, 2011. Mr. Bhutani entered into an amended retention agreement with the Company on August 2, 2011. Mr. Hoffman entered into an amended retention agreement with the Company on May 7, 2008, which was further amended on February 23, 2011 for the sole purpose of extending the expiration date in order to align its term with the retention agreements with Messrs. Jacobs and Stern.

The retention agreements with Messrs. Jacobs, Bhutani, Bucaille, Hoffman and Stern provide for a minimum annual base salary of $900,000 for Mr. Jacobs; $750,000 for Mr. Bhutani; $750,000 for Mr. Bucaille; $600,000 for Mr. Hoffman; and $750,000 for Mr. Stern. The term of the agreements for Messrs. Jacobs, Bhutani, Bucaille, Hoffman, and Stern expire on March 23, 2013, unless earlier terminated in accordance with their terms. In addition, each of Messrs. Jacobs, Bhutani, Bucaille, Hoffman and Stern is entitled to an annual bonus to be determined under the Company’s applicable annual bonus plan on the same basis as annual bonuses are determined for other executive officers of the Company; provided that he is employed by the Company at the end of the applicable fiscal year. Subject to the foregoing proviso, each of Messrs. Bhutani, Bucaille, Hoffman and Stern is entitled to be paid such bonus in the same ratio of cash to equity, or, in the case of Mr. Bhutani, deferred awards as is applicable to other executives.

In addition, the retention agreements with each of Messrs. Jacobs, Bhutani, Bucaille, Hoffman and Stern provide that each is entitled to participate in employee retirement and welfare benefit plans and programs of the type made available to our most senior executives.

In addition, the retention agreement with Mr. Bucaille also provides that he is entitled to certain housing and tuition reimbursements, as described above under “Compensation For Each of Our Named Executive Officers in 2011—Perquisites”.

Payments and Benefits Upon Certain Terminations of Service. Each retention agreement with Messrs. Jacobs, Bhutani, Bucaille, Hoffman and Stern provides for certain severance benefits in the event of a termination by us other than for “cause” or by the named executive officer for “good reason” (which we refer to below as a “qualifying termination”) prior to March 23, 2013. The level of the severance benefits depends on whether the applicable termination occurs prior to or following a change in control of the Company.

In the event of a qualifying termination of any of Messrs. Jacobs, Bhutani, Bucaille, Hoffman or Stern prior to a change in control, the executive generally would be entitled to receive in a lump sum: (1) any unpaid base salary accrued through the date of termination; (2) any earned but unpaid bonuses for years completed prior to the date of termination; (3) a pro-rated portion of the average annual bonus (or, to the extent applicable, cash distributions, and including any bonuses paid in the form of equity awards based on the grant date value of such equity awards in accordance with our normal valuation methodology) paid or payable to the executive for the Company’s two completed fiscal years immediately preceding the fiscal year in which the termination occurs; and (4) a severance payment in the following amount: two times (one times with respect to Mr. Bhutani, and three times with respect to Mr. Jacobs until he receives a qualifying award) the sum of such executive officer’s base salary and average annual bonus for the two fiscal years that ended prior to the date of such executive officer’s termination. For purposes of Mr. Jacobs’ amended retention agreement, “qualifying award” means a new long-term incentive award with a grant value reasonably agreed by the Company, Lazard Group and Mr. Jacobs in good faith and that accelerates upon a change in control or a qualifying termination. Upon such a qualifying termination, Messrs. Jacobs, Bhutani, Bucaille, Hoffman and Stern and their eligible dependents would generally continue to be eligible to participate in the Company’s medical and dental benefit plans, on the same basis as in effect immediately prior to the date of termination (which currently requires the named executive officer to pay a portion of the premiums), for two years (three years with respect to Mr. Jacobs until he receives a qualifying award) following such termination. The period of such medical and dental benefits continuation would generally be credited towards the named executive officer’s credited age and service for the purpose of our retiree medical program.

In the event of a qualifying termination of any of Messrs. Jacobs, Bhutani, Bucaille, Hoffman or Stern on or following a change in control, such executive officer would receive the severance payments and benefits described in the preceding paragraph, except that the severance payments would be three times the sum of such executive officer’s base salary and average annual bonus for the two fiscal years that ended prior to the date of such executive officer’s termination. In addition, each of Messrs. Jacobs, Bhutani, Bucaille, Hoffman and Stern, and their eligible dependents, would be eligible for continued participation in our medical and dental benefit plans and receive age and service credit, as described above, except that the applicable period would be three years following the date of termination of service. In the case of Mr. Bhutani, such enhanced severance benefits would only be provided in the event of a change in control in which the Company is acquired by an entity that has an asset management business.

In addition to the post-employment medical and dental benefits described above, following a termination of Mr. Jacobs’ service for any reason other than for cause, Mr. Jacobs and his eligible dependents would be eligible for continued participation in our medical and dental benefits plans for the remainder of Mr. Jacobs’ life and that of his current spouse, with Mr. Jacobs or his spouse paying the full cost of all premiums associated with such coverage (other than during the periods following a qualified termination described above).

In order to facilitate Mr. Jacobs’ performance of his duties, Mr. Jacobs’ amended retention agreement provides that he is entitled to limited personal use of the Company’s aircraft in a manner consistent with the policy adopted by the Compensation Committee, and will be required to reimburse the Company for the cost of such personal usage.

Change in Control Excise Tax Gross-up. Each retention agreement with Messrs. Jacobs, Bucaille, Hoffman and Stern provides that in the event that the executive officer’s receipt of any payment made by us under the retention agreement or otherwise is subject to the excise tax imposed under Section 4999 of the Code, an additional payment will be made to restore the executive to the after-tax position that he would have been in if the excise tax had not been imposed.

Noncompetition and Nonsolicitation of Clients. While providing services to the Company and during the three-month period following termination of the named executive officer’s services (one-month period in the event of such a termination by us without cause), the named executive officer may not:

•

Perform services in a line of business that is similar to any line of business in which the named executive officer provided services to us in a capacity that is similar to the capacity in which the named executive officer acted for us while providing services to us (“competing services”) for any business enterprise that engages in any activity, or owns a significant interest in any entity that engages in any activity, that competes with any activity in which we are engaged up to and including the date of termination of employment (a “competitive enterprise”);

•	Acquire an ownership or voting interest of 5% or more in any competitive enterprise; or

•

Solicit any of our clients on behalf of a competitive enterprise in connection with the performance of services that would be competing services, or otherwise interfere with or disrupt any client’s relationship with us.

Nonsolicitation of Employees. While providing services to us and during the six-month period following termination of the named executive officer’s services, the named executive officer may not, directly or indirectly, in any manner, solicit or hire any of our employees at the associate level or above to apply for, or accept employment with, any competitive enterprise, or otherwise interfere with any such employee’s relationship with us.

Transfer of Client Relationships, Nondisparagement and Notice Period Restrictions. The named executive officer is required, upon termination of his services to us and during the 90-day period following termination, to take all actions and do all things reasonably requested by us to maintain for us the business, goodwill and business relationships with our clients with which he worked; provided that such actions and things do not materially interfere with other employment or professional activities of the named executive officer. In addition, while providing services to us and thereafter, the named executive officer generally may not disparage us, and before and during the three-month notice period prior to termination, the named executive officer is prohibited from entering into a written agreement to perform services for a competitive enterprise.

Retention Agreement with Mr. Castellano.

Mr. Castellano’s retention agreement expired on March 31, 2011.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table provides information about the number and value of RSUs and restricted stock, held by our named executive officers as of December 31, 2011. The market value of the RSUs and restricted stock was calculated based on the closing price of our Class A common stock on the NYSE on December 31, 2011 ($26.11). The table does not include RSU awards that relate to 2011 performance, which were granted in February 2012.

Named Executive Officer	Number of Shares of Restricted Stock and Restricted Stock Units That Have Not Vested (1)	Market Value of Restricted Stock and Restricted Stock Units That Have Not Vested
Kenneth M. Jacobs	381,077	$9,949,921
Matthieu Bucaille (2)	188,546	$4,922,936
Michael J. Castellano (3)	0	$0
Ashish Bhutani	357,482	$9,333,856
Scott D. Hoffman	125,873	$3,286,545
Alexander F. Stern	147,438	$3,849,606

(1)

RSU awards are typically granted to our named executive officers in February of each year under the 2005 Plan or the 2008 Plan, and relate to the prior year’s performance. The scheduled vesting dates for outstanding RSU awards granted to each of our named executive officers are as follows: (i) RSUs granted on February 10, 2011 will vest 33% on March 1, 2013 and 67% on March 3, 2014; (ii) RSUs granted on February 11, 2010 vested 33% on March 1, 2012 and will vest 67% on March 1, 2013; and (iii) RSUs granted on February 10, 2009 will vest on March 1, 2013.

(2)	Mr. Bucaille received an award of restricted stock in 2010, which vested 33% on March 1, 2012 and will vest 67% on March 1, 2013. In addition, Mr. Bucaille received a special RSU award in 2011 which will vest on March 1, 2019.

(3)	Mr. Castellano, who retired on March 31, 2011, had all of his prior RSU awards vest in 2010 pursuant to the RSU Retirement Policy. In accordance with that policy, Mr. Castellano received shares of restricted stock upon the vesting of his prior RSU awards, less shares withheld by Lazard to cover certain tax liabilities. The restrictions on these shares will remain in place until the originally scheduled vesting date of each of the underlying RSU awards.

Stock Vested

The following table sets forth certain information concerning RSUs and restricted stock held by our named executive officers that vested in 2011. The value realized on vesting was calculated based on the closing price of our Class A common stock on the NYSE on the date immediately preceding the vesting date.

Named Executive Officer	Number of Shares Acquired on Vesting	Value Realized on Vesting
Kenneth M. Jacobs	303,657	$12,738,411
Matthieu Bucaille	0	$0
Michael J. Castellano (1)	4,771	$213,741
Ashish Bhutani	216,586	$9,085,783
Scott D. Hoffman	47,967	$2,012,216
Alexander F. Stern	74,372	$3,119,905

(1)	Mr. Castellano, who retired on March 31, 2011, had all of his prior RSU awards vest in 2010 pursuant to the RSU Retirement Policy. In accordance with that policy, Mr. Castellano received shares of restricted stock upon the vesting of his prior RSU awards, less shares withheld by Lazard to cover certain tax liabilities. The number of shares acquired on vesting and the value realized reflects the shares of restricted stock that became unrestricted on February 10, 2011 in accordance with the vesting schedule of the underlying RSU award in 2011.

Pension Benefits

U.S. Defined Benefit Pension Plans. The following table provides information with respect to the Lazard Frères & Co. LLC Employees’ Pension Plan, a qualified defined-benefit pension plan, and a related supplemental defined-benefit pension plan. Each of Messrs. Jacobs, Hoffman and Stern has an accrued benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan, and Messrs. Hoffman and Stern have accrued additional benefits under the related supplemental defined-benefit pension plan. The annual benefit under such plans, payable as a single life annuity commencing at age 65, would be $6,447 for Mr. Jacobs, $18,845 for Mr. Hoffman and $12,421 for Mr. Stern. Under the terms of the supplemental defined-benefit pension plan, the benefits are only payable in a single lump sum payment. These benefits accrued in each case prior to the applicable officer’s becoming a managing director of the Company. Benefit accruals under both of these plans were frozen for all participants effective January 31, 2005. For a discussion of the valuation method and all material assumptions applied in quantifying the present value of the current accrued benefit, see Note 17 of Notes to the Consolidated Financial Statements contained in our 2011 Annual Report on Form 10-K. Messrs. Bhutani, Bucaille and Castellano do not participate in any of these plans.

Named Executive Officer	Plan Name	Number of Years of Credited Service (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Kenneth M. Jacobs	Lazard Frères & Co. LLC Employees’ Pension Plan	3	$46,297	$0

Scott D. Hoffman	Lazard Frères & Co. LLC Employees’ Pension Plan	5	$65,117	$0
	Supplemental Defined- Benefit Pension Plan	5	$49,688	$0

Alexander F. Stern	Lazard Frères & Co. LLC Employees’ Pension Plan	6	$58,874	$0
	Supplemental Defined- Benefit Pension Plan	6	$3,120	$0

(1)	Mr. Jacobs has been employed by the Company for 24 years, Mr. Hoffman 18 years and Mr. Stern 16 years. Mr. Jacobs became a managing director of the Company in 1991, Mr. Hoffman in 1999 and Mr. Stern in 2002, at which point they ceased accruing benefits under these plans.

(2)	In calculating the present value of accumulated benefits outlined above, Messrs. Jacobs, Hoffman and Stern are assumed to live to age 65 and subsequently retire. They are also assumed to choose the single life annuity form of benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan and the lump sum form of benefit under the Supplemental Defined-Benefit Pension Plan (for Mr. Hoffman and Mr. Stern only). The interest rate and mortality rate used to determine the Employees’ Pension Plan present value is 4.60% for all years and the RP-2000 Mortality Table (with 19 years improvement) after retirement only. The Supplemental Defined-Benefit Pension Plan assumes that the annuity benefit will be converted to a lump sum at age 65 using a 4.60% interest rate and the mortality outlined in IRS Notice 2008-85 applicable for lump sum payments (projected to the year the participant attains age 65 using Scale AA). A 4.60% discount rate is used to determine the present value of this single payment at age 65 at December 31, 2011.

Potential Payments Upon Termination or Change in Control

As described above, each of our named executive officers (other than Mr. Castellano, due to his retention agreement expiring upon his retirement on March 31, 2011) has entered into a retention agreement with the Company that provides for certain severance benefits in the event of a termination by us other than for “cause” or by such named executive officer for “good reason” prior to March 23, 2013. The level of the severance benefits depends on whether the applicable termination occurs prior to or following a change in control, and, in the case of Mr. Bhutani, a change in control pursuant to which we are acquired by an entity that has an asset management business. For a discussion of the severance benefits provided pursuant to the retention agreements, see “Retention Agreements with Named Executive Officers.”

Each of Messrs. Jacobs, Bucaille, Bhutani, Hoffman and Stern has received RSUs, and Mr. Bucaille has received restricted stock, pursuant to the 2005 Plan or the 2008 Plan, and Mr. Bhutani has received Lazard Fund Interests. In the event of a change in control, all RSUs and restricted stock granted under the 2005 Plan or the 2008 Plan, and all Lazard Fund Interests, will automatically vest.

Mr. Castellano retired on March 31, 2011. All equity awards held by Mr. Castellano had vested as of such time, and he did not receive severance or termination pay. Mr. Castellano continues to provide certain post-termination consulting services to the Company and received $875,000 during 2011 in consideration for such services.

The following table shows the potential payments that would be made by the Company to each of our named executive officers assuming that such officers’ employment with the Company terminated, or a change in control occurred (in Mr. Bhutani’s case, a change in control pursuant to which we are acquired by an entity that has an asset management business), on December 31, 2011 under the circumstances outlined in the table. As a result, the RSU awards and Lazard Fund Interests granted in February 2012 (which relate to 2011 performance) are not reflected in the table. For purposes of this table, the price of our Class A common stock is assumed to be $26.11, which was the closing price on December 31, 2011.

	Prior to a Change in Control			On or After a Change in Control
Named Executive Officer	Death or Disability	Involuntary Termination without “Cause”	Resignation for “Good Reason”	No Termination of Employment	Death or Disability	Involuntary Termination without “Cause” or Resignation for “Good Reason”
Kenneth M. Jacobs
Severance Payment (1)	—	$32,658,174	$32,658,174	—	—	$32,658,174
RSU Vesting (2) (3)	$9,949,920	$9,949,920	—	$9,949,920	$9,949,920	$9,949,920
Pro-rata Annual Incentive Payment (4)	$8,050,000	$9,986,058	$9,986,058	—	$8,050,000	$9,986,058
Excise Tax Gross-up Payment (5)	—	—	—	—	—	$16,652,632
Matthieu Bucaille
Severance Payment (1)	—	$7,777,130	$7,777,130	—	—	$11,665,695
RSU and Restricted Share Vesting (2) (3)	$4,922,936	$4,922,936	—	$4,922,936	$4,922,936	$4,922,936
Pro-rata Annual Incentive Payment (4)	$2,650,000	$3,138,565	$3,138,565	—	$2,650,000	$3,138,565
Excise Tax Gross-up Payment (5)	—	—	—	—	—	$6,641,686
Ashish Bhutani
Severance Payment (1)	—	$12,237,500	$12,237,500	—	—	$36,712,500
RSU and Lazard Fund Interest Vesting (2) (3) (6)	$10,936,302	$10,936,302	—	$10,936,302	$10,936,302	$10,936,302
Pro-rata Annual Incentive Payment (4)	$9,150,000	$11,487,500	$11,487,500	—	$9,150,000	$11,487,500
Excise Tax Gross-up Payment (5)	—	—	—	—	—	—
Scott D. Hoffman
Severance Payment (1)	—	$8,150,000	$8,150,000	—	—	$12,225,000
RSU Vesting (2) (3)	$3,286,544	$3,286,544	—	$3,286,544	$3,286,544	$3,286,544
Pro-rata Annual Incentive Payment (4)	$2,750,000	$3,325,000	$3,325,000	—	$2,750,000	$3,325,000
Excise Tax Gross-up Payment (5)	—	—	—	—	—	$6,068,411
Alexander F. Stern
Severance Payment (1)	—	$10,000,000	$10,000,000	—	—	$15,000,000
RSU Vesting (2) (3)	$3,849,606	$3,849,606	—	$3,849,606	$3,849,606	$3,849,606
Pro-rata Annual Incentive Payment (4)	$4,000,000	$4,250,000	$4,250,000	—	$4,000,000	$4,250,000
Excise Tax Gross-up Payment (5)	—	—	—	—	—	$6,982,056

(1)	In addition to the severance payments listed, each of our named executive officers is entitled to receive between one and three years of medical and dental coverage following termination. However, amounts relative to this benefit are immaterial and have not been included in the table.

(2)	Valuation of all RSU and restricted stock awards is based upon the full value underlying our Class A common stock at the close of business on December 31, 2011, without taking into account any discount for the present value of such awards. Upon a change in control, all RSU awards immediately vest in full.

(3)

Upon death, all RSU awards vest upon the earlier of 30 days or the scheduled vesting date, and all restricted stock awards will immediately vest. Upon disability, or a termination without “cause”, the named executive officers, other than Mr. Bhutani, may be immediately taxed on 100% of the shares underlying the RSUs. Accordingly, 50% of the shares underlying the RSUs will be delivered to the executive immediately upon termination to allow payment of taxes, and the remaining 50% will be delivered on the original vesting dates; provided that the executive does not violate his restrictive covenants. Upon disability, or a termination without “cause,” RSU awards held by Mr. Bhutani will continue to vest on the scheduled vesting dates. The scheduled vesting dates for outstanding RSU awards are as follows: (i) RSUs granted on February 10, 2011 will vest 33% on March 1, 2013 and 67% on March 3, 2014; (ii) RSUs granted on February 11, 2010 vested 33% on March 1, 2012 and will vest 67% on March 1, 2013; (iii) RSUs granted on February 10, 2009 will vest on March 31, 2013 and (iv) RSUs granted on March 25, 2011 to Mr. Bucaille will vest on March 1, 2019. The scheduled vesting dates for the restricted stock awards granted to Mr. Bucaille on July 29, 2010 is as follows: 33% vested on March 1, 2012 and 67% will vest on March 1, 2013. See Footnote (2) to the “Outstanding Equity Awards at 2011 Fiscal Year-End” table.

(4)	Under the terms of the 2005 Bonus Plan, upon death or disability, each named executive officer may receive a pro-rated portion of the annual incentive compensation that he would have received in the absence of such termination. Assuming a December 31, 2011 death or disability, all named executive officers were assumed to have received their full incentive compensation award for 2011 (annual cash bonus plus value of RSU award and, in the case of Mr. Bhutani, Lazard Fund Interest award and deferred cash award).

Pursuant to their retention agreements, in the event of an involuntary termination without “cause” or resignation for “good reason”, each of Messrs. Jacobs, Bucaille, Bhutani, Hoffman and Stern is entitled to a pro-rated portion of the average annual bonus (or, to the extent applicable, cash distributions, and including any bonuses paid in the form of equity awards based on the grant date value of such equity awards in accordance with our normal valuation methodology) paid or payable to the executive for the Company’s two completed fiscal years immediately preceding the fiscal year in which the termination occurs.

(5)	Amounts represent the amount needed to pay each named executive officer (other than Mr. Bhutani, who is not entitled to an excise tax gross-up) in order to provide him with a gross-up for his excise tax obligations under Section 4999 of the Code, which imposes an excise tax on certain payments made in connection with a change in control, and any additional tax cost related to the gross-up payment, assuming that a change in control and a qualifying termination of employment occurred on December 31, 2011. Amounts were determined in accordance with Section 280G of the Code and the regulations issued thereunder, assuming a regular income tax rate ranging from 43.07% to 45.56% based on each named executive officer’s work location and personal residence, each named executive officer’s compensation for the period from 2006-2010 and an interest rate of 0.24% for most payments, but for payments that were, pursuant to their original terms, payable in (i) greater than 3 years but less than 9 years, a rate of 1.52% and (ii) greater than 9 years, a rate of 3.34%.

(6)	Upon death and upon a change in control, all Lazard Fund Interests will immediately vest. Upon disability, or a termination without “cause”, the executive may be immediately taxed on 100% of the Lazard Fund Interests. Accordingly, 50% of the Lazard Fund Interests may be sold, and the remaining 50% will remain subject to restrictive covenants through a limited period. Lazard Fund Interests granted on February 10, 2011 will vest 33% on March 1, 2013 and 67% on March 3, 2014.

If a named executive officer had voluntarily resigned from the Company on December 31, 2011 without “good reason” or was terminated by the Company for cause, he would not have been entitled to receive any severance payments from the Company, and any unvested RSUs would have been forfeited.

With respect to a termination for “cause” of a named executive officer, the term “cause” generally means: (i) conviction of, or a guilty plea or plea of nolo contendere to, a felony, or of any other crime that legally prohibits the named executive officer from working for the Company; (ii) a breach of a regulatory rule that materially adversely affects the named executive officer’s ability to perform his duties for the Company; (iii) willful and deliberate failure on the part of the named executive officer (A) to perform his employment duties in any material respect or (B) to follow specific reasonable directions received from the Company; or (iv) a breach of the covenants contained in the retention agreements that is (individually or combined with other such breaches) demonstrably and materially injurious to the Company or any of its affiliates. Notwithstanding the foregoing, with respect to the events described in clauses (ii) and (iii)(A) of the prior sentence, the named executive officer’s acts or failure to act generally shall not constitute cause to the extent taken (or not taken)

based upon, in the case of our named executive officers other than Mr. Jacobs, the direct instructions of the Chief Executive Officer or the Board of Directors or a more senior executive officer of the Company, and, in the case of Mr. Jacobs, the direct instructions of the Board of Directors.

With respect to a termination of any of Messrs. Jacobs, Bucaille, Bhutani, Hoffman or Stern for “good reason,” their retention agreements generally define “good reason” as: (i) the assignment of the named executive officer to any duties inconsistent in any material respect with his position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect as of (A) May 7, 2008 with respect to Mr. Hoffman, (B) March 23, 2010 with respect to Messrs. Jacobs and Stern, (C) April 1, 2011 with respect to Mr. Bucaille and (D) August 2, 2011 with respect to Mr. Bhutani, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities from the level in effect as of such date; (ii) a material breach by the Company of the terms of the retention agreement; or (iii) any requirement that the named executive officer’s principal place of employment be relocated to a location that increases the executive’s commute from his primary residence by more than 30 miles.

The term “change in control,” as used in the retention agreements, the 2005 Plan and the 2008 Plan, generally means any of the following events: (i) an acquisition (other than directly from the Company) by an individual, entity or a group (excluding the Company or an employee benefit plan of the Company or a corporation controlled by Lazard’s shareholders) of 20% (30% for purposes of the 2008 Plan) or more of either (A) the then-outstanding shares of Lazard Ltd common stock (treating, for this purpose, the then-outstanding Class II interests of LAZ-MD Holdings (“Class II interests”) as shares of Lazard Ltd common stock on an as-if fully exchanged basis in accordance with the Master Separation Agreement) (the “Outstanding Lazard Ltd Common Stock”), assuming the full exchange of all of the then-outstanding Class II interests for shares of Lazard Ltd common stock in accordance with the Master Separation Agreement or (B) the combined voting power of the then-outstanding voting securities of Lazard Ltd entitled to vote generally in the election of directors (the “Outstanding Lazard Ltd Voting Securities”); (ii) a change in a majority of the current Board of Directors (the “Incumbent Board”) (excluding any persons approved by a vote of at least a majority of the Incumbent Board other than in connection with an actual or a threatened proxy contest); (iii) consummation of a merger, consolidation or sale of all or substantially all of the Company’s assets (collectively, a “Business Combination”) other than a Business Combination in which all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Lazard Ltd Common Stock and Outstanding Lazard Ltd Voting Securities immediately prior to such Business Combination (assuming in each case the full exchange of the Class II interests for shares of Lazard Ltd common stock in accordance with the Master Separation Agreement) will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of Lazard Ltd common stock, and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination, at least a majority of the board of directors of the resulting corporation were members of the Incumbent Board, and after which no Person owns 20% (30% for purposes of the 2008 Plan) or more of the stock of the resulting corporation, who did not own such stock immediately before the Business Combination; or (iv) shareholder approval of a complete liquidation or dissolution of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and officers file reports with the SEC indicating the number of shares of any class of our equity securities they owned when they became a director or officer and, after that, any changes in their ownership of our equity securities. These reports are required by Section 16(a) of the Exchange Act. We have reviewed these reports and we have received written representations from the individuals required to file these reports. Based on this review, and except as described below, we believe that during 2011 each of our directors and officers required to file these reports has complied with applicable reporting requirements for transactions in our equity securities. A report on Form 4 was filed with the SEC on Mr. Hoffman’s behalf on June 21, 2011 that described a transaction on June 15, 2011 that resulted in a change of non-derivative securities beneficially owned.

Certain Relationships and Related Transactions

Policy on Related Party Transactions

Our Board of Directors has adopted a written policy requiring that all “Interested Transactions” (as defined below) be approved or ratified by either the Nominating & Governance Committee or, under certain circumstances, the Chair of the Nominating & Governance Committee. The Nominating & Governance Committee is required to review the material facts of all Interested Transactions that require the Committee’s approval or ratification and either approve or disapprove of the entry into the Interested Transaction. In determining whether to approve or ratify an Interested Transaction, the Nominating & Governance Committee takes into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the interest of the “Related Party” (as defined below) in the transaction. In addition, the Board of Directors has delegated to the Chair of the Nominating & Governance Committee the authority to pre-approve or ratify (as applicable) any Interested Transaction with a Related Party in which the aggregate amount involved is expected to be less than $1 million. A report is then made to the Nominating & Governance Committee at its next regularly scheduled meeting of each new Interested Transaction pre-approved by the Chair of the Nominating & Governance Committee. Any director who is a Related Party with respect to an Interested Transaction may not participate in any discussion or approval of such Interested Transaction. An “Interested Transaction” is one in which (i) we are a participant, (ii) the aggregate amount involved will or may be expected to exceed $120,000, (iii) one of our executive officers, directors, director nominees, 5% shareholders, or their family members (each a “Related Party”) has a direct or indirect material interest in the transaction and (iv) the transaction is required to be disclosed in our Proxy Statement or Annual Report on Form 10-K pursuant to the rules and regulations promulgated by the SEC.

Related Party Transactions

On May 10, 2005, as part of our equity public offering of Class A common stock, we completed a series of financing transactions, the net proceeds of which were primarily used to redeem the outstanding Lazard Group membership interests of Lazard Group’s historical partners. In the discussions below, we refer to these financing transactions and the equity public offering, collectively, as the “recapitalization.” Concurrently, on May 10, 2005, Lazard Group transferred its capital markets business, which consisted of equity, fixed income and convertibles sales and trading, broking, research and underwriting services, its fund management activities outside of France and specified non-operating assets and liabilities, to LFCM Holdings. In the discussions below, we refer to these businesses, assets and liabilities as the “separated businesses” and these transfers collectively as the “separation.”

Relationship with LAZ-MD Holdings and LFCM Holdings

As of December 31, 2011, LAZ-MD Holdings owned approximately 5.2% of the voting power of all shares of Lazard Ltd’s voting stock through its ownership of the Class B common stock. LAZ-MD Holdings’ voting power in Lazard Ltd is intended to mirror its economic interest in Lazard Group, and its voting power will continue to decrease over time in connection with the exchange of the LAZ-MD Holdings exchangeable interests by the current and former working members of Lazard Group for shares of Lazard Ltd’s Class A common stock. The current and former working members of Lazard Group, including our managing directors who held working member interests at the time of the recapitalization, own LAZ-MD Holdings exchangeable interests and, through the LAZ-MD Holdings stockholders’ agreement, have the right to cause LAZ-MD Holdings to vote its Class B common stock on an as-if-exchanged basis.

In addition, LFCM Holdings, which is the entity that owns and operates the separated businesses, ceased to be a subsidiary of Lazard Group and LAZ-MD Holdings at the time of the separation. It is owned by current and former working members of Lazard Group, including our managing directors and certain executive officers, who are members of LAZ-MD Holdings. A managing director of Lazard Frères & Co LLC, a wholly owned subsidiary of Lazard Group, is the chairman of LFCM Holdings. LFCM Holdings shall reimburse us approximately $2.0 million for a portion of his salary and bonus in 2011 for services that he rendered to LFCM Holdings as its chairman. LFCM Holdings shall also reimburse us for services of certain other employees of our business that were rendered to LFCM Holdings during 2011.

We entered into several agreements with Lazard Group, LAZ-MD Holdings and LFCM Holdings to effect the separation and recapitalization transactions and to define and regulate the relationships of the parties. Except as described in this section, we do not have any material arrangements with LAZ-MD Holdings and LFCM Holdings other than ordinary course business relationships on arm’s length terms.

Agreements with LAZ-MD Holdings and LFCM Holdings

We have provided below summary descriptions of the master separation agreement and the other key related agreements we entered into with Lazard Group, LAZ-MD Holdings and LFCM Holdings in connection with the separation and recapitalization transactions, as well as any material amendments thereto. These agreements effected the separation and recapitalization transactions and also provide a framework for our ongoing relationship with LAZ-MD Holdings and LFCM Holdings. These agreements include:

•	the master separation agreement,

•	the license agreement,

•	the administrative services agreement,

•	the business alliance agreement, and

•	the tax receivable agreement.

The descriptions set forth below, which summarize selected terms of these agreements, are not complete. Copies of these agreements have been filed as exhibits to our Annual Report on Form 10-K and are available to the public from the SEC’s internet site at www.sec.gov.

Master Separation Agreement

On May 10, 2005, Lazard Ltd entered into the master separation agreement with Lazard Group, LAZ-MD Holdings and LFCM Holdings. The master separation agreement contains key provisions relating to the separation and recapitalization transactions and the relationship among the parties after completion of the separation and recapitalization. The master separation agreement identified the assets, liabilities and businesses of Lazard Group that were transferred to LFCM Holdings in connection with the separation and recapitalization and described when and how the separation and recapitalization occurred. In addition, the master separation agreement continues to regulate aspects of the relationship among the parties, including the exchange mechanics of the LAZ-MD Holdings exchangeable interests.

Relationship Among Lazard Ltd, Lazard Group, LAZ-MD Holdings and LFCM Holdings. The master separation agreement contains various provisions governing the relationship among Lazard Ltd, Lazard Group, LAZ-MD Holdings and LFCM Holdings after the separation and recapitalization, including with respect to the following matters.

Limitation on Scope of LAZ-MD Holdings’ Operations. The master separation agreement provides that LAZ-MD Holdings will not engage in any business other than to act as the holding company for the working members’ interests in Lazard Group and Lazard Ltd’s Class B common stock and actions incidental thereto, except as otherwise agreed by Lazard Ltd.

Parity of Lazard Group Common Membership Interests and Lazard Ltd’s common stock. The master separation agreement sets forth the intention of Lazard Group and Lazard Ltd that the number of Lazard Group common membership interests held by Lazard Ltd (or its subsidiaries) will at all times be equal in number to the number of outstanding shares of Lazard Ltd’s common stock, subject to customary anti-dilution adjustments.

Expenses. The master separation agreement sets forth the intention of Lazard Group to reimburse Lazard Ltd for its costs and expenses incurred in the ordinary course of business.

LAZ-MD Holdings Exchangeable Interests. The master separation agreement sets forth the terms and arrangements with respect to the LAZ-MD Holdings exchangeable interests, including the exchange rate and timing of exchangeability of those interests.

Indemnification. In general, under the master separation agreement, Lazard Group indemnifies LFCM Holdings, LAZ-MD Holdings and their respective representatives and affiliates for any and all losses (including tax losses) that such persons incur to the extent arising out of or relating to our business (both historically and in the future) and any and all losses that LFCM Holdings, LAZ-MD Holdings and their respective representatives and affiliates incur arising out of or relating to any breach of the master separation agreement by Lazard Group or Lazard Ltd.

In general, under the master separation agreement, LFCM Holdings indemnifies Lazard Ltd, Lazard Group, LAZ-MD Holdings and their respective representatives and affiliates for any and all losses (including tax losses) that such persons incur arising out of or relating to the separated businesses and the businesses conducted by LFCM Holdings (both historically and in the future) and any and all losses that Lazard Ltd, Lazard Group, LAZ-MD Holdings and their respective representatives or affiliates incur arising out of or relating to any breach of the master separation agreement by LFCM Holdings.

In general, under the master separation agreement, LAZ-MD Holdings indemnifies Lazard Ltd, Lazard Group, LFCM Holdings and their respective representatives and affiliates for any and all losses that such persons incur to the extent arising out of or relating to any breach of the master separation agreement by LAZ-MD Holdings.

Any indemnification amounts are reduced by any insurance proceeds and other offsetting amounts recovered by the indemnitee. The master separation agreement specifies procedures with respect to claims subject to indemnification and related matters.

Other Provisions. The master separation agreement also contains provisions governing the sharing of information between Lazard Ltd and Lazard Group, on the one hand, and LAZ-MD Holdings and LFCM Holdings, on the other hand.

On November 6, 2006, Lazard Ltd, Lazard Group and LAZ-MD Holdings entered into Amendment No. 1 to the master separation agreement (the “amendment”). The amendment modified the provisions of the master separation agreement relating to the exchange terms of the LAZ-MD Holdings exchangeable interests. The modifications included the following:

•

An exchange of LAZ-MD Holdings exchangeable interests may be conditioned upon the actual sale of all or any portion (such amount designated by the holder) of the LAZ-MD Holdings exchangeable interests in connection with a registered offering.

•

Holders of LAZ-MD Holdings exchangeable interests that are then exchangeable may exchange these interests not only at annual registration periods, but also in connection with demand and piggy-back registration opportunities and during window periods after the filing of selected Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K by Lazard Ltd.

•

In addition to requiring the consent of Lazard Ltd, Lazard Group and LAZ-MD Holdings to amend the exchangeability provisions, any amendment that materially and adversely impacts the rights of any holder thereunder requires the consent of such holder, or it will not apply to such person unless such amendment applies to, and affects the rights of all holders equally, regardless of whether or not such person is providing services to Lazard Ltd.

Lazard License Agreement

The logo, trademarks, trade names and service marks of Lazard are currently property of various wholly owned subsidiaries of Lazard Group. Pursuant to the master separation agreement, Lazard Group and those subsidiaries entered into a license agreement with LFCM Holdings that governs the use of the Lazard and LF names by LFCM Holdings in connection with the separated businesses.

In general, LFCM Holdings is permitted to use the Lazard and LF names to the extent that the Lazard name was being used at the time of the separation and recapitalization by the separated businesses and is permitted to use the LF name solely for the use of the name LFCM Holdings LLC in its capacity as a holding company for the separated businesses. Under the agreement, LFCM Holdings pays $100,000 per year for the right to license the Lazard name. The license survives with respect to capital markets activities until the expiration or termination of the business alliance provided for in the business alliance agreement that LFCM Holdings entered into with Lazard Group. With respect to alternative investment (including private equity) activities, LFCM Holdings’ license survives until the earlier of the expiration, termination or closing of the options to purchase the North American and European fund management activities, granted in the business alliance agreement, as described in “—Business Alliance Agreement”, or until the business alliance agreement is terminated. The license for the LF name in LFCM Holdings LLC may be terminated by either party for any reason after the license with respect to the capital markets business and the license for the alternative investment activities have both expired or been terminated. Upon termination of either the license with respect to the capital markets business or the license for the alternative investment activities, the license fee for the calendar year following the termination and each year thereafter will be $75,000 per year. If both of those licenses are terminated, the license fee for the calendar year following the termination and each year thereafter will be $25,000 per year.

Administrative Services Agreement

We entered into an administrative services agreement with LAZ-MD Holdings and LFCM Holdings regarding the provision of administrative and support services after the separation and recapitalization.

Pursuant to the administrative services agreement, Lazard Group provides selected administrative and support services to LAZ-MD Holdings and LFCM Holdings, such as:

•	cash management and debt service administration,

•	accounting and financing activities,

•	tax,

•	payroll,

•	human resources administration,

•	financial transaction support,

•	information technology,

•	public communications,

•	data processing,

•	procurement,

•	real estate management, and

•	other general administrative functions.

Lazard Group charges LFCM Holdings for the above services based on Lazard Group’s cost allocation methodology. Notwithstanding Lazard Group’s providing data processing services, Lazard Group does not provide any security administration services, as such services were transferred to LFCM Holdings.

Pursuant to the administrative services agreement, Lazard Group also provides tax services to LAZ-MD Holdings and LFCM Holdings provides security administrative services to Lazard Group.

The services provided by Lazard Group to LFCM Holdings, and by LFCM Holdings to Lazard Group, under the administrative services agreement generally were to be provided until December 31, 2008, and were subject to automatic annual renewal, unless either party gives 180 days’ notice of termination. As of December 31, 2011, neither party has given notice of termination, and the agreement has been automatically renewed for an additional one-year period. LFCM Holdings and Lazard Group have a right to terminate the services earlier if there is a change of control of either party or the business alliance provided in the business alliance agreement expires or is terminated. The party receiving a service may also terminate a service earlier upon 180 days’ notice as long as such receiving party pays the service provider an additional 3 months of service fee for the terminated service. The services provided by Lazard Group to LAZ-MD Holdings will generally be provided until December 31, 2014, unless terminated earlier because of a change of control of either party. See Note 21 of Notes to the Consolidated Financial Statements contained in Lazard’s 2011 Annual Report on Form 10-K for a discussion of payments made in 2011 under the administrative services agreement.

In addition, in connection with the various agreements entered into in connection with the CP II MgmtCo Spin-Off, Lazard Group agreed to provide certain specified services to LFCM Holdings (which, in turn, LFCM Holdings may provide to CP II MgmtCo) pursuant to the administrative services agreement. See “—Business Alliance Agreement” for a discussion of the CP II MgmtCo Spin-Off.

In the absence of gross negligence or willful misconduct, the party receiving services under the administrative services agreement waives any rights and claims it may have against the service provider in respect of any services provided under the administrative services agreement.

Business Alliance Agreement

Lazard Group and LFCM Holdings entered into a business alliance agreement that provides for the continuation of Lazard Group’s and LFCM Holdings’ business relationships in the areas and on the terms summarized below.

The business alliance agreement provides that Lazard Group will refer to LFCM Holdings selected opportunities for underwriting and distribution of securities. In addition, Lazard Group will provide assistance in the execution of any such referred business. In exchange for this referral obligation and assistance, Lazard Group is entitled to a referral fee from LFCM Holdings equal to approximately half of the revenue obtained by LFCM Holdings in respect of any underwriting or distribution opportunity. In addition, LFCM Holdings will refer opportunities in the Financial Advisory and Asset Management businesses to Lazard Group. In exchange for this referral, LFCM Holdings is entitled to a customary finders’ fee from Lazard Group. In addition, the business alliance agreement further provides that, during the term of the business alliance, Lazard Frères & Co. LLC and LAM will introduce execution and settlement transactions to newly formed broker-dealer entities affiliated with LFCM Holdings. The term of the business alliance is subject to periodic automatic renewal, unless either party elects to terminate in connection with any such renewal or elects to terminate on account of a change of control of either party. As of December 31, 2011, neither party had given notice of termination. See Note 21 of Notes to the Consolidated Financial Statements contained in Lazard’s 2011 Annual Report on Form 10-K for a discussion of payments made in 2011 under the business alliance agreement.

In addition, the business alliance agreement granted Lazard Group an option to purchase the North American fund management activities of Lazard Alternative Investments Holdings LLC, or LAI, the subsidiary of LFCM Holdings that owns and operates LFCM Holdings’ alternative investment activities. This option is currently exercisable at any time prior to May 10, 2014 for a purchase price of $2.5 million. The option price for the North American fund management activities reflects a reduction of $1.5 million due to the payment of a like amount to LFCM Holdings in February 2008 in connection with the initial public offering of Sapphire Industrials Corp., a special purpose acquisition company formed by a subsidiary of Lazard Group and a reduction of

$4 million due to the payment of a like amount in February 2009 to LFCM Holdings in connection with the spin-off of Corporate Partners II Limited (“CP II”) to the investment professionals who managed CP II (the “CP II MgmtCo Spin-Off”) and the amendments to the business alliance agreement described below. LAI’s fund management activities initially consisted of fund management and general partner entities that were transferred to LFCM Holdings in connection with the separation. The business alliance agreement provides that, prior to the expiration, termination or exercise of the option, Lazard Group has certain governance rights with respect to LAI, and LFCM Holdings is required to support the business of LAI. Lazard Group may agree to new capital commitments and other obligations with respect to newly formed funds in its sole discretion. Lazard Group may be entitled to receive from LFCM Holdings all or a portion of payments from the incentive fees attributable to newly established LAI funds less compensation payable to investment professionals who manage these funds. In addition, Lazard Group is obligated to abide by obligations that existed as of the date of the separation and recapitalization with respect to funds existing as of such date. In February 2009, pursuant to agreements entered into by us, a subsidiary of LAI (“LAI North America”), LFCM Holdings and the investment professionals who manage CP II, equity ownership of the management company of CP II (“CP II MgmtCo”) was transferred from LAI North America to the investment professionals who manage CP II. In connection with the CP II MgmtCo Spin-Off, Lazard Group made a $4 million cash payment to LFCM Holdings. In consideration for this payment, the business alliance agreement was amended to remove any restriction on Lazard Group engaging in private equity businesses in North America and to reduce the price of our option to acquire the fund management activities of LAI in North America from $6.5 million to $2.5 million. See Note 21 of Notes to the Consolidated Financial Statements contained in Lazard’s 2011 Annual Report on Form 10-K.

Pursuant to the business alliance agreement, LFCM Holdings agreed not to compete with any existing Lazard Group businesses until the latest to occur of the termination of the license agreement, the expiration, termination or exercise of the option to purchase the North American merchant banking activities or the expiration or termination of the business alliance.

Tax Receivable Agreement

In connection with the separation and recapitalization, we entered into a tax receivable agreement with LFCM Holdings on May 10, 2005. The agreement was based on the mutual recognition that the redemption of the Lazard Group membership interests held by the historical partners on May 10, 2005 for cash resulted in, and the exchange from time to time of the LAZ-MD Holdings exchangeable interests for shares of our common stock may result in, an increase in the tax basis of the tangible and intangible assets of Lazard Group attributable to our subsidiaries’ interest in Lazard Group that otherwise would not have been available. Although the IRS may challenge all or part of that tax basis increase, and a court could sustain such a challenge by the IRS, these increases in tax basis, if sustained, may reduce the amount of tax that our subsidiaries would otherwise be required to pay in the future.

The tax receivable agreement provides for the payment by our subsidiaries to LFCM Holdings of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis and of certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. Our subsidiaries expect to benefit from the remaining 15% of cash savings, if any, in income tax that our subsidiaries realize. Any amount paid by our subsidiaries to LFCM Holdings will generally be distributed to the working members, including our named executive officers, in proportion to their goodwill interests underlying the working member interests held by or allocated to such persons immediately prior to the separation.

In order to mitigate the risk to us of an IRS challenge to the tax basis increase, 20% of each payment that would otherwise be made by our subsidiaries will be deposited into an escrow account until the expiration of the statute of limitations for the tax year to which the payment relates. In addition, if the IRS successfully challenges the tax basis increase, any subsequent payments our subsidiaries are required to make under the tax receivable agreement will be reduced accordingly. However, under no circumstances will our subsidiaries receive any reimbursements from LFCM Holdings or any of the holders of LFCM Holdings of amounts previously paid by our subsidiaries under the tax receivable agreement. As a result, under certain circumstances, our subsidiaries could make payments to LFCM Holdings under the tax receivable agreement in excess of our subsidiaries’ cash tax savings.

For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing our subsidiaries’ actual income and franchise tax liability to the amount of such taxes that our subsidiaries would have been required to pay had there been no increase in the tax basis of the tangible and intangible assets of Lazard Group attributable to our subsidiaries’ interest in Lazard Group as a result of the redemption and exchanges and had our subsidiaries not entered into the tax receivable agreement. The term of the tax receivable agreement commenced on May 10, 2005 and will continue until all such tax benefits have been utilized or expired, unless our subsidiaries exercise their right to terminate the tax receivable agreement for an amount based on an agreed value of payments remaining to be made under the agreement.

While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors, including the timing of exchanges, the extent to which such exchanges are taxable, the allocation of the step-up among the Lazard Group assets, and the amount and timing of our subsidiaries’ income, we expect that, as a result of the size of the increases in the tax basis of the tangible and intangible assets of Lazard Group attributable to our subsidiaries’ interest in Lazard Group, during the 24-year term of the tax receivable agreement, the payments that our subsidiaries may make to LFCM Holdings could be substantial. The cash savings that our subsidiaries would actually realize as a result of the increase in tax basis likely would be significantly less than this amount multiplied by our statutory tax rate due to a number of factors, including insufficient taxable income to absorb the increase in tax basis, the allocation of the increase in tax basis to foreign or non-amortizable assets, the impact of the increase in the tax basis on our ability to use foreign tax credits and the rules relating to the amortization of intangible assets. The tax receivable agreement requires approximately 85% of such cash savings, if any, to be paid to LFCM Holdings. Our ability to achieve benefits from any such increase, and the payments to be made under the agreement, will depend upon a number of factors, as discussed above, including the timing and amount of our future income. See “Risk Factors—Other Business Risks—Our subsidiaries will be required to pay LFCM Holdings most of the benefit relating to any additional tax depreciation or amortization deductions our subsidiaries may claim as a result of the tax basis step-up our subsidiaries receive in connection with the Company’s equity public offering and related transactions” in our 2011 Annual Report on Form 10-K.

There were no payments made under the tax receivable agreement in 2011.

LAZ-MD Holdings Stockholders’ Agreement

Members of LAZ-MD Holdings, consisting of the current and former working members of Lazard Group, including our managing directors and certain executive officers, have entered into a stockholders’ agreement with LAZ-MD Holdings and Lazard Ltd that addresses, among other things, LAZ-MD Holdings’ voting of its share of Class B common stock and registration rights in favor of the shareholders who are party to the agreement. Every working member at the time of the separation and recapitalization was offered the opportunity to become a party to the LAZ-MD Holdings stockholders’ agreement.

The LAZ-MD Holdings stockholders’ agreement will continue in effect until all LAZ-MD Holdings exchangeable interests have been exchanged for shares of Lazard Ltd’s common stock, and individual members of LAZ-MD Holdings will cease being party to the LAZ-MD Holdings stockholders’ agreement upon full exchange of his or her LAZ-MD Holdings exchangeable interests and underlying Lazard Group interests for Lazard Ltd’s common stock and such common stock is capable of resale generally under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”). The LAZ-MD Holdings stockholders’ agreement may be terminated on an earlier date by LAZ-MD Holdings members entitled to vote at least 66 2/3% of the aggregate voting power represented by the LAZ-MD Holdings members who are party to the LAZ-MD Holdings stockholders’ agreement. The LAZ-MD Holdings stockholders’ agreement generally may be amended at any time by a majority of the aggregate voting power represented by LAZ-MD Holdings members who are party to the LAZ-MD Holdings stockholders’ agreement.

On November 6, 2006, Lazard Group delivered to LAZ-MD Holdings an acknowledgement letter (the “acknowledgement letter”) modifying the terms of the retention agreements of persons party to the amended and restated LAZ-MD stockholders’ agreement who were at that time current managing directors. The modifications include Lazard Group’s agreement that, in the event that any such person shall become entitled to exchangeability immediately following the third anniversary of the initial equity public offering, or May 10, 2008, of his or her LAZ-MD Holdings exchangeable interests, that person will not forfeit the right to early exchangeability with respect to the first tranche of his or her LAZ-MD Holdings exchangeable interests if he or she breaches the restrictive covenants (i.e., non-compete and non-solicitation provisions) in the retention agreement of such individual (although shares in the second and third tranches that would otherwise become exchangeable would not be exchangeable until the eighth anniversary of our equity public offering (May 10, 2013) in such an instance). The terms of the acknowledgement letter were approved by our Board of Directors.

Registration Rights. On November 6, 2006, the LAZ-MD Holdings stockholders’ agreement was amended and restated. The amended and restated stockholders’ agreement modified in certain respects the terms of the registration rights granted to holders of the LAZ-MD Holdings exchangeable interests who are party to that agreement.

The amended and restated LAZ-MD Holdings stockholders’ agreement provides that the holders of shares of Lazard Ltd’s common stock already issued or to be issued upon exchange of the LAZ-MD Holdings exchangeable interests or the Lazard Group common membership interests currently held by LAZ-MD Holdings will be granted registration rights. These shares we refer to as “registrable securities,” and the holders of these registrable securities we refer to as “holders.” The holders are third-party beneficiaries for that purpose under the amended and restated LAZ-MD Holdings stockholders’ agreement, meaning that they will have the right to request LAZ-MD Holdings to compel Lazard Ltd to honor those obligations under the amended and restated LAZ-MD Holdings stockholders’ agreement.

The amended and restated LAZ-MD Holdings stockholders’ agreement provides that, after exchange for shares of Lazard Ltd’s common stock, each holder is entitled to unlimited “piggyback” registration rights, meaning that each holder can include his or her registrable securities in registration statements filed by Lazard Ltd, subject to certain limitations. Holders also have “demand” registration rights, meaning that, subject to certain limitations, after exchange for shares of Lazard Ltd’s common stock, they may require us to register the registrable securities held by them, provided that the minimum number of registrable securities necessary to effect a “demand” registration is the lesser of (1) the number of shares having a market value in excess of $50 million at such time (or $20 million after the ninth anniversary of our equity public offering (May 10, 2014)) or (2) 2,000,000 shares of our common stock. Lazard Ltd will pay the costs associated with all such registrations. Moreover, Lazard Ltd also will use its reasonable best efforts to file and make effective a registration statement on the third through the ninth anniversaries of the separation and recapitalization, in order to register registrable securities that were issued on those anniversaries or otherwise subject to continuing volume or transfer restrictions under Rule 144 of the Securities Act upon the exchange of the LAZ-MD Holdings exchangeable interests and the Lazard Group common membership interests, provided that the amount of registrable securities subject to such registration constitutes at least $50 million of shares of Lazard Ltd’s outstanding common stock.

Shares of our common stock will cease to be registrable securities upon the consummation of any sale of such shares pursuant to an effective registration statement or under Rule 144 of the Securities Act or when they become eligible for sale under Rule 144 of the Securities Act. However, any holder who has shares that would have been registrable securities but for their eligibility for sale under Rule 144 and who holds, in the aggregate, an amount of registrable securities with a market value in excess of $25 million of Lazard Ltd’s outstanding common stock will be entitled to continued demand, annual registration and piggyback registration rights as described above.

Any amendments to the registration rights provisions of the amended and restated stockholders’ agreement shall require the affirmative approval of holders holding two-thirds of the shares of Lazard Ltd common stock covered under the amended and restated stockholders’ agreement in addition to the consent of Lazard Ltd and

LAZ-MD Holdings, and any amendment that materially and adversely impacts the rights of any holder under the amended and restated stockholders’ agreement will also require the consent of such holder or it will not apply to such person unless such amendment applies to and affects the rights of all holders equally, regardless of whether or not such person is providing services to Lazard Ltd.

Each holder of registrable securities party to the amended and restated stockholders’ agreement may enforce his or her registration rights directly against Lazard Ltd, although LAZ-MD Holdings may elect to assume, seek and conduct the enforcement of any claims itself on behalf of such holder.

We expect that substantially all of Lazard Ltd’s common stock to be issued upon exchange of the LAZ-MD Holdings exchangeable interests will have the foregoing registration rights.

Voting Rights. Prior to any vote of our shareholders, the LAZ-MD Holdings stockholders’ agreement requires a separate, preliminary vote of the members of LAZ-MD Holdings who are party to the LAZ-MD Holdings stockholders’ agreement (either by a meeting or by proxy or written instruction of the members of LAZ-MD Holdings) on each matter upon which a vote of the shareholders is proposed to be taken. Pursuant to the LAZ-MD Holdings stockholders’ agreement, members of LAZ-MD Holdings holding LAZ-MD Holdings exchangeable interests who are party to that agreement are individually entitled to direct LAZ-MD Holdings how to vote their proportionate interest in Lazard Ltd’s Class B common stock on an as-if-exchanged basis. For example, if a current or former working member’s LAZ-MD Holdings exchangeable interests were exchangeable for 1,000 shares of Lazard Ltd’s common stock, that working member would be able to instruct LAZ-MD Holdings how to vote 1,000 of the votes represented by the Class B common stock. However, the LAZ-MD Holdings Board of Directors has the ability to vote the voting interest represented by the Class B common stock in its discretion if the LAZ-MD Holdings Board of Directors determines that it is in the best interests of LAZ-MD Holdings.

The votes under the Class B common stock that are associated with any current or former working member who does not direct LAZ-MD Holdings how to vote on a particular matter will be abstained from voting. The terms of the LAZ-MD Holdings stockholders’ agreement with respect to voting continue to apply to any party to the LAZ-MD Holdings stockholders’ agreement who receives Lazard Group common membership interests upon exchange of his or her LAZ-MD Holdings exchangeable interests, until such time as that holder exchanges all of his or her Lazard Group common membership interests for shares of Lazard Ltd’s common stock.

Certain Relationships with Our Directors, Executive Officers and Employees

Laurent Mignon, a member of our Board of Directors, is the Chief Executive Officer of Natixis. In April 2004, Lazard Group and Natixis (as the successor to IXIS Corporate & Investment Bank) entered into a cooperation arrangement to place and underwrite securities on the French capital markets under a common brand, “Lazard-Natixis” (formerly “Lazard-Ixis”), and cooperate in their respective origination, syndication, placement and other activities. This cooperation covers French listed companies exceeding a market capitalization of €500 million. On March 15, 2005, Lazard Group and Natixis expanded this arrangement into an exclusive arrangement within France. The cooperation arrangement was renewed on July 8, 2010 and will continue for an additional two year term until July 8, 2012. In 2011, the cooperation arrangement generated approximately $2.1 million of gross revenue for Lazard.

Audit Committee Report

The primary function of the Audit Committee (the “Committee”) is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Committee operates pursuant to a charter approved by our Board of Directors. Management is responsible for the Company’s financial statements, the overall reporting process and the system of internal controls, including internal control over financial reporting. The independent registered public accounting firm, or the independent auditor, is responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles in the United States of America and expressing an opinion on management’s annual assessment of internal control over financial reporting.

In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2011 with management and the independent auditor. The Committee has also discussed with the independent auditor the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) AU Section 380, Communication with Audit Committees. Finally, the Committee has received the written disclosures and the letter from the independent auditor required by PCAOB Rule 3526, Communications with Audit Committees Concerning Independence, has considered whether the provision of other non-audit services by the independent auditor to the Company is compatible with maintaining the independent auditor’s independence and has discussed with the independent auditor the auditor’s independence.

It is not the duty or responsibility of the Committee to conduct auditing or accounting reviews or procedures. In performing their oversight responsibility, members of the Committee rely without independent verification on the information provided to them, and on the representations made, by management and the independent auditor. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s considerations and discussions do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the financial statements are presented in accordance with generally accepted accounting principles.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the charter, the Committee recommended to our Board of Directors that the audited financial statements referred to above be included in Lazard’s Annual Report on Form 10-K for the year ended December 31, 2011 to be filed with the Securities and Exchange Commission.

Dated as of February 22, 2012

Audit Committee

Philip A. Laskawy, Steven J. Heyer and Hal S. Scott

ITEM 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2012 fiscal year, subject to shareholder ratification. Deloitte & Touche LLP will audit our consolidated financial statements for fiscal 2012 and perform other services. Deloitte & Touche LLP acted as Lazard’s independent registered public accounting firm for the year ended December 31, 2011. In addition to this appointment, shareholders are requested to authorize the Board of Directors of the Company, acting by the Audit Committee of the Company, to set the remuneration for Deloitte & Touche LLP for their audit of the Company for the year ended December 31, 2012. A Deloitte & Touche LLP representative will be present at the meeting, and will have an opportunity to make a statement and to answer your questions. The affirmative vote of a majority of the combined voting power of all of the shares of Lazard common stock present or represented and entitled to vote at the annual general meeting is required to ratify the appointment of Deloitte & Touche LLP. Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the ratification of Deloitte & Touche LLP. The Board recommends you vote FOR this proposal. If a majority of the votes cast on this matter are not cast in favor of the appointment of Deloitte & Touche LLP, the Board of Directors of the Company, in its discretion, may select another independent auditor as soon as possible.

Fees of Independent Registered Public Accounting Firm

For the fiscal years ended December 31, 2011 and 2010, fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates were as follows (in thousands of dollars):

Fees	2011	2010
Audit Fees for the audit of Lazard’s annual financial statements, the audit of the effectiveness of Lazard’s controls over financial reporting and reviews of the financial statements included in Lazard’s quarterly reports on Form 10-Q, including services in connection with statutory and regulatory filings or engagements	$6,555	$6,544

Audit-Related Fees, including fees for audits of employee benefit plans, computer and control related audit services, agreed-upon procedures, merger and acquisition assistance, regulatory and compliance reviews, fund audits and other accounting research services	$1,378	$834

Tax Fees for tax consulting and compliance services not related to the audit	$1,141	$995

All Other Fees	—	—

The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services provided by Deloitte & Touche LLP to Lazard and its subsidiaries. The policy provides the guidelines necessary to adhere to Lazard’s commitment to auditor independence and compliance with relevant laws, regulations and guidelines relating to auditor independence. The policy sets forth four categories of permitted services (Audit, Audit-Related, Tax and Other), listing the types of permitted services in each category. All of the permitted services require pre-approval by the Audit Committee. In lieu of Audit Committee pre-approval on an engagement-by-engagement basis, each category of permitted services, with reasonable detail as to the types of services contemplated, is pre-approved as part of the annual budget approval by the Audit Committee. Permitted services not contemplated during the budget process must be presented to the Audit Committee for approval prior to the commencement of the relevant engagement. The Audit Committee chair, or, if he is not available, any other member of the Committee, may grant approval for any such engagement if approval is required prior to the next scheduled meeting of the Committee. The Audit Committee is periodically presented with a report showing amounts billed by the independent auditor compared to the budget approvals for each of the categories of permitted services. All of the fees paid to Deloitte & Touche LLP in 2011 were pre-approved by the Audit Committee, and there were no services for which the de minimus exception permitted in certain circumstances under SEC rules was utilized.

ITEM 3

AN ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

The Board is committed to corporate governance best practices and recognizes the significant interest of shareholders in executive compensation matters. As required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing our shareholders with an opportunity to cast an advisory vote regarding the compensation of our named executive officers as disclosed on pages 18 to 49 of this proxy statement.

We believe that pay should be tied to performance, and we have implemented compensation programs designed to better align the interests of our named executive officers and employees with Company performance and maximize shareholder value. Our programs are designed to attract, retain and motivate executives and professionals of the highest level of quality and effectiveness. These compensation programs focus on rewarding the types of performance that increase shareholder value and drive shareholder returns, including growing revenue and reducing volatility, retaining clients, developing new client relationships, improving operational efficiency (including by managing compensation and non-compensation costs and expenses), returning cash to shareholders and managing risks. A substantial portion of each named executive officer’s total compensation is intended to be variable and delivered on a pay-for-performance basis. In allocating compensation to our named executive officers, managing directors and other senior professionals, the primary emphasis, in addition to our performance, is on each individual’s contribution to the Company, business unit performance and compensation recommendations of the individuals to whom participants report. Our compensation philosophy includes the following elements:

•

We link cash compensation to performance. The majority of cash compensation opportunity is based on Company and individual performance. Accordingly, the cash compensation paid to our named executive officers and employees as a group has fluctuated from year to year, reflecting the Company’s financial results.

•

We grant equity and other long-term incentive compensation with multi-year vesting horizons. The RSUs awarded to our named executive officers and employees and the Lazard Fund Interests awarded to Mr. Bhutani and other employees in 2012 generally vest approximately two or three years after the date of grant, subject to the executive’s or employee’s continued service with the Company. This aligns the interests of our named executive officers and employees with the interests of shareholders as the value that each individual realizes upon vesting depends on the long-term performance of our Class A common stock and, for certain individuals, including Mr. Bhutani, the value of certain Lazard investment funds. It also helps to retain our named executive officers and employees, giving shareholders the stability of highly productive, experienced management and employees. Furthermore, we apply a sliding scale to determine the percentage of an individual’s total compensation that is paid in the form of long-term incentive compensation awards. Our most senior employees receive the greatest percentage of their compensation in the form of long-term incentive awards (up to 60%, or 50% for some employees of our Asset Management business, including Mr. Bhutani, for 2011), which reflects that, through their greater responsibilities and authority, they have more opportunity to influence our stock price and, in the case of employees in our Asset Management business, performance of Lazard managed funds.

•

We develop new compensation instruments designed to enhance the link between incentive compensation and long-term performance. For the 2012 compensation cycle, the Compensation Committee adopted a new program under which it may grant a new form of at-risk performance based award, the LTIP, to establish another link between the payout of long-term incentive awards and the performance of our business, including relative to the performance of our peers. The LTIP program will subject 25% (based on the LTIPs vesting at the target level) of the total compensation payable to each of Messrs. Jacobs, Bucaille, Hoffman and Stern for a given year to full risk of loss, and the

Compensation Committee expects that a majority of their total compensation for a given year that is not in the form of LTIP awards will continue to be granted in the form of existing risk-based deferred compensation awards. The LTIP awards generally vest over two or three years based on the achievement of pre-determined performance criteria that align directly with our long-term strategy of driving shareholder returns. By linking vesting of the LTIPs awarded to these pre-determined performance criteria, measured based on financial information that is readily available to shareholders, we believe that we have advanced our goal of developing objective risk-based deferred compensation programs.

We believe that as a consequence of our prudent compensation governance procedures:

•

Compensation paid to the named executive officers has been reasonable relative to our comparator group. According to an analysis conducted by Hay Group in January 2012, the aggregate total direct compensation paid to our named executive officers (other than Mr. Castellano, who retired in early 2011 and whose compensation was not evaluated by Hay Group in this analysis) with respect to 2011 performance was appropriate in light of compensation levels of our comparator group.

•

Our awarded compensation ratio was substantially unchanged in 2011, notwithstanding a decline in our operating revenue and new investments that we made over the course of the year. In 2011, the ratio of our awarded compensation and benefits expense to operating revenue, or the awarded compensation ratio, was 61.7%. This was substantially unchanged from the awarded compensation ratio of 61.5% for 2010, notwithstanding the impact of the 5% decline in operating revenue over the same period and the new investments that we made in our Financial Advisory and Asset Management businesses during 2011. This also reflects a 5.3 percentage point decrease from the awarded compensation ratio of 67% for 2009. Notably, we maintained control on compensation deferrals and aggregate cash incentive compensation for 2011 decreased 21% from 2010. In addition, total incentive compensation for 2011 for each of our named executive officers who served in the same positions during 2010 and 2011 declined substantially from 2010 levels, in amounts ranging from approximately 27% to 42% of 2010 compensation levels. We remain committed to our long-term goal of limiting increases in our compensation expense, such that our compensation expense grows at a rate that is less than the rate of our revenue growth.

As this is an advisory vote, the result will not be binding on the Board, although our Compensation Committee, which is comprised solely of independent directors, will carefully consider the outcome of the vote when evaluating the effectiveness of our compensation policies and practices.

The Board believes that our current executive compensation program directly links executive compensation to our performance and that the awarding of long-term incentive compensation aligns the interests of our named executive officers with those of our shareholders. Therefore, the Board recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders of the Company vote on a non-binding, advisory basis FOR the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

Unless otherwise directed in the proxy, the persons named in the proxy will vote in favor of the foregoing resolution.

Shareholder Proposals and Nominations for the 2013 Annual General Meeting

Proxy Statement Proposals. Under the rules of the SEC, proposals that shareholders seek to have included in the proxy statement for our next annual general meeting of shareholders must be received by the Secretary of Lazard not later than November 16, 2012.

Other Proposals and Nominations. Our Bye-laws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in Lazard’s proxy statement for that meeting. Under our Bye-laws, nominations for director or other business proposals to be addressed at our next annual general meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of Lazard no later than the close of business on January 24, 2013, and not earlier than December 25, 2012. The notice must contain the information required by the Bye-laws.

These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice Bye-law provisions, subject to applicable rules of the SEC.

Annex A

Lazard Ltd

Standards of Director Independence

The Board has established these guidelines to assist it in determining whether or not directors qualify as “independent” pursuant to the guidelines and requirements set forth in the New York Stock Exchange’s Corporate Governance Rules. In each case, the Board will broadly consider all relevant facts and circumstances and shall apply the following standards (in accordance with the guidance, and subject to the exceptions, provided by the New York Stock Exchange in its Commentary to its Corporate Governance Rules):

1. Employment and commercial relationships affecting independence.

A. Current Relationships. A director will not be independent if: (i) the director is a current partner or current employee of Lazard’s internal or external auditor; (ii) an immediate family member of the director is a current partner of Lazard’s internal or external auditor; (iii) an immediate family member of the director is (a) a current employee of Lazard’s internal or external auditor and (b) participates in the internal or external auditor’s audit, assurance or tax compliance (but not tax planning) practice; (iv) the director is a current employee, or an immediate family member of the director is a current executive officer, of an entity that has made payments to, or received payments from, Lazard for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or (v) an immediate family member of the director is currently an executive officer of Lazard.

B. Relationships within Preceding Three Years. A director will not be independent if, within the preceding three years: (i) the director is or was an employee of Lazard; (ii) an immediate family member of the director is or was an executive officer of Lazard; (iii) the director or an immediate family member of the director (a) was (but no longer is) a partner or employee of Lazard’s internal or external auditor and (b) personally worked on Lazard’s audit within that time; (iv) the director or an immediate family member of the director received more than $100,000 in direct compensation in any twelve-month period from Lazard, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); or (v) a present Lazard executive officer is or was on the Compensation Committee of the Board of Directors of a company that concurrently employed the Lazard director or an immediate family member of the director as an executive officer.

2. Relationships not deemed material for purposes of director independence.

In addition to the provisions of Section 1 above, each of which must be fully satisfied with respect to each independent director, the Board must affirmatively determine that the director has no material relationship with Lazard. To assist the Board in this determination, and as permitted by the New York Stock Exchange’s Corporate Governance Rules, the Board has adopted the following categorical standards of relationships that are not considered material for purposes of determining a director’s independence. Any determination of independence for a director that does not meet these categorical standards will be based upon all relevant facts and circumstances and the Board shall disclose the basis for such determination in the Company’s proxy statement.

A. Equity Ownership. A relationship arising solely from a director’s ownership of an equity or limited partnership interest in a party that engages in a transaction with Lazard, so long as such director’s ownership interest does not exceed 5% of the total equity or partnership interests in that other party.

B. Director Status. A relationship arising solely from a director’s position as (i) director or advisory director (or similar position) of another company or for-profit corporation or organization that engages in a transaction with Lazard or (ii) director or trustee (or similar position) of a tax exempt organization that engages in a transaction with Lazard (other than a charitable contribution to that organization by Lazard).

A-1

C. Ordinary Course. A relationship arising solely from financial services transactions between Lazard and a company of which a director is an executive officer, employee or owner of 5% or more of the equity of that company, if such transactions are made in the ordinary course of business and on terms and conditions and under circumstances that are substantially similar to those prevailing at the time for companies with which Lazard has a comparable relationship and that do not have a director of Lazard serving as an executive officer.

D. Indebtedness. A relationship arising solely from a director’s status as an executive officer, employee or owner of 5% or more of the equity of a company to which Lazard is indebted at the end of Lazard’s preceding fiscal year, so long as the aggregate amount of the indebtedness of Lazard to such company is not in excess of 5% of Lazard’s total consolidated assets at the end of Lazard’s preceding fiscal year.

E. Charitable Contributions. The director serves as an officer, employee, director or trustee of a tax exempt organization, and the discretionary charitable contributions by Lazard to the organization are less than the greater of $1 million or 2% of the organization’s aggregate annual charitable receipts during the organization’s preceding fiscal year.

F. Personal Relationships. The director receives products or services (e.g., investment products or investment management services) from Lazard in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

G. Other. Any other relationship or transaction that is not covered by any of the standards listed above and in which the amount involved does not exceed $10,000 in any fiscal year shall not be deemed a material relationship or transaction that would cause a director not to be independent.

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YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Proxies submitted by internet or telephone must be received by 11:59 P.M. Eastern Daylight Time on April 23, 2012.

Lazard Ltd	INTERNET http://www.proxyvoting.com/laz Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card by mail.

WO# 21557

▼ FOLD AND DETACH HERE ▼

The Board of Directors recommends a vote “FOR ALL” with respect to the election of directors and “FOR” Items 2 and 3.	Please mark your votes as indicated in this example	☒
This proxy will be voted as directed, or if no direction is indicated, will be voted “FOR ALL” with respect to the election of directors and “FOR” Items 2 and 3.

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
Item 1. Election of Directors to the Lazard Ltd Board. Nominees: 01 Ashish Bhutani 02 Steven J. Heyer 03 Sylvia Jay 04 Vernon E. Jordon, Jr.	☐	☐	☐	Item 2.

Ratification of appointment of Deloitte & Touche LLP as Lazard Ltd’s independent registered public accounting firm for 2012 and authorization of Lazard Ltd’s Board of Directors, acting by the Audit Committee, to set their remuneration.

						☐ FOR	☐ AGAINST	☐ ABSTAIN
				Item 3.	Non-binding advisory vote regarding executive compensation.	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)					Please indicate if you plan to attend the 2012 Annual General Meeting of Shareholders of Lazard Ltd.	YES ☐
*Exceptions

	RESTRICTED AREA - SCAN LINE					Mark Here for Address Change or Comments SEE REVERSE		☐

Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate capacity in which you are signing.

Signature	Signature	Date

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

▼ FOLD AND DETACH HERE ▼

PROXY PROXY
LAZARD LTD
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2012 ANNUAL GENERAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Kenneth M. Jacobs, Alexander F. Stern and Scott D. Hoffman as proxies (each with power to act alone and with the power of substitution) of the undersigned to vote all shares which the undersigned would be entitled to vote at the Annual General Meeting of Shareholders of Lazard Ltd to be held on Tuesday, April 24, 2012 at 4:30 p.m. Eastern Daylight Time (5:30 p.m. Bermuda time), at the Tucker’s Point Hotel, 60 Tucker’s Point Drive, Harrington Sound, Bermuda and at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTIONS ARE MADE, THEY WILL BE VOTED FOR ITEMS 1, 2 AND 3. IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Address Change/Comments
(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

RESTRICTED AREA - SCAN LINE

(Continued and to be marked, dated and signed, on the other side)	WO# 21557

RESTRICTED AREA - SIGNATURE LINE